UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Telephone and Data Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If other than the Registrant)

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TELEPHONE AND DATA SYSTEMS, INC. 30 North LaSalle Street Suite 4000 Chicago, Illinois 60602 Phone: (312) 630-1900
April 19, 2024

Dear Shareholders
You are cordially invited to attend the 2024 annual meeting of shareholders ("2024 Annual Meeting") of Telephone and Data Systems, Inc. ("TDS" or the "Company") on Wednesday, May 22, 2024, at 9:00 a.m., Central Time, at Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois.
The formal Notice of the 2024 Annual Meeting of Shareholders and Proxy Statement ("2024 Proxy Statement") of our Board of Directors is attached. Also enclosed is our 2023 Annual Report to Shareholders ("2023 Annual Report"). At our 2024 Annual Meeting, shareholders are being asked to take the following actions:
1.     elect the director nominees named in the attached 2024 Proxy Statement;
2.     ratify the selection of independent registered public accountant for the current fiscal year;
3.     approve an amendment to the 2022 Long-Term Incentive Plan to authorize additional Common Shares available for issuance under the plan;
4.     approve, on an advisory basis, the compensation of our named executive officers as disclosed in the attached 2024 Proxy Statement (commonly known as "Say-on-Pay"); and
5.     consider a proposal submitted by a shareholder.
Your Board of Directors recommends a vote "FOR" its nominees for election as directors, "FOR" the proposal to ratify accountants, "FOR" the proposal to amend the 2022 Long-Term Incentive Plan, "FOR" approval of the Say-on-Pay proposal, and "AGAINST" the proposal submitted by a shareholder.
We would like to have as many shareholders as possible represented at the 2024 Annual Meeting. Therefore, whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card(s), or vote on the Internet in accordance with the instructions set forth on the proxy card(s).

Very truly yours,

LeRoy T. Carlson, Jr. President and Chief Executive Officer	Walter C. D. Carlson Chair of the Board

2023 was a dynamic year for the TDS Family of Businesses

Strategic actions designed to advance our mission
We made significant investments in 2023 aimed at strengthening our competitive position and furthering the efficiency of our operations. We are confident that the strategic actions we have taken will enable us to advance our mission of providing outstanding communications services to our customers and to meet the needs of our shareholders, our associates, and our communities.
Announced decision to initiate process to explore strategic alternatives for UScellular
In August, the boards of directors of TDS and UScellular decided to initiate a process to explore strategic alternatives for UScellular. At the time of this proxy’s printing, the review remains active and ongoing.
Loss of long-time board member Clarence Davis
It is with great sadness that we note the passing of long-time Board member Clarence A. Davis. Mr. Davis joined the Board in 2009 and provided outstanding and distinguished service to TDS. The TDS Board is grateful for his contributions and he will be missed.
Committed to our customers and our shareholders TDS strives to maintain a financially secure foundation for the enterprise. This allows each of our businesses to pursue growth opportunities and capital allocation priorities that are intended to strengthen their competitive positions, improve customer satisfaction and provide returns for our shareholders over time.
Thank-you to our shareholders for your continuing support of long-term growth strategies.

2024 Proxy Statement Summary

Annual Meeting Information
Time and Date	May 22, 2024 at 9:00 a.m. Central Time
Place	Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois 60603
Record Date	April 11, 2024
Webcast	www.tdsinc.com/events-and-presentations

Proposal 1—Director Nominees
Our Board of Directors has nominated 11 directors for election at the 2024 Annual Meeting (Proposal Item No. 1) beginning on page 6. Each of the nominees brings a broad range of experiences and skills to provide effective oversight of the Board. See biographies on pages 7-12. The Board of Directors unanimously recommends that you vote "FOR" the nominees.
Our 2024 Director Nominees

						Board Committee Composition
Name	Age	Gender	Race/Ethnicity	Director Since	Independent	AC	CHRC	CGNC	TAG
James W. Butman** President and CEO, TDS Telecommunications LLC (TDS Telecom), a wholly-owned subsidiary of TDS	66	M	W	2018
LeRoy T. Carlson, Jr.** President and CEO, TDS	77	M	W	1968				x	C
Letitia G. Carlson, MD** Physician and Clinical Professor at George Washington University Medical Faculty Associates	63	F	W	1996
Prudence E. Carlson** Private Investor	72	F	W	2008
Walter C. D. Carlson** Senior Counsel at Sidley Austin LLP	70	M	W	1981				C
Kimberly D. Dixon* Former Executive Vice President and Chief Operating Officer at FedEx Office	61	F	W	2017	x	x	x		x
Christopher D. O'Leary** Senior Advisor, Twin Ridge Capital Management	64	M	W	2006	x	x	C		x
George W. Off* Former Chair and CEO of Checkpoint Systems, Inc.	77	M	W	1997	x	C		x	x
Wade Oosterman* Former President, Bell Media and Vice Chair, BCE & Bell	63	M	W	2019	x	x	x
Vicki L. Villacrez** Executive Vice President and Chief Financial Officer of TDS	62	F	W	August 2023
Dirk S. Woessner* Senior Vice President at Warburg Pincus, LLC	55	M	W	2022	x		x
* To be elected by Common Shares ** To be elected by Series A Common Shares
M – Male; F – Female; W – White; C – Chair; AC – Audit Committee; CHRC – Compensation and Human Resources Committee; CGNC – Corporate Governance and Nominating Committee; TAG – Technology Advisory Group Committee.
i

TDS believes a well-balanced board is composed of a mix of professional backgrounds, ages, diversity attributes and tenure.
2024 Director Nominees
Managing the Company for long-term sustainability and growth
TDS is controlled by the family that founded the Company over 50 years ago. While we understand this structure is not typical for public companies in the United States, it has provided TDS the ability to make investments that may have longer-term benefits for all stakeholders, achieving business stability and a positive culture for our people.
The TDS Board is currently composed of 5 independent and 6 non-independent Board members. We believe this board structure is appropriate given the specific characteristics and circumstances of TDS, which are more fully described under "Corporate Governance - Board Leadership Structure" below.
An Engaged Board at December 31, 2023

i

Summary of Independent Director Board Skills
The table below summarizes the key skills of our independent directors as of December 31, 2023, that are most relevant to their board service. The fact that a specific skill is not designated does not mean the director does not possess that skill or expertise. The skills highlighted below are those reviewed by the Corporate Governance and Nominating Committee as part of its ongoing Board refreshment planning process.

	Senior Leadership	Sales and Marketing	Industry Experience	Risk/Financial	Public Company Boards	Global Perspective
Kimberly D. Dixon	x	x	x	x		x
Christopher D. O'Leary	x	x		x	x	x
George W. Off	x	x		x	x	x
Wade Oosterman	x	x	x	x	x	x
Dirk S. Woessner	x	x	x	x	x	x

Proposal 2—Independent Public Accountant
As a matter of good corporate governance and consistent with our past practices, we are requesting shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2024. The Board of Directors and Audit Committee unanimously recommends that you vote "FOR" this proposal.

Proposal 3—Approve an amendment to the TDS 2022 Long-Term Incentive Plan (the "2022 LTIP") to authorize additional Common Shares for issuance under the 2022 LTIP
The Board of Directors believes that equity awards align management's interest with those of shareholders. We are requesting shareholders to approve an amendment to the 2022 LTIP to authorize 7 million additional Common Shares available for issuance under the plan. The Board of Directors recommends that you vote "FOR" this proposal.

Proposal 4—Approve, on an advisory basis, the compensation of named executive officers ("Say-on-Pay")
Executive Compensation Programs
Our executive compensation programs are designed to attract and retain high quality executives. We believe that our compensation practices are transparent and reflect our commitment to align compensation with our business strategy and our short- and long-term performance.
Compensation Beliefs
•Compensation should be attractive and fiscally responsible
•Compensation is a mix of salary, cash bonuses and equity-based long-term incentive awards
•Performance share units are an important part of long-term equity mix
•Link individual compensation with attainment of business unit and individual performance goals
•Compensation programs designed to motivate executive officers to act in the long-term interests of TDS
•CHRC utilizes services of both an independent compensation consultant (Compensation Strategies) and TDS' compensation consultant (Willis Towers Watson)
•Few perquisites
The Board of Directors unanimously recommends that you vote "FOR" this proposal.

Proposal 5—Shareholder Proposal
As required by the rules of the SEC, the 2024 Proxy Statement includes a proposal submitted by a shareholder of TDS calling for the Board of Directors to take steps to adopt a plan for all of TDS' outstanding stock to have one vote per share. The Board of Directors unanimously recommends that you vote "AGAINST" this proposal.
Communicating with Board of Directors
Any interested party with germane matters can communicate with an individual director or the full Board of Directors by contacting TDS' Corporate Secretary at the address below.
How can I Contact TDS' Corporate Secretary?
You can contact her at Jane W. McCahon, Corporate Secretary, Telephone and Data Systems, Inc., 30 N. LaSalle Street, Suite 4000, Chicago, IL 60602 or at jane.mccahon@tdsinc.com.
Governance Documents
Governance documents, such as the Corporate Governance Guidelines, the Board committee charters, and the Officer & Director Code of Conduct can be found in the Corporate Governance section of www.tdsinc.com/governance/governance-documents.
These documents are also available at no cost by submitting a request in writing to the Corporate Secretary at the address above.

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS AND 2024 PROXY STATEMENT
TO THE SHAREHOLDERS OF
TELEPHONE AND DATA SYSTEMS, INC.
The 2024 Annual Meeting of Telephone and Data Systems, Inc., a Delaware corporation, will be held at Sidley Austin LLP, One South Dearborn, Chicago, Illinois on Wednesday, May 22, 2024, at 9:00 a.m., Central Time for the following purposes:
1.     To elect the director nominees named in this proxy statement.
2.     To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2024.
3.     To approve an amendment to the TDS 2022 LTIP to authorize an additional 7 million Common Shares available for issuance under the plan.
4.     To approve, on an advisory basis, the compensation of our named executive officers as disclosed herein (commonly known as "Say-on-Pay").
5.     If properly presented at the 2024 Annual Meeting, to consider and vote upon a proposal submitted by a shareholder of TDS calling for the Board of Directors to take steps to adopt a plan for all of TDS' outstanding stock to have one vote per share.
6.     To transact such other business as may properly be brought before the meeting or any postponement, adjournment or recess thereof by or at the direction of the Board of Directors.
Your Board of Directors recommends a vote "FOR" each of the nominees for election as directors, "FOR" the proposal to ratify accountants, "FOR" approval of an amendment to the 2022 Long-Term Incentive Plan, "FOR" approval of the Say-on-Pay proposal, and "AGAINST" the proposal submitted by a shareholder.
We have fixed the close of business on April 11, 2024, as the record date for the determination of shareholders entitled to notice of, and to vote at, the 2024 Annual Meeting or any postponement, adjournment or recess thereof.

TELEPHONE AND DATA SYSTEMS, INC.
2024 PROXY STATEMENT

We are first sending this Notice of the 2024 Annual Meeting of Shareholders and 2024 Proxy Statement and proxy card, together with our 2023 Annual Report, on or about April 19, 2024 to all stockholders.

QUESTIONS AND ANSWERS
The following are questions and answers relating to the actions being taken at the 2024 Annual Meeting and do not include all of the information that may be important to you. You should carefully read this entire Proxy Statement and not rely solely on the following questions and answers.
What matters are being presented at the 2024 Annual Meeting?
A summary of the matters being presented and important voting information is provided below:

Voting Matters	Board's Recommendations	Voting Options	Vote Required	Effect of Abstentions	Effect of Broker Non-Votes	Page Reference
1. Election of Directors • Four director nominees elected by holders of Common Shares • Seven director nominees elected by holders of Series A Common Shares	FOR all nominees	For or Withhold authority to vote for such director nominee	*	N/A	No effect	6
2. Ratify independent registered public accountants	FOR	For, Against, or Abstain	**	Will have the same effect as a vote against	N/A	22
3. Approve an amendment to the 2022 Long-Term Incentive Plan	FOR	For, Against, or Abstain	***	***	No effect	24
4. Approve, on an advisory basis, the compensation of named executive officers ("Say-on-Pay")	FOR	For, Against, or Abstain	**	Will have the same effect as a vote against	No effect	31
5. Proposal submitted by a shareholder	AGAINST	For, Against, or Abstain	**	Will have the same effect as a vote against	No effect	73
* Directors will be elected by a plurality of the votes cast by the class or group of shareholders entitled to vote in the election of such directors which are present in person or represented by proxy at the meeting and a withhold vote will have no legal effect in the election of the directors.
** The approval of Proposals 2, 4, and 5 will require the affirmative vote of the holders of stock having a majority of the votes which could be cast by the holders of all stock entitled to vote on the applicable proposal which are present in person or represented by proxy at the meeting.
***The approval of Proposal 3 will require the affirmative vote of the holders of stock having a majority of the votes which could be cast by the holders of all stock entitled to vote on this item which are present in person or represented by proxy at the meeting, and abstentions will have the same effect as a vote against this item. To be approved for purposes of the New York Stock Exchange ("NYSE") listing rules, Proposal 3 must receive the affirmative vote of the majority of votes cast with respect to this matter at the meeting, meaning the number of cast "for" must exceed the number of votes cast "against", and, for purposes of the NYSE standard, abstentions will have no effect.

Proposal 1—Election of Directors
Under TDS' Restated Certificate of Incorporation, as amended, the terms of all directors will expire at the 2024 Annual Meeting.
Holders of Series A Common Shares, voting as a group, will vote upon the election of seven directors. Your Board of Directors has nominated the following persons for election by the holders of Series A Common Shares: James W. Butman, LeRoy T. Carlson, Jr., Letitia G. Carlson, MD, Prudence E. Carlson, Walter C. D. Carlson, Christopher D. O'Leary, and Vicki L. Villacrez.
Holders of Common Shares will vote upon the election of four directors. Your Board of Directors has nominated the following persons for election by the holders of Common Shares: Kimberly D. Dixon, George W. Off, Wade Oosterman, and Dirk S. Woessner.
None of the nominees have been nominated pursuant to any agreement or other arrangement.
Proposal 2—Ratification of Independent Registered Public Accounting Firm for 2024
As a matter of good corporate governance and consistent with our past practices, shareholders are being asked to ratify PricewaterhouseCoopers LLP ("PwC") for the year ending December 31, 2024.
Proposal 3—Amendment to TDS 2022 LTIP to Authorize 7 Million Additional Common Shares Available for Issuance Under Plan
Shareholders are being asked to approve an amendment to the TDS 2022 LTIP to authorize 7 million additional Common Shares for issuance under the plan.
Proposal 4—Advisory Vote on Executive Compensation or "Say-on-Pay"
Shareholders are being asked to approve, on an advisory basis, the compensation of our named executive officers for 2023.
Proposal 5—Proposal Submitted by a Shareholder
In accordance with SEC rules, this 2024 Proxy Statement includes a proposal submitted by a shareholder of TDS calling for the Board of Directors to take steps to adopt a plan for all of TDS' outstanding stock to have one vote per share.
What is the record date for the meeting?
The close of business on April 11, 2024 is the record date for the determination of shareholders entitled to notice of, and to vote at, the 2024 Annual Meeting or any postponement, adjournment or recess thereof.
A complete list of shareholders entitled to vote at the Annual Meeting will be made available at the offices of TDS, 30 N. LaSalle Street, Suite 4000, Chicago, Illinois 60602, for examination by any shareholder, for any purpose germane to the 2024 Annual Meeting, during normal business hours in the ten days prior to the Annual Meeting.
How can I contact TDS' Corporate Secretary?
You can contact her at Jane W. McCahon, Corporate Secretary, Telephone and Data Systems, Inc., 30 N. LaSalle Street, Suite 4000, Chicago, Illinois 60602 or by email at jane.mccahon@tdsinc.com.
What shares of stock entitle holders to vote at the meeting?
The following classes of stock are entitled to vote at the meeting:
•Common Shares
•Series A Common Shares
The Common Shares are listed on the NYSE under the symbol "TDS".
There is generally no public trading of the Series A Common Shares but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.

What is the voting power of the outstanding shares in the election of directors as the record date?

Class of Stock	Outstanding Shares	Votes per Share	Voting Power	Total Number of Directors Elected by Voting Group and Standing for Election
Series A Common Shares	7,538,616	10	75,386,160	7
Common Shares	105,497,679	1	105,497,679	4
Total Directors				11
The holders of Common Shares will vote separately for four directors while the holders of Series A Common Shares will vote for seven other directors.
Director Voting Sunset Provision
As noted above, holders of Series A Common Shares and Common Shares currently vote for separate directors. However, pursuant to the Restated Charter, if the number of Series A Common Shares issued and outstanding at any time falls below 500,000, because of the conversion of Series A Common Shares into Common Shares or otherwise, the holders of Series A Common Shares would lose the right to vote as a separate class and thereafter the holders of Series A Common Shares, with ten votes per share, and the holders of Common Shares, with one vote per share, would vote as a single class in the election of all directors.
What is the voting power of the outstanding shares in matters other than the election of directors as of the record date?

Class of Stock	Outstanding Shares	Votes per Share	Total Voting Power	Percent
Series A Common Shares	7,538,616	10	75,386,160	56.7%
Common Shares	105,497,679	0.545350	57,533,159	43.3%
			132,919,319	100%
Pursuant to the Restated Certificate of Incorporation for TDS (the "Restated Charter"), which effected a reclassification of TDS shares during 2012 (the "Reclassification"), the aggregate voting power of Series A Common Shares and Common Shares in matters other than the election of directors was set at approximately 56.7% and 43.3%, respectively. The initial percentages will be adjusted under certain circumstances, except that the aggregate voting percentage of the Series A Common Shares cannot increase above the initial fixed percentage voting power of approximately 56.7%. The percentage could decrease because of the conversion of Series A Common Shares into Common Shares.
Based on shares outstanding on April 11, 2024, the per share voting power of the Common Shares for the 2024 Annual Meeting is 0.545350 votes per share, calculated pursuant to Section B.9 of Article IV of the Restated Charter. See the Restated Charter which explains how the relative voting percentages are calculated.
Voting Power Sunset Provision
The aggregate voting power of Series A Common Shares in matters other than the election of directors can be adjusted but cannot increase above approximately 56.7%. The percentage could decrease because of the conversion of Series A Common Shares into Common Shares or otherwise. The Restated Charter has a sunset provision for voting in matters other than the election of directors because, if a sufficient number of Series A Common Shares are converted into Common Shares, the voting power of Series A Common Shares could decline below 50%.

How does the TDS Voting Trust intend to vote?
The Voting Trust under Agreement dated June 30, 1989, as amended (the "TDS Voting Trust"), held 7,210,784 Series A Common Shares on the record date, representing approximately 95.7% of the Series A Common Shares. By reason of such holding, the TDS Voting Trust had the voting power to elect all of the directors to be elected by the holders of Series A Common Shares and had approximately 54.2% of the voting power with respect to matters other than the election of directors. The TDS Voting Trust also held 6,301,016 Common Shares on the record date, representing approximately 6.0% of the Common Shares. By reason of such holding, the TDS Voting Trust had approximately 6.0% of the voting power with respect to the election of directors elected by the holders of Common Shares and an additional 2.6% of the voting power in matters other than the election of directors. Accordingly, the TDS Voting Trust had an aggregate of 56.8% of the voting power in matters other than the election of directors.
The TDS Voting Trust has advised us that it intends to vote:
•FOR the Board of Directors' nominees for election by the holders of Series A Common Shares, and FOR the Board of Directors' nominees for election by the holders of Common Shares,
•FOR the proposal to ratify the selection of PwC as our independent registered public accounting firm for 2024,
•FOR the proposal to approve an amendment to TDS 2022 LTIP to authorize 7 million additional Common Shares for issuance under the plan,
•FOR the Say-on-Pay proposal, and
•AGAINST the shareholder proposal.
How do I vote?
Proxies are being requested from the holders of Common Shares in connection with the election of four directors in Proposal 1 and in connection with Proposals 2, 3, 4, and 5.
Proxies are being requested from the holders of Series A Common Shares in connection with the election of seven directors in Proposal 1 and in connection with Proposals 2, 3, 4, and 5.
Please sign, date and mail your proxy card(s) in the enclosed self-addressed envelope to Proxy Services, C/O Computershare Investor Services, PO Box 43101, Providence RI 02940-3101 or vote online using the control/identification number on your proxy card in accordance with the instructions set forth on the proxy card.
All properly voted and unrevoked proxies will be voted in the manner directed. If no voting direction is made, a properly submitted proxy will be voted FOR the election of the Board of Directors' nominees to serve as directors in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4 and AGAINST Proposal 5.
How will my shares be voted if I own shares through a broker?
If you are the beneficial owner of shares held in "street name" by a broker, bank, or other nominee ("broker"), such broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.
In the event that there are no contested matters at the meeting, the broker may be entitled to vote the shares on your behalf with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (in which case such shares will be treated as "broker non-votes"). In general, the ratification of auditors is considered a discretionary item. Matters such as the election of directors, votes on Say-on-Pay and shareholder proposals are non-discretionary items. In such cases, if your broker does not have specific or standing instructions, your shares will be treated as broker non-votes and may not be voted on such matters.
Accordingly, we urge you to provide instructions to your broker so that your votes may be counted on all matters. If your shares are held in street name, your broker will include a voting instruction form with this 2024 Proxy Statement. We strongly encourage you to vote your shares by following the instructions provided on the voting instruction form. Please return your voting instruction form to your broker and/or contact your broker to ensure that your shares are voted on your behalf.

What constitutes a quorum for the meeting?
A quorum is the minimum number of shares that must be represented at the Annual Meeting to conduct business at the Annual Meeting. A majority of the voting power of shares of capital stock of TDS in matters other than the election of directors and entitled to vote, represented in person or by proxy, will constitute a quorum to permit the 2024 Annual Meeting to proceed. Withheld votes, abstentions and any broker non-votes will be counted in establishing a quorum for the meeting.
In the election of directors, where a separate vote by a class or voting group is required, the holders of a majority of the votes of the stock of such class or group issued and outstanding and entitled to vote with respect to such director election, present in person or represented by proxy, will constitute a quorum with respect to such election. If all of the Series A Common Shares beneficially owned by the TDS Voting Trust are present in person or represented by proxy at the 2024 Annual Meeting, such shares will constitute a quorum at the Annual Meeting in connection with the election of directors by the holders of Series A Common Shares. If a quorum of the holders of Common Shares is not present at the time the 2024 Annual Meeting is convened, the chair of the meeting or holders of a majority of the voting power in matters other than the election of directors may adjourn the Annual Meeting with respect to all proposals or only with respect to the election of directors by the holders of Common Shares.
With respect to Proposals 2, 3, 4, and 5 the holders of a majority of the votes of the stock issued and outstanding and entitled to vote with respect to such proposals, present in person or represented by proxy, will constitute a quorum at the 2024 Annual Meeting.
What does it mean if I receive more than one proxy card?
If you hold multiple series of shares, or hold shares in multiple registrations, you will receive a proxy card for each such account. Please sign, date, and return all proxy cards you receive to ensure all of your shares are counted. If you choose to vote by Internet, please vote each proxy card you receive. Only your latest dated proxy for each account will be voted at the 2024 Annual Meeting.
Can I change my vote or revoke my proxy?
Yes. You can change your vote or revoke your proxy at any time before it is voted at the 2024 Annual Meeting by written notice to the Corporate Secretary of TDS, by voting a later-dated proxy or by ballot at the meeting. Only the latest dated proxy card you vote will be counted for voting purposes.
Shareholder List
Shareholders must contact TDS’ Corporate Secretary to make arrangements to view the complete list of shareholders entitled to vote at the 2024 Annual Meeting. This examination by any shareholder, for any purpose germane to the 2024 Annual Meeting, will only be during the ten-day period prior to the 2024 Annual Meeting.
Who should I call if I have any questions?
If you have any questions, or need assistance voting, please contact our proxy solicitor, MacKenzie Partners, Inc. Toll Free at (800) 322-2885, directly, at (212) 929-5500 or via email, at proxy@mackenziepartners.com.

PROPOSAL 1
ELECTION OF DIRECTORS
The terms of all directors will expire at the 2024 Annual Meeting. The Board of Directors' nominees are identified in the tables below. Each of the nominees has consented to be named in this 2024 Proxy Statement and serve if elected. The term of office of each director elected at the 2024 Annual Meeting shall expire at the next annual meeting of shareholders in 2025, and each director elected shall serve until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, removal or disqualification. The age of the following persons is as of the date of this 2024 Proxy Statement.
As a result of the untimely passing of Clarence A. Davis, a Board member who was previously elected to the Board by the holders of Common Shares at the 2023 Annual Meeting, there is currently a vacancy on our Board. The Board has nominated Kimberly D. Dixon, an incumbent director who was elected by the holders of the Series A Common Share at the 2023 Annual Meeting, for election as a director by the holders of Common Shares at the 2024 Annual Meeting. The Board of Directors is actively conducting a search for a twelfth board member. Proxies cannot be voted for a greater number of individuals than there are nominees.
To be Elected by Holders of Common Shares

Name	Age	Position with TDS and Current or Former Principal Occupation	Served as Director Since
Kimberly D. Dixon	61	Director of TDS and former Executive Vice President and Chief Operating Officer of FedEx Office	2017
George W. Off	77	Director of TDS, former Chair and Chief Executive Officer of Checkpoint Systems, Inc.	1997
Wade Oosterman	63	Director of TDS, former President, Bell Media and Vice Chair, BCE and Bell	2019
Dirk S. Woessner	55	Director of TDS, Senior Vice President at Warburg Pincus, LLC; former CEO of CompuGroup Medical S.E. & Co. KgAA; former CEO, Telecom Deutschland, Executive Board Member Deutsche Telekom AG	2022
Your Board of Directors unanimously recommends a vote "FOR" the election of each of the above nominees for election by the holders of Common Shares.
To be Elected by Holders of Series A Common Shares

Name	Age	Position with TDS and Current or Former Principal Occupation	Served as Director Since
James W. Butman	66	Director of TDS, President and Chief Executive Officer of TDS Telecom (a deemed executive officer of TDS)	2018
LeRoy T. Carlson, Jr.	77	Director and President and Chief Executive Officer of TDS	1968
Letitia G. Carlson, MD	63	Director of TDS, Physician and Clinical Professor at George Washington University Medical Faculty Associates	1996
Prudence E. Carlson	72	Director of TDS, Private Investor	2008
Walter C. D. Carlson	70	Director and non-executive Chair of the Board of TDS and Senior Counsel, Sidley Austin LLP	1981
Christopher D. O'Leary	64	Director of TDS, Senior Advisor, Twin Ridge Capital Management	2006
Vicki L. Villacrez	62	Director and Executive Vice President and Chief Financial Officer of TDS	August 2023
As further explained in our Form 8-K filed with the SEC on August 10, 2023, due to the announcement of the review of strategic alternatives of UScellular, Laurent C. Therivel resigned from the Board of Directors in August 2023 to focus on the UScellular business and was replaced by Vicki L. Villacrez.
Your Board of Directors unanimously recommends a vote "FOR" the election of each of the above nominees for election by the holders of Series A Common Shares.

The following highlights the biographical information for each Director nominee. We have included career highlights, key skills and experience, and public company board experience that we believe each Director nominee brings to the Board.
Nominees for Election by Holders of Common Shares

Kimberly D. Dixon Independent Director		Age: 61
Current Role: Private Investor		Director since 2017

Ms. Dixon brings substantial experience, expertise and qualifications from her previous executive leadership position at FedEx Office, a provider of logistics, transportation, and related business services, in addition to her many years of Board, Compensation and Human Resources, and Technology Advisory Group Committee experience. She has extensive operating and financial management experience. Ms. Dixon has experience in consumer and business marketing, sales and distribution strategies. Ms. Dixon also brings twenty years of experience in the telecommunications industry, and her experience in serving on the board of directors of James Avery Craftsman, Inc., a privately held jewelry designer, manufacturer and retailer. Further, her background and attributes bring diversity to the TDS Board of Directors. Ms. Dixon has a Bachelor of Science degree from Shippensburg University of Pennsylvania and an MBA from Pennsylvania State University. In 2018, Ms. Dixon was named a National Association of Corporate Directors (NACD) Governance Fellow. Ms. Dixon has also earned the CERT certificate in Cybersecurity Oversight issued by Carnegie Mellon University.

TDS Board Committees

Audit Committee

Compensation and Human Resources Committee

Technology Advisory Group Committee

Prior Business and other Experience

Executive Vice President and Chief Operating Officer of FedEx Office (2010 - 2021)

Sprint Nextel Corporation (1996-2010), including several executive leadership positions most recently as Senior Vice President, Consumer Sales and Distribution

Current Public Company Boards None	Former Public Company Boards None

George W. Off Independent Director		Age: 77
Current Role: Private Investor		Director since 1997

As the most senior independent director, Mr. Off brings substantial experience, expertise and qualifications as a director of TDS and plays an important role on the TDS Board. He has in depth institutional knowledge of TDS and provides important continuity to Board culture and functions, especially as TDS continues its board refreshment activities. He brings over four decades of experience in sales, marketing and management as a result of his senior leadership positions as a director and as chief executive officer and chair of Checkpoint Systems, Inc., a global company, and as a founder of Catalina Marketing Corporation. Because of the retail nature of the TDS businesses, the TDS Board of Directors believes that it is highly desirable to have a director with significant knowledge and experience in retail marketing, as well as significant, high-level experience in managing consumer businesses. In addition, Mr. Off has significant risk and financial experience as Chairperson of the TDS Audit Committee, a member of the CGNC and a former member of the CHRC for many years. Mr. Off has a Bachelor of Science degree in Mathematics from the Colorado School of Mines. Mr. Off has also earned the CERT certificate in Cybersecurity Oversight issued by Carnegie Mellon University.

TDS Board Committees

Audit Committee, Chairperson, Designated financial expert

Corporate Governance and Nominating Committee

Technology Advisory Group Committee

Prior Business and other Experience

Director, Infinian Mobile Commerce & Analytic Solutions (2011-2012)

Chief Executive Officer, Checkpoint Systems (2002-2009)

President and Chief Executive Officer, Catalina Marketing Corporation (1994-1998)

Current Public Company Boards None	Former Public Company Boards Checkpoint Systems (2002-2009) Catalina Marketing Corporation (1998-2000)

Wade Oosterman Independent Director		Age: 63
Current Role: Private Investor		Director since 2019

Mr. Oosterman brings substantial experience, expertise and qualifications gained in executive leadership roles at BCE, Canada’s largest communications provider, and other publicly traded communications companies over a 30 year period. Mr. Oosterman is currently President and CEO of Peyden Inc., a private investment company with holdings in real estate, media and technology. He has proven global expertise in the wireless, residential and small business segments, extensive background in media, including television, radio and digital and deep brand and marketing experience from Chief Brand Officer roles at BCE and other corporations. He has also developed a reputation as a leader in social and digital media, video streaming platforms, smart data and the Internet of Things. Mr. Oosterman holds a BA and a MBA from Western University.

TDS Board Committees

Audit Committee

Compensation and Human Resources Committee

Prior Business and other Experience

President, Bell Media and Vice Chair, Bell and BCE (2021 - 2023)

Enstream, Board member (2006-2023)

Virgin Mobile Canada, Board member (2006-2009) TELUS, Chief Marketing & Brand Officer; TELUS Mobility, Executive VP Sales & Marketing (2000-2005)

Clearnet Communications Inc., Executive VP Sales & Marketing (1987-2000)

Current Public Company Boards Stagwell, Inc., since 2020, Audit Committee, Chairman	Former Public Company Boards Ingram Micro (2013-2016), Audit Committee, Governance Committee, Human Resources Committee, Information Technology Committee Clearnet Communications Inc. (1987-2000)

Dirk S. Woessner Independent Director		Age: 55
Current Role: Senior Vice President at Warburg Pincus LLC, since 2023		Director since 2022

Mr. Woessner is Senior Vice President at Warburg Pincus LLC, a private equity firm. He is the former CEO of CompuGroup Medical SE & Co. KgAA, a provider of physician software, hospital software and e-health solutions worldwide. Mr. Woessner has substantial senior leadership experience with over 20 years in the global telecommunications industry having served in executive leadership positions with Deutsche Telekom AG and Rogers Communications. As a result of his experience with Deutsche Telekom and Rogers Communications, he brings substantial experience in sales, marketing, and service of fixed-network and mobile products for consumer and business customers. Mr. Woessner has a Masters in Chemistry from Technische University, Munchen Germany and a PhD in Chemistry from Humboldt University, Berlin, Germany.

TDS Board Committee

Compensation and Human Resources Committee

Prior Business and other Experience

CEO and Director CompuGroup Medical SE (2021-2022)

Significant leadership and operational experience with Deutsche Telecom AG (2018 – 2020, 2002 – 2015), including several executive leadership roles in management and sales

President, Consumer Business, Rogers Communications (2015 – 2017)

Current Public Company Boards None	Former Public Company Boards CompuGroup Medical SE (2021 – 2022) Deutsche Telekom AG (2018 – 2020)

Nominees for Election by Holders of Series A Common Shares

James W. Butman Non-Independent Director		Age: 66
Current Role: President and Chief Executive Officer of TDS Telecom		Director since 2018

Mr. Butman brings substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and industries in which they operate as a result of his leadership roles at TDS Telecom. He has extensive sales and marketing experience. He was appointed President and Chief Executive Officer of TDS Telecom on January 1, 2018. Prior to that, he was TDS Telecom's Chief Operating Officer since October 2016 and was its Group President of Marketing, Sales & Customer Operations from 2006 to 2016. As President and Chief Executive Officer of TDS Telecom, the Board of Directors considers it appropriate and beneficial for Mr. Butman to serve on the TDS Board of Directors to provide the Board with his views on strategy and operations of TDS Telecom and its businesses. Mr. Butman has a Bachelor of Business Administration in Finance from the University of Wisconsin—Eau Claire and an MBA in Finance from the University of Wisconsin—Madison.

Prior Business and other Experience

Significant leadership and operational experience since joining TDS Telecom in 1985 including several executive leadership roles in management, sales and marketing, and regulatory affairs.

Director of TDS Telecom

Current Public Company Boards UScellular, since January 2023	Former Public Company Boards None

LeRoy T. Carlson, Jr. President, CEO and Non-Independent Director		Age: 77
Current Role: TDS President, since 1981, and Chief Executive Officer, since 1986		Director since 1968

Mr. Carlson brings substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and the industries in which they operate as a result of his many years as an investor in TDS, a trustee of the TDS Voting Trust, a director and President and Chief Executive Officer of TDS, and a director and Chair of its two principal business units. As the senior executive officer of TDS and each of its business units, the Board of Directors considers it essential that Mr. Carlson serve on the TDS Board of Directors to provide the Board with his views on strategy and operations of TDS and its business units. In addition, as a shareholder with a significant economic stake in TDS, Mr. Carlson provides to the TDS Board of Directors the perspective of shareholders in managing and operating TDS in the long-term interests of shareholders. He also has experience as chairperson of TAG and a member of the CGNC. Mr. Carlson has an MBA from Harvard University and he is the brother of Walter C. D. Carlson, Letitia G. Carlson, M.D. and Prudence E. Carlson.

TDS Board Committees

Corporate Governance and Nominating Committee

Technology Advisory Group Committee, Chairperson

Prior Business and other Experience

Trustee of the TDS Voting Trust

TDS Telecom, Director and Chair

Current Public Company Boards UScellular, Chair, since 1989	Former Public Company Boards Aerial Communications American Paging

Letitia G. Carlson, MD, MPH, FACP Non-Independent Director		Age: 63
Current Role: Physician and Clinical Professor at George Washington University Medical Faculty Associates for more than five years		Director since 1996

Dr. Carlson brings substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and the industries in which they operate as a result of her many years as an investor in TDS, as a trustee of the TDS Voting Trust, and as a director of TDS. Further, her background and attributes bring diversity to the Board of Directors. In addition, as a shareholder with a significant economic stake in TDS, she provides to the TDS Board of Directors the perspective of shareholders in managing and operating TDS in the long-term interests of shareholders. Dr. Carlson has an MD from Harvard Medical School, a Master of Public Health (MPH) from George Washington University and is a Fellow of the American College of Physicians (FACP). Dr. Carlson is the sister of LeRoy T. Carlson, Jr., Walter C. D. Carlson and Prudence E. Carlson.		Prior Business and other Experience Trustee of the TDS Voting Trust
Current Public Company Boards None	Former Public Company Boards None

Prudence E. Carlson Non-Independent Director		Age: 72
Current Role: Private Investor		Director since 2008

Ms. Carlson brings to the TDS Board of Directors substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and the industries in which they operate as a result of her many years as an investor in TDS, as a trustee of the TDS Voting Trust, and as a director of TDS. Further, her background and attributes bring diversity to the Board of Directors. In addition, as a shareholder with a significant economic stake in TDS, Ms. Carlson provides to the TDS Board of Directors the perspective of shareholders in managing and operating TDS in the long-term interests of shareholders. Ms. Carlson has a Bachelor of Arts degree from Harvard University and is the sister of LeRoy T. Carlson, Jr., Walter C. D. Carlson and Letitia G. Carlson, M.D.		Prior Business and other Experience Trustee of the TDS Voting Trust
Current Public Company Boards None	Former Public Company Boards None

Walter C. D. Carlson Chair of the Board and Non-Independent Director		Age: 70
Current Role: Senior Counsel of the law firm Sidley Austin LLP and former partner there for more than five years.		Director since 1981, non-executive Chair of the Board since 2002

Mr. Carlson brings substantial experience, expertise and qualifications with respect to TDS and its subsidiaries and the industries in which they operate as a result of his many years as an investor in TDS, as a trustee of the TDS Voting Trust, as a director of TDS and UScellular, as Chair of the Board of TDS, and as a result of having represented many public and private corporate clients. In addition, as a shareholder with a significant economic stake in TDS, Mr. Carlson provides to the TDS Board of Directors the perspective of shareholders in managing and operating TDS in the long-term interests of shareholders. He also has experience as a member and the chairperson of the TDS Corporate Governance and Nominating Committee since 2004. Mr. Carlson has a J.D. from Harvard University. Walter C. D. Carlson is the brother of LeRoy T. Carlson, Jr., Letitia G. Carlson, M.D. and Prudence E. Carlson.		TDS Board Committee Corporate Governance and Nominating Committee, Chairperson Prior Business and other Experience Trustee of the TDS Voting Trust
Current Public Company Boards UScellular, since 1989	Former Public Company Boards Aerial Communications, Inc.

Christopher D. O'Leary Independent Director		Age: 64
Current Role: Senior Advisor, Twin Ridge Capital Management, since 2018		Director since 2006

Mr. O'Leary brings substantial experience, expertise and qualifications as a result of his many years as a director of TDS and as a result of his over 30 years of experience in marketing, management and operations. Mr. O'Leary is currently a Senior Advisor to Twin Ridge Capital Management, a private equity firm that seeks to invest in middle-market companies operating in food, food distribution, and other food-related companies. In addition, he has over 15 years of significant and high-level experience in management of large global businesses with a large number of employees, including dealing with businesses outside the U.S. Because of the competitive nature of the TDS businesses, the TDS Board of Directors believes that it is highly desirable to have a director with significant knowledge and experience in marketing and executive leadership. In addition, Mr. O'Leary has substantial risk and financial experience as a member of the CHRC since 2007 and its Chairperson since 2016, and member of the TDS Audit Committee since 2016. In January 2019, Mr. O'Leary was elected to the board of directors at Tupperware Brands Corporation and he was the Interim CEO from November 2019 to April 2020. Mr. O'Leary has an MBA from New York University Stern School of Business.

TDS Board Committees

Audit Committee

Compensation and Human Resources Committee, Chairperson since 2016

Technology Advisory Group Committee

Prior Business and other Experience

Senior Advisor at KKR (2017-2019)

Chief Operating Officer of General Mills International (2006-2016)

Previously president of the General Mills Meals Division, President of the General Mills Betty Crocker Division; and VP of Corporate Strategy and M&A; joined General Mills in 1997

Numerous roles at PepsiCo., Inc. culminating in CEO and President of Hostess, Frito-Lay, Inc. (1981-1997)

Current Public Company Boards Tupperware Brands Corporation, since 2019; Compensation Committee, Chairman; Nominating and Governance Committee; Audit Committee (2019)	Former Public Company Boards Newell Rubbermaid, member of Nominating/Governance Committee and Organizational Development & Compensation Committee

Vicki L. Villacrez Non-Independent Director		Age: 62
Current Role: Executive Vice President and Chief Financial Officer of TDS		Director since August 2023

Ms. Villacrez has significant experience with the telecommunications industry as a result of over thirty years at the TDS enterprise. She has substantial experience in finance, accounting, financial planning and strategic analysis. Ms. Villacrez is currently TDS’ Executive Vice President and CFO since 2022. She was previously Senior Financial Advisor of TDS from February 2022 to May 2022 and prior to that TDS Telecom’s Senior Vice President Finance and CFO since 2017 and TDS Telecom’s Vice President Finance and CFO between 2012 and 2017. Prior to that Ms. Villacrez held several financial leadership positions with growing responsibility at TDS, including leading Financial Analysis and Strategic Planning. Further, her background and attributes bring diversity to the Board of Directors. Ms. Villacrez has a bachelor's degree in accounting from Upper Iowa University and an MBA from Edgewood College. She is also a CPA.
Prior Business and other Experience Significant leadership and operational experience with TDS and its subsidiary TDS Telecom (1989-present), most recently TDS Telecom's Senior Vice President and CFO
Current Public Company Boards UScellular, since 2022	Former Public Company Boards None

CORPORATE GOVERNANCE
Board of Directors
The business and affairs of TDS are managed by or under the direction of the Board of Directors. The Board of Directors currently consists of eleven members.
Board Leadership Structure
Under our leadership structure, the same person does not serve as both the Chief Executive Officer and Chair of the Board. Walter C. D. Carlson, who is not an employee or officer of TDS, serves as the non-executive Chair of the Board and presides over meetings of the full Board of Directors. LeRoy T. Carlson, Jr., who is an officer and employee of TDS, serves as President and Chief Executive Officer and is responsible for day-to-day leadership and performance of TDS. LeRoy T. Carlson, Jr. and Walter C. D. Carlson are both trustees of the TDS Voting Trust. TDS has determined that this leadership structure is appropriate given the specific characteristics and circumstances of TDS. In particular, TDS considers it appropriate to separate the roles of President and Chief Executive Officer and Chair of the Board in order to separate the executive who is primarily responsible for the performance of the Company from the person who presides over board meetings at which performance of TDS is evaluated. Additionally, TDS believes that its leadership structure facilitates risk oversight because the role of the President and Chief Executive Officer, who has primary operating responsibility to assess and manage TDS' exposure to risk, is separated from the role of the Chair of the Board, who sets the agenda for and presides over Board of Directors' meetings at which the TDS Board exercises its oversight responsibility with respect to risk.
While the full Board of Directors and the CGNC have discussed the possibility of naming an independent lead director, the Board has decided not to do so at the present time because it values both the flexibility and functionality of allowing any of the independent Board members to assume the lead role depending on the expertise that is most relevant to the specific circumstances.
Risk Oversight
The TDS Board of Directors is primarily responsible for oversight of the risk assessment and risk management process of TDS. Although the TDS Board of Directors can delegate this responsibility to Board committees, the TDS Board has not done so, and continues to have full responsibility relating to risk oversight, including cybersecurity and Environmental, Social and Governance ("ESG") matters. Although the TDS Board of Directors has oversight responsibilities, the actual risk assessment and risk management is carried out by the President and Chief Executive Officer and other officers of TDS and reported to the Board.
TDS has established an Enterprise Risk Management (ERM) program, which applies to TDS and all of its business units. This program was designed with the assistance of an outside consultant and is integrated into TDS' existing management and strategic planning processes. The ERM program provides a common enterprise-wide language and discipline around risk identification, quantification and mitigation. The TDS Board of Directors receives periodic updates about the status and progress of this ERM program and takes action to the extent appropriate based on such updates.
Although the TDS Board of Directors has ultimate oversight authority over risk and has not delegated such responsibility to any committees, certain TDS committees also have certain responsibilities relating to risk.
Under NYSE listing standards, and as set forth in its charter, the Audit Committee reviews TDS' major financial and operational risk exposures and the steps management has taken to monitor and control such exposures in connection with its review of financial statements and related matters on a quarterly basis.
In addition, as part of the ERM program, the Audit Committee reviews guidelines and policies to govern the process by which risk assessment and risk management are handled. The Audit Committee receives updates and reviews policies with respect to risk assessment and risk management on a regular basis.
In addition, in connection with the functions of the CHRC relating to the compensation of the executive officers of TDS (other than executive officers of UScellular), the CHRC considers risks relating to the compensation of executive officers of TDS in addition to its responsibilities with respect to long-term compensation for all employees, which is discussed below under "Risks from Compensation Policies and Practices".
Also, the CGNC may consider certain risks in connection with its responsibilities relating to corporate governance and director nominations.
TDS has established a Technology Advisory Group (TAG). The TAG enhances the Board’s risk oversight through its review of technologies the Company is investing in and through discussion of potential technology disruptions. Related to this, the TDS Board of Directors established a TAG Committee that consists of directors who participate in the TAG.

Board Oversight of Cybersecurity
TDS continues to manage its evolving cybersecurity risks through ongoing investments in its security program and active monitoring of security risks. The TDS Board of Directors continues to believe that the full Board should be responsible for cybersecurity, informed by senior management responsible for identifying and responding to risks. In order to improve understanding of risk posture, TDS leverages internal audit and external third parties to perform assessments and tests of security controls. In addition, TDS conducts regular cyber incident simulations to ensure preparedness.
The TDS Board of Directors receive enhanced Board reporting on cybersecurity issues, in addition to the annual updates regarding TDS' assessment of threats and mitigation plans. The Audit Committee exercises oversight over control-related cybersecurity risks and mitigation plans and receives updates at least bi-annually. Cybersecurity is also discussed at the Technology Advisory Group Committee as warranted. In 2023 this included education specifically related to data backup and recovery across the enterprise and Artificial Intelligence (AI).
Continuing Board Education in Cyber-Risk Oversight
Kimberly D. Dixon and George W. Off have both completed and earned the CERT Certificate in Cybersecurity Oversight issued by the CERT Division of the Software Engineering Institute at Carnegie Mellon University.
The program is designed to help directors enhance their cybersecurity literacy and strengthen the Board's role in overseeing the organization's cyber preparedness.
Board and Committee ESG Oversight
TDS continues to believe that ESG oversight is the responsibility of the full Board of Directors. The full Board receives a formal ESG presentation annually, along with quarterly updates.
Additionally, certain committees address ESG matters within their respective areas of responsibility:
•The Audit Committee oversees the Company's risk identification and management strategies, including those related to ESG topics like data protection and cybersecurity. The Audit Committee also reviews procedures and processes to ensure the accuracy of its material disclosures and reporting related to ESG matters.
•The CHRC is responsible for human resources matters like talent development, executive succession planning, culture, and diversity, equity and inclusion.
•The CGNC provides oversight of climate and sustainability strategy and initiatives.
ESG Aligns With Our Corporate Values
Corporate responsibility has been a hallmark of the TDS family of companies since our founding over 50 years ago. From the beginning, TDS has been committed to bridging the digital divide by connecting underserved communities through a variety of telecommunications services. TDS strives to enhance the lives of its customers and associates, while serving as a good steward of the environment and enacting governance practices that align with our corporate values.
Our commitment to ESG continues to evolve. In its 2022 ESG Report, the Company reported for the first time its Scope 1 and Scope 2 greenhouse gas emissions across the TDS Family of Companies. Additionally, we remain focused on important ESG topics such as human capital management, safeguarding our networks and services through cybersecurity programs, designing reliable and redundant networks and protecting customer privacy. A copy of TDS' ESG Report is available on TDS' website, www.tdsinc.com, under ESG. The ESG Report is not incorporated by reference into this Proxy Statement or considered part of this document. TDS has continued to publish its Sustainability Accounting Standards Board (SASB) and Global Reporting Initiative (GRI) frameworks, along with its annual ESG report.
CHRC Provides Oversight of Human Resources and Human Capital Management
The culture at TDS starts with taking care of its people. TDS provides a competitive wage and benefits package, a safe workplace, and an environment where associates feel engaged and a sense of belonging. TDS regularly surveys its associates – those surveys have consistently shown that associates have strong engagement and high overall job satisfaction.
Diversity, Equity, and Inclusion
TDS wants each associate to make a meaningful contribution to the Company and leverages strong diversity and inclusion efforts to harness the talent and potential of its associates for the benefit of the Company. These efforts strive to value and connect people with diverse perspectives, amplify a diverse range of voices, and enable business performance through strategic collaboration. TDS is committed to demonstrating equity and fairness through the inclusion of diverse associates, customers, and suppliers. TDS sponsors Associate Resource Groups to promote dynamic community experiences that align with TDS’ vision and values, increase associate engagement and empowerment, and support professional development. TDS endeavors to encourage a broad diversity of thoughts, ideas and the innovation needed to move the business forward.

Training
Since its founding, TDS has been committed to associate development, including for emerging and existing leaders, which is critical to its success. TDS provides job specific, diversity and inclusion, safety, and fraud awareness training for all associates – and also offers programs that further develop its associates including educational assistance, developmental assignments, and mentoring programs.
Community
TDS is committed to supporting and enhancing the communities it serves through local and philanthropic initiatives that enrich the lives of those living where it operates and where its associates live, work and play. This includes a focus on addressing gaps in STEM education by connecting tomorrow’s innovators with the resources they need today to help shape their future opportunities. TDS is addressing the digital divide and providing critical resources in local communities, and encourages associates to volunteer and support local organizations and community groups. Local communities are at the center of TDS’ businesses, and TDS takes great pride in giving back to the people and places that contribute to its sustainability and long-term success.
Director Independence and New York Stock Exchange Listing Standards
TDS Common Shares are listed on the NYSE and are subject to its listing standards.
TDS is a "controlled company" as defined by the NYSE because over 50% of the voting power for the election of directors of TDS is held by the trustees of the TDS Voting Trust (i.e., the TDS Voting Trust has over 90% of the voting power in the election of directors elected by the holders of Series A Common Shares and thus has the voting power to elect over 50% of our directors). Accordingly, TDS is exempt from certain NYSE listing standards that require listed companies that are not controlled companies to (i) have a board composed of a majority of directors who qualify as independent, (ii) have a compensation committee composed entirely of directors who qualify as independent, and (iii) have a nominating/corporate governance committee composed entirely of directors who qualify as independent.
Although not required under this exemption, TDS maintains a CHRC composed entirely of independent directors and has established the CGNC. The TDS Board of Directors affirmatively determined that directors Kimberly D. Dixon, George W. Off, Wade Oosterman, Christopher D. O'Leary, and Dirk S. Woessner, qualify as independent directors under the listing standards of the NYSE. As a result, five of the eleven directors, or 45% of the directors, qualify as independent under the listing standards of the NYSE.
Meetings of Board of Directors
The strategic alternatives review for UScellular increased the number of Board meetings TDS had during 2023. The Board of Directors held fourteen meetings during 2023, of which five were regularly scheduled and nine were special Board meetings. Each director attended at least 75% of the total number of Board meetings and 75% of their respective committee meetings (at which time such person was a director or committee member).
Corporate Governance Guidelines
TDS has adopted Corporate Governance Guidelines that can be found on TDS' website, www.tdsinc.com, under Governance—Governance Documents—Governance Guidelines.
Management Succession Planning
Our Board of Directors recognizes that one of its most important duties is to oversee the development of executive talent and ensure continuity at TDS. The TDS Vice President-Human Resources Development takes the lead in overseeing succession planning and assignments to key leadership positions, and regularly reports to the full Board during executive sessions.
In the event of the sudden absence of the President and CEO or in the event of his inability or refusal to act as President and CEO or in the event of his death, resignation, removal or disqualification (a "permanent absence"), the Chair of the Board will, automatically and without any action on the part of the Board of Directors or otherwise, succeed to and perform the duties of the President and CEO and, when so acting, will have all the powers of and be subject to all the restrictions placed upon the President and CEO set forth in the Company's Bylaws. In the event of the permanent absence of both such persons, the vacancy in the position of President and CEO will be filled with a person who is selected by the Board of Directors.

Board Evaluation
TDS conducts an annual board self-assessment. The assessment is conducted by the Vice President—Corporate Secretary. All Directors are interviewed and topics include matters relating to board oversight, board composition, committee structure, board succession planning, along with board meeting logistics. Additionally, director skills, background, and characteristics are discussed. Discussions have been open, candid and frank. Self-assessment results are discussed both quantitatively and qualitatively with the Corporate Governance and Nominating Committee and the full Board.
Similarly, each committee of the Board of Directors evaluated its performance and effectiveness in 2023.

Corporate Governance and Nominating Committee (CGNC)
Meetings in Fiscal 2023: 4
Members: Walter C. D. Carlson (Chair), LeRoy T. Carlson, Jr., George W. Off [I]
Responsible for:
● advising the Board of Directors on corporate governance matters
● developing and recommending Corporate Governance Guidelines
● developing selection objectives and overseeing searches for qualified individuals to serve on the Board of Directors
● performing functions outlined in the CGNC Charter, which includes certain ESG matters
● receiving and discussing shareholder feedback
[I] - Independent under NYSE standards
Under NYSE listing standards, a controlled company is not required to have a CGNC. In addition, if a controlled company voluntarily establishes a CGNC, it is not required to be composed entirely of independent directors. TDS voluntarily established a CGNC. A copy of the committee charter is available on TDS' website, www.tdsinc.com, under Governance—Committee Composition—Corporate Governance and Nominating Committee Charter.

Audit Committee
Meetings in Fiscal 2023: 10
Members: George W. Off (Chair)[FE], Kimberly D. Dixon, Christopher D. O'Leary, Wade Oosterman
Responsible for:
● assisting the Board of Directors in oversight of:
• the integrity of financial statements
• compliance with legal and regulatory matters
• the registered public accounting firm's qualifications and independence
• the performance of the internal audit function and registered public accounting firm
● preparing an audit committee report
● reviewing related party transactions
● performing functions outlined in Audit Committee Charter
[FE] - Audit Committee Financial Expert as defined by the SEC
Each member qualifies as independent under NYSE standards and Section 10A-3 that is applicable only to Audit Committee members. A copy of the Audit Committee charter is available on TDS' website, www.tdsinc.com, under Governance—Committee Composition—Audit Committee Charter.
Pre-Approval Procedures
The Audit Committee has adopted a policy pursuant to which all audit and non-audit services provided by TDS' principal independent registered public accounting firm must be pre-approved by the Audit Committee, consistent with the requirements of the Sarbanes Oxley Act of 2002 and rules issued thereunder.

Compensation and Human Resources Committee
Meetings in Fiscal 2023: 6
Members: Christopher D. O'Leary (Chair), Kimberly D. Dixon, Wade Oosterman and Dirk Woessner
Responsible for:
● overseeing compensation of TDS executive officers, other than executive officers of UScellular or any of its subsidiaries
• Includes salary, bonus, long-term compensation and all other compensation
● reviewing and recommending to the Board of Directors the Long-Term Incentive Plans
● performing functions outlined in CHRC Charter
● utilizing services of an independent compensation consultant
Each member qualifies as independent under NYSE standards
The CHRC charter was expanded in 2021 to include oversight of human resources matters including talent development, social responsibility, executive succession planning, diversity, equity and inclusion, and culture.
Although not required to do so under NYSE listing standards because it is a controlled company, TDS has voluntarily established a CHRC comprised solely of directors who qualify as independent under the rules of the NYSE.
Even though the CHRC charter permits it to delegate some or all of the administration of the long-term incentive plans, the CHRC has not delegated any of its authority with respect to any of the officers identified in the below Summary Compensation Table.
The CHRC does not approve director compensation. It is the view of the TDS Board of Directors that this should be the responsibility of the full Board of Directors. Only non-employee directors receive compensation in their capacity as directors and, as a result, the view of the TDS Board of Directors is that all directors should participate in such compensation decisions, rather than only some or all of the non-employee directors.
A copy of the charter of the CHRC is available on TDS' website, www.tdsinc.com, under Governance—Committee Composition—Compensation and Human Resources Committee Charter.

Technology Advisory Group (TAG) Committee
Meetings in Fiscal 2023: 4
Members: LeRoy T. Carlson, Jr. (Chair), Kimberly D. Dixon, George W. Off, Christopher D. O'Leary
● Responsible for reviewing, monitoring and informing the Board of Directors on current and future technologies and related matters affecting TDS business units and its customers, along with its competitors and their customers

● The TAG Committee does not have authority to take action with respect to any technology matter, but serves solely in an informational and advisory role
● TAG Committee members are also members of the Technology Advisory Group which also includes representatives of TDS and UScellular management as well as TAG Committee members from UScellular's Board of Directors

The TAG Committee does not have a charter. The responsibilities of the TAG Committee, as generally described above, are set forth in full in the resolutions of the Board establishing such committee.
Director Nomination Process
The CGNC charter provides that the committee will develop selection objectives and oversee the search for qualified individuals to serve on the Board of Directors and recommend to the Board of Directors prospective nominees and the re-nomination of incumbent directors. The committee does not nominate directors. The entire Board of Directors determines whether to nominate prospective nominees and re-nominate incumbent directors.
TDS believes good governance begins with an engaged and diverse board. TDS also believes that it is desirable for a board to have directors who can bring the benefit of diverse backgrounds, experience, skills, education, attributes and other characteristics to permit the board to have a variety of views and insights. TDS does not have any specific, minimum qualifications that the Board believes must be met by a nominee for a position on the TDS Board of Directors. The TDS Board believes that substantial judgment, diligence and care are required to identify and select qualified persons as directors. The TDS Board has consistently sought to nominate to the Board of Directors eminently qualified individuals whom the Board believes would provide substantial benefit and guidance to TDS.

The CGNC considers, as reflected in TDS' Code of Business Conduct, that TDS values diversity and does not discriminate on the basis of gender, age, race, color, sexual orientation, religion, ancestry, national origin, marital status, disability, military or veteran status or citizenship status. In considering whether to recommend that individuals be nominated as director candidates, the CGNC takes into account all facts and circumstances, including diversity. Women comprise more than one-third of the current Board.
TDS does not have a formal policy with regard to the consideration of any director candidates recommended by shareholders. However, because the TDS Voting Trust has over 90% of the voting power in the election of directors elected by the holders of Series A Common Shares, nominations of directors for election by the holders of Series A Common Shares are based on the recommendation of the trustees of the TDS Voting Trust. With respect to candidates for director to be elected by the holders of Common Shares, the CGNC and/or the TDS Board may from time to time informally consider candidates recommended by shareholders that hold a significant number of Common Shares. Shareholders that desire to nominate directors must follow the procedures set forth in TDS' Bylaws.
TDS will generally utilize a search firm to identify and evaluate or assist in identifying and evaluating potential candidates for election as directors and has engaged a search firm for its current search for a twelfth board member.
Considering the importance of Federal Communications Commission ("FCC") licenses to TDS, the TDS Bylaws provide that a person will not be eligible to serve or to continue to serve as a director unless he or she is eligible to serve as a director of a company that controls licenses granted by the FCC, as determined by the TDS CGNC or the Board of Directors with the advice of counsel. Another qualification requirement provides that a person will not be eligible to serve or to continue to serve as a director if he or she is or becomes affiliated with, employed by or a representative of, or has or acquires a material personal involvement with, or material financial interest in, a Business Competitor (as defined in the TDS Bylaws), as determined by the TDS CGNC or the Board of Directors. Another qualification requirement provides that a person will not be eligible to serve or to continue to serve as a director if, as determined by the TDS CGNC or the Board of Directors with the advice of counsel, (i) such person's election as a director would violate federal, state or foreign law or applicable stock exchange requirements (other than those related to independence) or (ii) such person has been convicted, including a plea of guilty or nolo contendere, of any felony, or of any misdemeanor involving moral turpitude.
•The CGNC identifies and reviews the desired experience, skills, backgrounds, and characteristics of potential new board members.
•In its annual Board assessment, the full Board of Directors considers its composition and discusses expertise that may be needed in the future.
•The CGNC and the full Board of Directors also consider the appropriate composition of each of the committees of the Board of Directors.
Taking into account the above matters, as well as TDS' business and structure, the CGNC embarked on board refreshment in 2017 with Kimberly D. Dixon replacing Herbert S. Wander and then again in 2019, with Wade Oosterman replacing Mitchell H. Saranow. Most recently TDS refreshed the board in 2022 by adding Dirk S. Woessner.
Additionally in 2018 James W. Butman was elected to the Board of Directors, replacing David A. Wittwer who retired from TDS Telecom, in 2020 Laurent C. Therivel was appointed to the Board, replacing Kenneth R. Meyers who retired from UScellular, and in 2023 Vicki L. Villacrez was appointed to the Board, replacing Laurent C. Therivel who left the board to focus on UScellular matters and on the UScellular strategic review process.
In December 2023, Clarence A. Davis, a member of the Board since 2009, passed away. The Board and TDS are deeply saddened by the loss of Mr. Davis, who made invaluable contributions to our Company during his tenure.

How TDS Thinks About Board Tenure
TDS has placed significant emphasis on Board refreshment over the past several years, with the goal of bringing fresh and relevant experience and perspectives while retaining key expertise and institutional knowledge. TDS believes that a well-functioning board should have a mix of short, medium and long tenured directors and that through its actions over the past several years, it has reached an effective mix of tenure for its non-Voting Trust directors. With TDS' current slate of directors it will have added three new directors in the past 5 years which, not including the four trustees of the Voting Trust, has held average tenure of the Board at nine years since 2019. TDS believes it is appropriate to exclude the Voting Trust director tenure from the calculation of average Board tenure in light of the controlled company status.
Shareholder Engagement
The TDS Board of Directors and management value the views of its shareholders and are committed to doing what is in the best interests of all stakeholders over the long term.
TDS has been conducting its annual shareholder engagement program with respect to corporate governance, ESG and executive compensation programs since 2014. Discussions are intended to occur outside of the proxy season and a presentation is prepared as background for discussions. The engagement team is led by the Vice President - Corporate Secretary and Vice President - Corporate Relations.
Feedback from those engagements have led to a number of changes including:

•Issuance of Performance Share Units	•Publishing of our EEO-1 reports
•Board Refreshment	•Further reporting on our ESG program
•Independent Board member skills matrix
In addition, TDS speaks with its shareholders throughout the year. Quarterly, we conduct earnings conference calls and we participate in investor conferences and hold one-on-one meetings with existing and potential shareholders. Also, senior management and all directors are encouraged to attend the Annual Meeting of Shareholders, where shareholders have the opportunity to make comments and ask questions.
TDS' Investor Relations department is the key point of contact for shareholder interaction. Shareholders may access information about TDS and obtain contact information through the Investor Relations section of our website, www.tdsinc.com.
Shareholder Communication with Directors
Shareholders or other interested parties may send germane communications to the TDS Board of Directors, to the Chair of the Board, to the non-management or independent directors or to specified individual directors of TDS at any time. Shareholders or other interested parties should direct their communication to such persons or group in care of the Corporate Secretary of TDS at TDS' corporate headquarters, 30 N. LaSalle St., Suite 4000, Chicago, IL 60602 or by email to our Corporate Secretary at jane.mccahon@tdsinc.com. Any germane shareholder or other communications that are addressed to the Board of Directors, the Chair of the Board, the non-management or independent directors or specified individual directors will be delivered by the Corporate Secretary of TDS to such persons or group.
For more information, see the instructions on TDS' website, www.tdsinc.com, under Governance—Contact the Board.
Meetings of Non-Management and Independent Directors
As required by NYSE listing standards, the non-management directors of TDS meet at regularly scheduled executive sessions without management. The TDS Chair of the Board, Walter C. D. Carlson, a non-management director, presides at all meetings of the non-management directors. In addition, the independent directors of TDS meet at least once per year in an executive session without management or directors who are not independent.

TDS Policy on Attendance of Directors at Annual Meeting of Shareholders
All directors are invited and encouraged to attend each Annual Meeting of shareholders, which is normally followed by a meeting of the Board of Directors. In general, all directors attend each Annual Meeting of shareholders unless they are unable to do so due to unavoidable commitments or intervening events. All of the persons serving as directors at the time attended the 2023 annual meeting.
Stock Ownership Guidelines
The TDS Corporate Governance Guidelines provide that, within three years after the date on which a director first became a director and thereafter for so long as each director remains a director of TDS, each director shall own Series A Common Shares and/or Common Shares having a combined value of $270,000 (at least three times the cash retainer which is currently $90,000). The Board of Directors reviews this minimum ownership requirement periodically. The stock ownership guidelines are included in TDS' Corporate Governance Guidelines, which have been posted to TDS' website, www.tdsinc.com, under Governance—Governance Documents—Governance Guidelines.

EXECUTIVE OFFICERS
The below list does not include executive officers James W. Butman, LeRoy T. Carlson, Jr., and Vicki L. Villacrez. Information regarding these individuals is included in the disclosure above under "Election of Directors".

Name	Age	Position
Joseph R. Hanley	56	Senior Vice President—Strategy and Corporate Development
Laurent C. Therivel	49	President and CEO, UScellular
Joseph R. Hanley.   Joseph R. Hanley was appointed Senior Vice President—Strategy and Corporate Development in June 2021. Prior to that, he was Senior Vice President—Technology, Services and Strategy of TDS since 2012 and prior to that, he was Vice President—Technology Planning and Services of TDS for more than five years.
Laurent C. Therivel. Laurent C. Therivel was appointed President and Chief Executive Officer of UScellular in 2020 and is a deemed executive officer of TDS. Mr. Therivel was previously CEO of AT&T Mexico from 2018-2020 and CFO of AT&T Business from 2017-2018.

Code of Business Conduct and Ethics Applicable to Officers and Directors
TDS has adopted a Code of Business Conduct and Ethics for Officers and Directors and a Code of Business Conduct for all employees of TDS and its subsidiaries. The codes have been posted to TDS' website, www.tdsinc.com, under Governance—Governance Documents—Code of Business Conduct and Ethics for Officers and Directors and under Governance—Governance Documents—Code of Conduct.
The culture at TDS is based upon the fundamental belief that our company’s long-term success is inextricably tied to associate engagement and high ethical standards. TDS’ Code of Conduct publicly sets forth expectations for ethical behavior across the enterprise that all associates must abide by in all business.
TDS intends to disclose any amendments to any of the foregoing codes, by posting such information to the TDS website. Any waivers of any of the foregoing codes for directors or executive officers will be approved by TDS' Board of Directors or an authorized committee thereof, as applicable, and disclosed either on the TDS website or in a Form 8-K. There were no such waivers during 2023.

PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
What am I being asked to vote on in Proposal 2?
In Proposal 2, we are requesting shareholders to ratify the selection of PricewaterhouseCoopers LLP ("PwC") as our independent registered public accounting firm for the fiscal year ending December 31, 2024. This proposal gives our shareholders the opportunity to express their views on TDS' independent registered public accounting firm for the current fiscal year.
How does the Board of Directors recommend that I vote on this proposal?
The Board of Directors and the Audit Committee unanimously recommends a vote FOR approval of the ratification of the selection of PwC.
We anticipate continuing the services of PwC for fiscal year 2024. Representatives of PwC are expected to be present at the 2024 Annual Meeting and they will have the opportunity to make a statement and respond to appropriate questions raised by shareholders or submitted in writing prior to the meeting.
Is this vote binding on the Board of Directors?
This vote is an advisory vote only, and therefore it will not bind TDS, our Board of Directors or the Audit Committee. We are not required to obtain shareholder ratification of the selection of our independent registered public accounting firm by our Bylaws. However, we have elected to seek such ratification by the affirmative vote of the holders of a majority of the votes which could be cast by shares present or represented by proxy at the 2024 Annual Meeting and entitled to vote with respect to such matter. Should the shareholders fail to ratify the selection of PwC, the Audit Committee will review whether to retain such firm for the fiscal year ending December 31, 2024.
Your Board of Directors and the Audit Committee unanimously recommends a vote "FOR" the approval of Proposal 2.

FEES PAID TO PRINCIPAL ACCOUNTANTS
The following sets forth the aggregate fees (including expenses) billed by TDS' principal accountants PwC for 2023 and 2022:

	2023	2022
Audit Fees(1)	$4,367,500	$4,612,113
Audit Related Fees(2)	305,000	289,800
Tax Fees(3)	—	—
All Other Fees(4)	900	1,800
Total Fees	$4,673,400	$4,903,713

(1)Represents the aggregate fees billed for professional services rendered for the audit of the annual financial statements for the years 2023 and 2022 included in TDS' and UScellular's Forms 10-K for those years and the reviews of the financial statements included in TDS' and UScellular's Forms 10-Q for those years, including the attestation and report relating to internal control over financial reporting. Also includes fees for services that are normally incurred in connection with statutory and regulatory filings or engagements, such as comfort letters, statutory audits, attest services, consents, and review of documents filed with the SEC.
(2)Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of TDS' and UScellular's financial statements that are not reported under Audit Fees. In both 2023 and 2022, this amount represents fees billed for audits of subsidiaries.
(3)Represents the aggregate fees billed for tax compliance, tax advice, and tax planning, if any.
(4)Represents the aggregate fees billed for services, other than services described in Notes (1), (2) or (3), if any. This amount includes the fee for access to an online service that assists in identifying required financial statement disclosures.
See www.tdsinc.com, Governance— Committee Composition—Audit Committee Charter for the Audit Committee's charter.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of members of the Board of Directors who are "independent" as defined by the NYSE. The Audit Committee operates under a written charter, approved by the TDS Board of Directors, a copy of which is available on TDS' website, www.tdsinc.com, under Governance—Committee Composition—Audit Committee Charter. The charter was most recently updated in December 2022.
Management is responsible for TDS' internal controls and the financial reporting process. TDS has an internal audit staff, which performs testing of internal controls and the financial reporting process. TDS' independent registered public accounting firm is responsible for performing an independent audit of TDS' consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (the "PCAOB") and for issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes. In this context, the Audit Committee reviewed and discussed the audited financial statements with management, the internal audit staff and representatives of PwC, TDS' independent registered public accounting firm for 2023. Management represented to the Audit Committee that TDS' consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions with PwC also included the matters required to be discussed by the applicable requirements of the PCAOB and the SEC relating to information regarding the scope and results of the audit. The Audit Committee also received from PwC written disclosures and a letter regarding its independence as required by applicable requirements of the PCAOB and discussed this with PwC. The Audit Committee also considered and concluded that the provision of non-audit services by PwC to TDS during 2023 was compatible with their independence.
Based on and in reliance upon these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in TDS' Form 10-K for the year ended December 31, 2023.
The Audit Committee holds quarterly regularly scheduled meetings to review and approve the financial results for the immediately preceding period. The Audit Committee reviews TDS' Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee's agenda for meetings is established by the Audit Committee's chairperson with input from other Committee members and the TDS Vice President—Internal Audit. During 2023, at each of its regularly scheduled meetings, the Audit Committee spoke with senior members of TDS' financial management team. Additionally, the Audit Committee had separate private sessions with TDS management, TDS' Vice President—Internal Audit, TDS' General Counsel, and representatives of PwC, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place. Each year the Audit Committee also holds at least one private meeting with TDS’ Chief Security and Privacy Officer (CSPO). In 2023 there were two private meetings with the CSPO.
The Audit Committee is updated periodically on management's process to assess the adequacy of TDS' system of internal control over financial reporting, the framework used to make the assessment and management's conclusions on the effectiveness of TDS' internal control over financial reporting. The Audit Committee also discussed with PwC TDS' internal control assessment process, management's assessment and its evaluation of TDS' system of internal control over financial reporting. The Audit Committee reviewed with senior members of management, including the Vice President—Internal Audit and General Counsel, TDS' policies and procedures with respect to risk assessment and risk management. The overall adequacy and effectiveness of TDS' legal, regulatory and ethical compliance programs, including TDS' Code of Business Conduct, anti-Harassment policy and Whistleblower hotline activity were also reviewed.
The Audit Committee evaluates the performance of PwC and the senior audit engagement team each year, provides feedback to the senior audit engagement team on the firm’s performance and determines whether to reengage PwC or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors and its dialogue with the Committee, the auditors' capabilities and the auditors' technical expertise and knowledge of TDS' operations and industry. Based on this evaluation, the Audit Committee intends to engage PwC as TDS' independent registered public accountants for the year ending December 31, 2024. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, TDS anticipates that it will continue to request shareholders to ratify the selection of the independent registered public accounting firm at annual meetings of shareholders.
TDS has engaged PwC since 2002 which leads the Audit Committee to consider tenure. Based on the quality of PwC’s services and the mandated rotation of PwC’s lead engagement partner in 2023, the Audit Committee is confident that the Company is receiving quality, independent public accounting services and that continued retention of PwC is in the best interest of the Company and its shareholders.
In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management and PwC the audited financial statements of TDS, including the quality of the financial reporting, the reasonableness of significant accounting judgments and estimates, the clarity of disclosures in the financial statements, and the assessment of TDS' internal controls over financial reporting. In performing all of these functions, the Audit Committee acts in an oversight capacity and relies on TDS' management and PwC.
By the members of the Audit Committee of the Board of Directors of TDS:

George W. Off, Chair	Kimberly D. Dixon	Christopher D. O'Leary	Wade Oosterman

PROPOSAL 3
AMENDMENT OF TELEPHONE AND DATA SYSTEMS, INC. 2022 LONG-TERM INCENTIVE PLAN
The Telephone and Data Systems, Inc. 2022 Long-Term Incentive Plan (the “2022 Incentive Plan”) was approved by TDS shareholders at the annual meeting on May 19, 2022 and became effective on such date. A total of 5 million Telephone and Data Systems, Inc. (“TDS”) Common Shares, par value $0.01 per share (“Common Shares”) are reserved for issuance under the 2022 Incentive Plan. Such shares have been registered under the Securities Act on a Form S-8 Registration Statement, Registration No. 333-264741.
As of December 31, 2023, approximately 4.4 million Common Shares had been issued or were subject to outstanding restricted stock unit (“RSU”) awards, performance share awards and deferred bonus and employer match awards under the 2022 Incentive Plan. As a result, there were approximately 0.6 million Common Shares available for issuance and awards under the 2022 Incentive Plan as of December 31, 2023. Without replenishment, TDS believes that such number of Common Shares may be insufficient to meet its anticipated employee recruiting, retention and incentive needs for 2024 and beyond.
Based on TDS’ experience of granting awards in 2022 and 2023, and considering current facts and circumstances, including the recent trading price of the Common Shares, TDS currently expects that it will require approximately 7 million Common Shares for awards in the period from 2024 to 2026.
On February 14, 2024, the TDS Board of Directors (the “Board”) approved an amendment (the “Amendment”) to the 2022 Incentive Plan (as so amended, the “Amended 2022 Incentive Plan”) to increase the number of shares available for long-term incentive awards, subject to shareholder approval. The Amendment would increase the number of Common Shares reserved for issuance under the 2022 Incentive Plan by 7 million Common Shares to 12 million Common Shares. The Amendment is attached hereto as Exhibit A.
The following shows certain information about the 2022 Incentive Plan between its May 19, 2022 effective date and December 31, 2023:

In Millions
Shares authorized May 19, 2022	5.0
Shares underlying awards granted in 2022 and outstanding as of December 31, 2022	(0.6)
Shares available to be awarded as of December 31, 2022	4.4
Net change in shares underlying awards outstanding as of December 31, 2023*	(3.8)
Shares available to be awarded as of December 31, 2023	0.6
* Represents net change in shares underlying outstanding awards due to awards granted and forfeited during the year.
Accordingly, TDS is requesting shareholders to authorize 7 million additional Common Shares for awards under the 2022 Incentive Plan so that sufficient shares will be available for future awards. The Board, Compensation and Human Resources Committee and management believe it is important that the Amendment be approved in order to maintain TDS’ ability to attract and retain key personnel and continue to provide them with incentives to contribute to TDS’ future. If TDS shareholders approve such 7 million Common Shares to be added to the previously authorized 5 million Common Shares, a total of 12 million Common Shares will be authorized under the Amended 2022 Incentive Plan.
As of December 31, 2023, approximately 113 million shares of TDS common stock, including TDS Series A Common Shares, were outstanding. If all such 7 million Common Shares under the Amended 2022 Incentive Plan were issued, the pro forma number of shares of TDS common stock that would be outstanding without regard to other factors, including share repurchases, would be approximately 120 million.
On March 14, 2024, the closing sale price per Common Share as reported on the NYSE was $15.67.
The following is a description of the Amended 2022 Incentive Plan.
Description of Amended 2022 Incentive Plan
Types of Awards. Under the Amended 2022 Incentive Plan, TDS is authorized to grant incentive stock options (“ISOs”), nonqualified stock options, stock appreciation rights (“SARs”), including tandem and free-standing SARs, bonus stock awards, restricted stock awards, RSU awards, performance awards, and other stock-based awards (including, without limitation, dividend equivalents, deferred stock units and stock purchase rights), as described below.

Incentive Plan Stock. As discussed above, a total of 5 million Common Shares have been reserved for issuance under the 2022 Incentive Plan. After the Amendment, a total of 12 million Common Shares would be reserved for issuance under the Amended 2022 Incentive Plan, of which (i) no more than 5 million Common Shares in the aggregate can be issued under the Amended 2022 Incentive Plan in connection with ISOs and (ii) no more than 250,000 Common Shares in the aggregate can be issued under the Amended 2022 Incentive Plan in connection with bonus stock awards. Such numbers are subject to adjustment in the event of a stock split, stock dividend, merger or other event described in “Adjustment” below. To the extent that Common Shares subject to an outstanding award under the Amended 2022 Incentive Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award or (ii) the settlement of the award in cash, then those Common Shares again will be available under the Amended 2022 Incentive Plan, except that Common Shares subject to an award under the Amended 2022 Incentive Plan will not again be available under the Amended 2022 Incentive Plan if such shares are (i) shares delivered to or withheld by TDS to pay the exercise price of a stock option, (ii) shares delivered to or withheld by TDS to satisfy withholding taxes or (iii) shares that were subject to a stock-settled SAR and were not issued or delivered upon the net settlement of such SAR.
Effective Date and Termination. The 2022 Incentive Plan became effective on May 19, 2022 and will terminate as of the first annual meeting of our shareholders to occur on or after the tenth anniversary of such date, unless terminated earlier by the Board. The increase in the Common Shares reserved for issuance under the 2022 Incentive Plan from 5 million to 12 million would be effective upon approval of the Amendment by shareholders at the 2024 Annual Meeting. In the event that the Amendment is not approved by shareholders at the 2024 Annual Meeting, the 2022 Incentive Plan will continue in effect (but without regard to any of the modifications set forth in the Amendment).
Purposes. The purposes of the Amended 2022 Incentive Plan are to:
•align the interests of the shareholders of TDS and the recipients of awards under the Amended 2022 Incentive Plan by increasing the proprietary interest of such recipients in TDS’ growth and success;
•advance the interests of TDS by attracting and retaining officers and other employees of TDS and certain of its affiliates; and
•motivate such persons to act in the long-term best interests of TDS and its shareholders.
Eligibility. Certain employees of TDS, and of affiliates of TDS approved by the Board, who are selected by the Committee (as defined below under "Administration"), are eligible to participate in the Amended 2022 Incentive Plan. As of December 31, 2023, approximately 3,598 associates were eligible to be selected to receive awards which were issued in 2023 under the 2022 Long-Term Incentive Plan. However, approximately 280 associates were selected to receive awards in 2023 under the 2022 Plan.
Amendments. The Board may amend the Amended 2022 Incentive Plan at any time, provided that no amendment to the Amended 2022 Incentive Plan may be effective without the approval of the shareholders of TDS if:
a.shareholder approval is required by applicable law, rule or regulation, including any rule of the principal stock exchange on which Common Shares are then traded; or
b.such amendment seeks to modify the prohibition on repricing of stock options and SARs, as described below.
In addition, no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.
Administration. The Amended 2022 Incentive Plan is administered by the Compensation and Human Resources Committee of the Board (the “Committee”).
Subject to the terms of the Amended 2022 Incentive Plan, the Committee is authorized to select employees for participation in the Amended 2022 Incentive Plan and to determine the form, amount and timing of each award and, as applicable, the number of Common Shares subject to each award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award, and all other terms and conditions of the award, including without limitation, the form of the agreement evidencing the award. The Committee also has the authority to interpret the Amended 2022 Incentive Plan and establish any rules and procedures necessary or desirable for the administration of the Amended 2022 Incentive Plan. In addition, the Committee may impose, incidental to the grant of an award, conditions with respect to the award, such as limiting competitive employment or other activities, and may accelerate the exercisability or vesting of all or any portion of outstanding awards. The Committee may determine that the delivery of Common Shares or cash upon settlement of an award shall be deferred or may permit in its discretion deferral elections made by award holders. The determinations of the Committee are binding on all parties.

Except in the event of a stock split, stock dividend, merger or other event described in “Adjustment” below, or in the event of a “Change in Control” as defined below, the Committee may not, without shareholder approval, (i) reduce the purchase price or base price of an outstanding stock option or SAR; (ii) cancel an outstanding stock option or SAR in exchange for another stock option or SAR with a lower purchase price or base price; or (iii) cancel an outstanding stock option or SAR in exchange for cash or another award if the purchase price of the stock option or the base price of the SAR exceeds the fair market value of a Common Share on the date of such cancellation.
Delegation. To the extent legally permissible, the Committee may delegate some or all of its power and authority under the Amended 2022 Incentive Plan to the Board (or to any member(s) thereof) or to the President and Chief Executive Officer or other executive officer of TDS as it deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the President and Chief Executive Officer or other executive officer of TDS regarding the selection for participation in the Amended 2022 Incentive Plan of an officer or other person subject to Section 16 of the Securities Exchange Act of 1934, as amended, or decisions concerning the timing, pricing or number of shares subject to an award granted to such an officer or other person.
Performance Measures. In the case of any awards under the Amended 2022 Incentive Plan that are subject to performance-based conditions, the Committee will establish specific performance goals that may be based on any one or more performance measures, including without limitation measures relating to the following (which may be determined on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of TDS, or on an individual basis): the attainment by a Common Share of a specified fair market value for a specified period of time; earnings per share; return to stockholders (including dividends); increase in stockholder value; return on or net assets; return on equity; return on capital or invested capital; earnings or income before or after taxes and/or interest; return on investments; interest expense; cash flow, cash flow per share, cash flow margin or free cash flow; revenues; sales; costs; expenses; economic value created; operating profit or margin; gross profit or margin; net income before or after taxes; earnings before interest, depreciation and/or amortization; earnings before interest, taxes, depreciation, amortization and/or accretion; operating earnings either before or after interest expense and either before or after incentives; market share; attainment of cost or expense reduction goals; customer count; cost per gross or net customer addition; revenue per customer; customer turnover rate; return on operating costs; net cash provided by operations; price-to-earnings growth; ratios of employees to volume of business measures and population in licensed or operating markets; financing costs; ratios of capital spending and investment to volume of business measures; and strategic business criteria, consisting of one or more objectives based on meeting specified goals related to market penetration, geographic business expansion, cost targets, customer acquisition, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, acquisitions or divestitures; any combination thereof; or such other goals as the Committee may determine, whether or not listed herein. Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of TDS (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof.
Performance measures may be amended or adjusted to include or exclude any applicable components, including, without limitation, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting TDS or its financial statements or changes in law or accounting principles.
Stock Options. The Amended 2022 Incentive Plan provides for the grant of ISOs and nonqualified stock options and specifies that the Committee will determine the number of Common Shares subject to a stock option and the purchase price per Common Share subject to a stock option, provided that such purchase price per share may not be less than 100% of the fair market value of a Common Share on the date of grant of the stock option. The exercise of a stock option entitles the holder to receive (subject to withholding tax, if applicable) whole Common Shares, and prior to the exercise of a stock option, the holder of the stock option will have no rights as a TDS shareholder with respect to the Common Shares subject to the stock option. To the extent that the aggregate fair market value (determined as of the date the stock option is granted) of the Common Shares with respect to which stock options designated as ISOs are exercisable for the first time by the option holder during any calendar year (under the Amended 2022 Incentive Plan or any other plan of TDS or any related corporation, including its subsidiaries) exceeds the amount (currently $100,000) established by the Internal Revenue Code, such stock options shall be nonqualified stock options. The Committee will determine the period during which a stock option may be exercised, provided that a stock option granted under the Amended 2022 Incentive Plan may not be exercised later than ten years from the date of grant. In the case of an eligible employee who owns or is deemed to own stock possessing more than 10% of the total combined voting power of all classes of stock of TDS or any related corporation, including its subsidiaries, the purchase price per share of an ISO granted under the Amended 2022 Incentive Plan to such employee may not be less than 110% of the fair market value of a Common Share on the date of grant, and the exercise period may not exceed five years from the date of grant. A stock option holder will not be entitled to receive dividend equivalents with respect to the Common Shares subject to the stock option.

Stock Appreciation Rights. The Amended 2022 Incentive Plan provides for the grant of SARs, which may be free-standing or granted in tandem with a stock option. Any tandem SAR will be granted on the same day that the related stock option is granted. The number of SARs subject to an award will be determined by the Committee. The base price of a free-standing SAR will be determined by the Committee, provided that the base price per SAR may not be less than 100% of the fair market value of a Common Share on the date of grant. The base price of a tandem SAR shall equal the purchase price per share subject to the related stock option. The Committee will determine the period during which an SAR may be exercised, provided that an SAR may not be exercised later than ten years from the date of grant and a tandem SAR may not be exercised later than the expiration, cancellation, forfeiture or other termination of the related stock option. The exercise of an SAR entitles the holder to receive (subject to withholding taxes, if applicable) whole Common Shares, cash or a combination of shares and cash (as determined by the Committee and set forth in the agreement evidencing the SAR) with a value equal to the difference between the fair market value of a Common Share on the exercise date and the base price of the SAR, multiplied by the number of SARs exercised. An SAR holder will not be entitled to receive dividend equivalents with respect to the Common Shares subject to the SAR.
Bonus Stock, Restricted Stock, RSU and Other Stock Awards. The Amended 2022 Incentive Plan provides for the grant of bonus stock awards, which are vested upon grant. As noted above, no more than 250,000 Common Shares in the aggregate may be issued under the Amended 2022 Incentive Plan in connection with bonus stock awards. The Amended 2022 Incentive Plan also provides for the grant of restricted stock awards and RSU awards, which are subject to a restriction period, as well as Other Stock Awards (as described below). An RSU is a right to receive, contingent upon termination of the restriction period, a Common Share or cash equal to the fair market value of a Common Share, as specified by the agreement evidencing the award.
The number of Common Shares subject to an award of bonus stock or restricted stock or an Other Stock Award and the number of RSUs subject to an RSU award, the restriction period or performance period (if any) applicable to the award, any performance measures applicable to the award and the other terms of the award will be determined by the Committee. Unless otherwise determined by the Committee, shares of restricted stock and RSUs will be subject to forfeiture if the holder does not remain continuously employed by TDS or an affiliate during the restriction period or, if the restricted stock or RSU is subject to performance measures, if such performance measures are not attained during the performance period.
Unless otherwise set forth in an award agreement and subject to the terms and conditions of a restricted stock award, the holder of a restricted stock award shall have all the rights as a shareholder of TDS, including but not limited to, voting rights, the right to receive dividends or other distributions and the right to participate in any capital adjustment applicable to all holders of Common Shares. However, a dividend or distribution with respect to Common Shares subject to a restricted stock award, including a regular cash dividend, will be deposited with TDS and will be subject to the same restrictions as the Common Shares with respect to which such dividend or distribution was made.
Prior to the settlement of an RSU award in Common Shares, the holder of such RSU award will have no rights as a shareholder of TDS with respect to the Common Shares subject to the award. However, the agreement for the award may allow the holder of the RSU award to receive, on a current or deferred basis, dividend equivalents on the RSU award and may also provide interest on, or the deemed reinvestment of, any deferred dividend equivalents. Any dividend equivalents with respect to RSU awards will be subject to the same vesting conditions as the RSU awards.
In addition, the Amended 2022 Incentive Plan provides for the grant of other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares (collectively, “Other Stock Awards”), including without limitation dividend equivalents, deferred stock units, stock purchase rights and Common Shares issued in lieu of obligations of TDS to pay cash under any compensatory plan or arrangement, subject to such terms as may be determined by the Committee. The Committee will determine the terms and conditions of Other Stock Awards, which may include the right to elective deferral of the award, subject to such terms and conditions as the Committee may specify in its discretion. Any distributions, dividends or dividend equivalents with respect to Other Stock Awards will be subject to the same vesting conditions as the underlying awards. Prior to the settlement of an Other Stock Award in Common Shares, the holder of the award will have no rights as a TDS shareholder with respect to the Common Shares subject to the award.
Performance Awards. The Amended 2022 Incentive Plan provides for the grant of performance awards. Each performance award is a right, contingent upon the attainment of specified performance measures within a specified performance period, to receive a payment in cash or in Common Shares (which may be restricted stock), as specified by the agreement evidencing the award. The amount of a performance award, the applicable performance measures and performance period, and the other terms of a performance award will be determined by the Committee. Unless otherwise determined by the Committee, if the specified performance measures are not attained during the applicable performance period, then the award recipient will forfeit the performance award.
Prior to the settlement of a performance award in Common Shares (if applicable), the holder of the performance award will have no rights as a shareholder of TDS with respect to the Common Shares subject to the award. However, the agreement for the award may allow the holder of the performance award to receive, on a current or deferred basis, dividend equivalents on the performance award and may also provide interest on, or the deemed reinvestment of, any deferred dividend equivalents. Any dividend equivalents with respect to performance awards will be subject to the same restrictions as the performance awards.

Adjustment
In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of Common Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the Amended 2022 Incentive Plan, the maximum aggregate number of securities that may be issued under the Amended 2022 Incentive Plan in connection with ISOs, the maximum aggregate number of securities that may be issued under the Amended 2022 Incentive Plan in connection with bonus stock awards and the terms of each outstanding award (including the number and class of securities subject thereto and in the case of a stock option or SAR, the purchase price or base price per share) will be appropriately adjusted by the Committee (such adjustments to be made, in the case of outstanding stock options and SARs, in accordance with Section 409A of the Internal Revenue Code). In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of TDS, such adjustments described above may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment will be final, binding and conclusive.
Change in Control
Notwithstanding any other provision in the Amended 2022 Incentive Plan or any agreement, in the event of a Change in Control (as defined below), the Board (as constituted prior to the Change in Control) may in its discretion, but shall not be required to, make such adjustments to outstanding awards under the Amended 2022 Incentive Plan as it deems appropriate, including without limitation:
•(i) causing some or all outstanding stock options and SARs to become exercisable in full, either immediately or upon a subsequent termination of employment; (ii) causing some or all outstanding restricted stock awards to become nonforfeitable and the restriction periods applicable to some or all outstanding restricted stock awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iii) causing some or all outstanding RSU awards to become nonforfeitable, and to the extent permissible under Section 409A of the Internal Revenue Code, causing the restriction periods applicable to some or all outstanding RSU awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iv) causing some or all outstanding performance awards to become nonforfeitable, and to the extent permissible under Section 409A of the Internal Revenue Code, causing the performance periods applicable to some or all outstanding performance awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (v) causing some or all outstanding Other Stock Awards to become nonforfeitable, and to the extent permissible under Section 409A of the Internal Revenue Code, causing the restriction periods applicable to some or all outstanding Other Stock Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; and (vi) causing the performance measures applicable to some or all outstanding performance awards, restricted stock awards, RSU awards or Other Stock Awards (if any) to be deemed to be satisfied at the target, maximum or any other level, as determined by the Board (as constituted prior to such Change in Control), either immediately or upon a subsequent termination of employment; and/or
•substituting for some or all of the Common Shares available under the Amended 2022 Incentive Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding Common Share shall be converted pursuant to such Change in Control, with an appropriate and equitable adjustment to such award as determined by the Board (as constituted prior to such Change in Control) in accordance with the terms of the Amended 2022 Incentive Plan; and/or
•requiring that outstanding awards, in whole or in part, be surrendered to TDS in exchange for a payment of cash, shares of capital stock of the company resulting from or succeeding to the business of TDS in connection with the Change in Control or that company’s parent, or a combination of cash and shares.
Under the Amended 2022 Incentive Plan, a “Change in Control” is generally defined as the occurrence of any one of the following events: (i) certain acquisitions of the outstanding securities of TDS either having sufficient voting power to elect at least 50% or more of Board members or having 50% or more of the combined voting power of TDS’ outstanding voting securities; (ii) certain changes in the majority composition of the Board; (iii) consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of TDS (with certain exceptions); or (iv) approval by TDS shareholders of a plan of complete liquidation or dissolution of TDS.
Termination of Employment
All of the terms relating to the treatment of an award upon an employee’s termination of employment with TDS and its affiliates, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in the agreement evidencing the award. Notwithstanding the foregoing, if an employee ceases to be employed by TDS and its affiliates because of the employee’s negligence or willful misconduct, then the award shall terminate immediately upon such termination of employment.

Clawback
Awards granted under the Amended 2022 Incentive Plan, and any cash or shares delivered pursuant to such awards, are subject to forfeiture, recovery by TDS or other action pursuant to the award agreement or any clawback or recoupment policy which TDS has adopted or may adopt or as otherwise required by law.
Transferability
No ISO is transferable other than pursuant to a beneficiary designation effective on the award recipient’s death.
Other awards are not transferable other than:
•pursuant to a beneficiary designation effective on the award recipient’s death; or
•pursuant to a court order entered in connection with a dissolution of marriage or child support; or
•in the case of nonqualified stock options, SARs and restricted stock awards, by gift to a permitted transferee (as defined under the Amended 2022 Incentive Plan), to the extent permitted under securities laws and the award agreement.
Except as permitted by the preceding sentences, upon any attempt to sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights under the award will immediately become null and void.
Federal Income Tax Consequences
The following is a brief summary of certain federal income tax consequences, pursuant to the tax laws in effect as of the date of this Proxy Statement, of awards made under the Amended 2022 Incentive Plan. Federal income tax laws are complex and subject to different interpretations, and the following summary is not a complete description of the possible federal income tax consequences of awards made under the Amended 2022 Incentive Plan. The following also does not address the state, local, foreign or other tax consequences of awards made under the Amended 2022 Incentive Plan. The following should not be interpreted as tax advice.
Nonqualified Stock Options. An award recipient will not recognize taxable income at the time of grant of a nonqualified stock option. An award recipient will recognize compensation taxable as ordinary income at the time of exercise of a nonqualified stock option in an amount equal to the excess of the fair market value on the date of exercise of the shares purchased over their exercise price.
Incentive Stock Options. An award recipient will not recognize taxable income at the time of grant of an ISO. Except for purposes of the alternative minimum tax, an award recipient will not recognize taxable income at the time of exercise of an ISO. If the shares acquired by exercise of an ISO are not disposed of during the period ending on the later of: (i) two years from the date the ISO was granted and (ii) one year from the date the ISO was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss. If, however, such shares are disposed of within such two or one year period, then in the year of such disposition, the award recipient will realize compensation taxable as ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the shares purchased on the date of exercise over their exercise price or (ii) the amount of gain realized. Any gain recognized by the award recipient on the disposition of such shares in excess of the amount taxable as ordinary income will be treated as capital gain, long or short-term depending on whether the stock has been held for more than one year.
SARs. An award recipient will not recognize taxable income at the time of grant of an SAR. An award recipient will recognize compensation taxable as ordinary income at the time of exercise of an SAR in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by TDS.
Bonus Stock. An award recipient will recognize compensation taxable as ordinary income at the time shares of bonus stock are awarded in an amount equal to the excess of the fair market value of such shares at such time over the amount, if any, paid for such shares.
Restricted Stock. An award recipient generally will not recognize taxable income at the time of grant of shares subject to a substantial risk of forfeiture (“restricted stock”), unless the award recipient makes an election under Section 83(b) of the Internal Revenue Code to be taxed at the time the shares of restricted stock are granted. If such election is made, the award recipient will recognize compensation taxable as ordinary income at the time of grant in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. If such election is not made, the award recipient will recognize compensation taxable as ordinary income at the time the restrictions constituting a substantial risk of forfeiture on the shares lapse in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. In addition, an award recipient receiving dividends with respect to restricted stock for which the above-described election has not been made and prior to the time the restrictions on the shares lapse will recognize compensation taxable as ordinary income, rather than dividend income, in an amount equal to the dividends paid.

Restricted Stock Units. An award recipient will not recognize taxable income at the time of grant of an RSU. An award recipient will recognize compensation taxable as ordinary income at the time the award is settled in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by TDS.
Performance Awards. An award recipient will not recognize taxable income at the time of grant of a performance award. Upon the settlement of a performance award in the form of unrestricted shares, cash or a combination of both, the award recipient will recognize compensation taxable as ordinary income in an amount equal to the fair market value of any shares delivered and the amount of any cash paid by TDS. Upon the settlement of a performance award in the form of restricted stock, the federal income tax consequences associated with the restricted stock will be determined in accordance with the section above titled “Restricted Stock.”
General. Any compensation taxable as ordinary income with respect to an award recipient will generally be subject to applicable federal, state and local income tax withholding. TDS generally will be entitled to a corresponding corporate income tax deduction at the time that ordinary income is recognized by the award recipient, except to the extent the deduction limits of Section 162(m) of the Internal Revenue Code apply. Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's Chief Executive Officer and Chief Financial Officer and the corporation's three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer (the “Covered Employees”), as well as certain persons who previously were Covered Employees.
New Plan Benefits
Disclosure cannot be made of the future benefits or amounts that would be received by or allocated to any participants under the Amended 2022 Incentive Plan. Awards granted under the 2022 Incentive Plan are within the Committee’s discretion and the Committee has not determined future awards or who might receive them. The 2022 Incentive Plan does not have set benefits or amounts and no grants or awards have been made by the Committee subject to shareholder approval of the Amendment. The following table provides information concerning the benefits that have been received by the following persons and groups under the 2022 Incentive Plan during the lifetime of the plan through December 31, 2023.
PLAN BENEFITS UNDER 2022 INCENTIVE PLAN SINCE INCEPTION THROUGH DECEMBER 31, 2023

Name and Position	Number of Common Shares Subject to Restricted Stock Unit Awards (1)	Number of Common Shares Subject to Performance Share Awards (1)
LeRoy T. Carlson, Jr., President and CEO	654,652	1,188,625
Vicki L. Villacrez, Executive Vice President and Chief Financial Officer	89,499	85,076
Laurent C. Therivel, President and CEO of UScellular	—	—
James W. Butman, President and CEO of TDS Telecom	172,086	97,440
Joseph R. Hanley, Senior Vice President, Strategy and Corporate Development	59,898	56,937
Total for Executive Officer Group	976,135	1,428,078
Non-Executive Board of Directors Group	—	—
Non-Executive Employee Group	1,551,058	480,621
TOTAL	2,527,193	1,908,699
(1)Represents the number of Common Shares subject to restricted stock unit awards and performance share awards granted during the lifetime of the plan through December 31, 2023, excluding shares that have again become available under the plan due to forfeiture, share netting or otherwise. Amounts disclosed for performance share awards include dividend equivalent units accrued through December 31, 2023. The performance share awards are disclosed at the final approved performance attainments for those performance metrics whose performance periods concluded on December 31, 2023 and at maximum attainment for those performance metrics whose performance periods are still in progress. The amount to be granted in the future was not determinable as of December 31, 2023.
Executive officers and other officers and employees of TDS, including persons who are participants in the solicitation of proxies for the proposals in this 2024 Proxy Statement, have an interest in the foregoing proposal because they may be granted awards under the Amended 2022 Incentive Plan.
This description of the Amended 2022 Incentive Plan is a summary only and is qualified by the terms of the Amendment attached hereto as Exhibit A and the 2022 Incentive Plan attached hereto as Exhibit B.
Your Board of Directors unanimously recommends a vote “FOR” approval of the amendment to the 2022 Incentive Plan, which would authorize an additional 7 million Common Shares for issuance under the Plan.

PROPOSAL 4
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
What am I being asked to vote on in Proposal 4?
In Proposal 4, we are providing shareholders with a vote to approve, on an advisory basis, the compensation of our Named Executive Officers ("NEO") as disclosed in this 2024 Proxy Statement as required, including Compensation Discussion and Analysis, compensation tables and discussions. The advisory vote on executive compensation described in this proposal is commonly referred to as a "Say-on-Pay" vote.
TDS is required to request shareholders to vote, on an advisory basis, on the frequency of holding Say-on-Pay votes, commonly referred to as a "Say-on-Frequency" vote, at least once every six years. TDS held a Say-on-Frequency vote at the 2023 Annual Meeting and the shareholders voted by a substantial majority to hold a Say-on-Pay vote every year. Based on the Say-on-Frequency votes in 2023, the TDS Board of Directors adopted a policy to hold the Say-on-Pay vote every year unless and until this policy is changed.
This proposal gives our shareholders the opportunity to express their views on the overall compensation of our named executive officers and the compensation philosophy, policies and practices.
How does the Board of Directors recommend that I vote on this proposal?
The Board of Directors unanimously recommends a vote FOR approval of the Say-on-Pay proposal.
TDS believes that its executive compensation program is reasonable, competitive and strongly focused on pay for performance. TDS' compensation objectives for executive officers are to support the overall business strategy and objectives, attract and retain high-quality management, link compensation to both individual and company performance, and provide compensation that is both competitive and consistent with our financial performance.
Consistent with these goals, the CHRC has developed and approved an executive compensation philosophy to provide a framework for TDS' executive compensation program featuring the policies and practices described in the Executive Summary of the Compensation Discussion and Analysis below.
Is this vote binding on the Board of Directors?
The Say-on-Pay vote is an advisory vote only, and therefore will not bind TDS, our Board of Directors or the CHRC. However, the Board of Directors and the CHRC will consider the voting results as appropriate when making future decisions regarding executive compensation.
Your Board of Directors unanimously recommends a vote "FOR" the approval of Proposal 4.

EXECUTIVE AND DIRECTOR COMPENSATION
The following discussion and analysis of our compensation practices and related compensation information should be read in conjunction with the Summary Compensation Table and other tables included below, as well as our financial statements and management's discussion and analysis of financial condition and results of operations included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Compensation Discussion and Analysis
The Compensation Discussion and Analysis (CD&A) describes the TDS executive compensation programs and practices and the compensation decisions for the following Named Executive Officers (NEOs) in 2023:

Named Executive Officer	Position with the Company During 2023
LeRoy T. Carlson, Jr.	Director and President and CEO, TDS
Vicki L. Villacrez	Director and Executive Vice President and Chief Financial Officer, TDS
Laurent C. Therivel	President and CEO, UScellular
James W. Butman	Director and President and CEO, TDS Telecom
Joseph R. Hanley	Senior Vice President Strategy and Corporate Development, TDS
The NEOs consist of the Company’s principal executive officer and principal financial officer and the three most highly compensated executive officers of the Company and its subsidiaries in office at the end of the 2023 fiscal year other than the principal executive officer and principal financial officer.
Compensation Philosophy and Objectives
TDS and its business units are committed to providing the very best in customer satisfaction, achieving long-term profitable growth, and building the high-quality teams required to make this possible. As such, we focus on operating in a fiscally responsible manner, and on recruiting and retaining talented associates who believe in the Company's values and long-term perspective.
We assess and evaluate our compensation programs based on conditions throughout the year. In 2023, TDS changed its methodology for determining performance under the bonus plan, went to graduated vesting (as opposed to cliff vesting) for RSUs, and made changes to the PSU methodology for both performance measures and performance period.
The objectives of TDS' compensation programs for executive officers are to:
•support TDS' overall business strategy and objectives;
•attract and retain high-quality leadership;
•link individual compensation with attainment of individual performance goals and with attainment of business unit and TDS objectives; and
•provide competitive compensation opportunities consistent with the financial performance of TDS.
TDS' compensation programs are designed to reward performance on both a short-term and long-term basis and to align management's interest with that of shareholders. With respect to the NEOs, the design of compensation programs and performance rewarded are similar but with some differences for each of the NEOs depending on such officer's position and responsibilities. TDS' policies establish incentive compensation performance goals for executive officers based on factors over which such officers are believed to have some control and which are viewed as important to TDS' long-term success.
The CHRC evaluates the performance of the President and CEO of TDS in light of the annual and long-term objectives for TDS and its primary business units and the degree of attainment of those objectives and sets the elements of compensation for him considering such performance evaluation and compensation principles.
With respect to the other executive officers identified in the Summary Compensation Table, the CHRC reviews management's evaluation of the performance of such executive officers, as determined by the TDS President and CEO, and determines and approves the elements of compensation for such executive officers, considering such performance evaluations and compensation principles and the CHRC's own assessment of the performance of these officers, as discussed below. Laurent C. Therivel's compensation is not reviewed by the CHRC, and his compensation is described in more detail in the UScellular 2024 proxy statement.

Executive Compensation Best Practices
We annually review all elements of compensation and where appropriate may make changes. The following provides a summary of "what we do" and "what we don't do".

What We Do
☑ To align pay and performance, we grant performance-based stock units
☑ We design our compensation programs with the goal of motivating executive officers to act in the long-term interest of TDS
☑ Our executive officer compensation levels are based in part on competitive market compensation data supplied by our CHRC's independent compensation consultant, Compensation Strategies, Inc., and by our compensation consultant, Willis Towers Watson
☑ We have an independent CHRC that reviews and approves the salaries, bonuses and long-term compensation of executive officers (other than the President and Chief Executive Officer of UScellular, whose short-term compensation is approved by UScellular's Chair and long-term compensation is approved by UScellular's Long-Term Incentive Compensation Committee)

☑ To align the executive bonus program with the interests of our shareholders, TDS bonuses paid in 2024 with respect to 2023 performance were paid with an 80% company performance weighting and a 20% individual weighting
☑ Our compensation goal is to provide compensation and benefit programs that are competitive, attractive and fiscally responsible
☑ The maximum amount of the TDS bonus paid to officers related to company performance is 195% of the target opportunity allocated to company performance
☑ TDS will adjust or recover awards or payments in connection with certain financial restatements as described under "Clawback" below
☑ TDS provides limited perquisites

What We Don't Do
☒ Hedging by directors and officers is prohibited ☒ Except in limited circumstances, our plans, awards and agreements do not include tax gross-ups	☒ TDS does not backdate options or have any program, plan or practice to time the grant of awards in coordination with the release of material non-public information
Results of Say-on-Pay Vote
At our 2023 annual meeting, approximately 94% of the votes cast for the Say-on-Pay vote were in support of the Company’s executive compensation program. Considering that substantial support and other factors, the CHRC did not make any significant changes to TDS’ executive compensation policies and decisions in 2023 in response to the 2023 Say-on-Pay vote.
TDS' Compensation Program
The elements of executive compensation under TDS' compensation program include both annual cash and long-term equity compensation. Annual compensation decisions are based on both individual and corporate short-term and long-term performance. TDS has chosen to pay and provide these elements of compensation after considering common compensation practices of peers and other companies with similar characteristics, in order to support TDS' overall business strategy and objectives. Executive compensation is intended to provide an appropriate balance between long-term and short-term performance.
In 2023, the long-term incentive program awarded 50% of the target long-term incentive award in performance share units (PSUs) and 50% of the award in restricted stock units (RSUs) for NEOs other than Mr. Carlson. 60% of Mr. Carlson's target long-term incentive award was granted in the form of performance share units (PSUs) and 40% was granted in the form of restricted stock units (RSUs).

2023 Elements of Compensation

Annual Cash Compensation	Equity Compensation	Other Benefits Available to Named Executives	Other Generally Applicable Benefit Plans
• Salary	• Performance Share Units	• Supplemental Executive Retirement Plan	• Tax-Deferred Savings Plan (401(k))
• Bonus	• Restricted Stock Units	• Limited Perquisites	• Pension Plan
		• Deferred Compensation	• Welfare Benefits (during employment and retirement)
The following charts summarize the material elements of the Company's 2023 executive compensation programs for NEOs. Percentages are rounded. The Company's CEO and other NEOs have a substantial portion of their target compensation at-risk due to it being tied to company performance.
CEO
All Other NEOs(1)

Note: Compensation included as "All Other Compensation" in the Summary Compensation Table and TDS Deferred Compensation Stock Match included under Stock Awards in the Summary Compensation Table are not considered in the graphs above, because the Company views it as de minimis.
(1) The All Other NEOs chart excludes the 2023 compensation of Mr. Therivel since his compensation was paid by UScellular.
The CHRC does not consider an officer's outstanding equity awards or stock ownership levels when determining the value of the long-term incentive award component of such officer's compensation. The CHRC makes long-term incentive award decisions based on performance for a particular year and other considerations.
Compensation Consultant
The CHRC's charter provides that it shall have the authority to engage advisors as it deems necessary to carry out its duties and that TDS shall provide appropriate funding for any advisor retained, as well as ordinary administrative expenses that are necessary or appropriate in carrying out its duties. Pursuant to such authority, the Committee engages Compensation Strategies to function as an independent compensation consultant providing advice regarding compensation best practices, executive compensation market analysis, and reviews of TDS' various executive compensation elements and programs. They provide independent analysis and advice to the CHRC for the purpose of evaluating such elements and programs. As discussed below under "Benchmarking/Market Compensation Data", Compensation Strategies conducted a competitive review of compensation levels of TDS executive officers in 2023. In 2023, Compensation Strategies also provided advice to the CHRC relating to the designs of the bonus program and the long-term incentive program, as well as advice on other elements of compensation. TDS management has no role in the engagement of Compensation Strategies and Compensation Strategies has not provided any services to TDS nor its affiliates other than its services to the CHRC.

Willis Towers Watson is TDS management's primary compensation consultant to provide executive compensation advice and executive market compensation data. See "Benchmarking/Market Compensation Data" below. Willis Towers Watson also provides compensation consulting and other services to UScellular, which are described in the UScellular 2024 proxy statement. The CHRC has no decision-making authority in UScellular's compensation policies or practices.
Compensation Consultant Conflicts of Interest
As required by SEC and NYSE rules, with regard to Willis Towers Watson and Compensation Strategies, the CHRC considered if their work raised any conflict of interest.
Based on its review, the CHRC determined that the work of Willis Towers Watson and Compensation Strategies did not raise any conflict of interest considering the factors identified in Rule 10C-1 under the Securities Exchange Act of 1934, as amended.
Although the independence rules of Section 303.05 of the NYSE Listed Company Manual are not applicable to TDS because it is a controlled company, the CHRC believes that Compensation Strategies would satisfy the independence requirements of such rules if they were applicable, considering the factors identified in Rule 10C-1.
Neither Willis Towers Watson nor Compensation Strategies provides any advice as to the amount of director compensation.
Benchmarking/Market Compensation Data
TDS uses broad-based survey data from Willis Towers Watson to identify the ranges of annual cash compensation considered to be appropriate for the NEOs. This database also was used in evaluating the equity compensation awards of the NEOs. TDS believes this approach provides a reasonably accurate reflection of the competitive market for such elements of compensation necessary to retain current executives and attract future executives to positions at TDS. The identities of the individual component companies that are included in the Willis Towers Watson database are not disclosed nor considered by TDS or the CHRC. TDS relies upon and considers to be material only the aggregated survey data prepared by Willis Towers Watson.
The CHRC obtains peer group information and compensation data from Compensation Strategies for consideration in connection with its determination of NEO compensation. With respect to 2023, Compensation Strategies provided market data for a peer group for purposes of a competitive review of compensation levels of TDS' executive officers and this was referenced during final approval of NEO compensation.
Compensation Strategies created an industry peer group that consisted of the following 16 publicly-traded companies as they existed at the beginning of 2023: Altice USA, Inc., American Tower Corp., ATN International, Inc., Cable One, Inc., Consolidated Communications Holding, Inc., Crown Castle International Corp., DISH Network Corporation, EchoStar Corp., Equinix, Inc., IDT Corporation, Iridium Communications, Inc., Lumen Technologies, Inc., SBA Communications Corporation, ViaSat Inc., Vonage, and WideOpenWest, Inc. These companies were included in this analysis because they are companies somewhat similar in revenues and market capitalization to TDS and/or in similar industries.
TDS also considers compensation arrangements at the companies in the peer group index included in the "Stock Performance Graph" that is included in the TDS Annual Report to Shareholders, as well as other companies in the telecommunications industry and other industries, to the extent considered appropriate, based on similar size, function, geography or otherwise. This information is used to generally understand the market for compensation arrangements for executives.
Company Performance
UScellular produced a payout of 96.4% of target for the company performance portion of its 2023 annual incentive plan, as shown below. TDS Telecom company performance for purposes of its 2023 bonus plan was determined to be 108.5% of target, inclusive of the increase attributable to TDS Telecom’s out-performance with respect to certain marketable fiber service goals, as described below. In addition, Mr. Butman’s payout with respect to TDS Telecom performance was increased to 109.1% of target based on TDS President and CEO’s assessment of TDS Telecom performance in 2023, consistent with the bonus payouts for other bonus-eligible employees of TDS Telecom. For bonuses relating to 2023 performance paid in 2024 under the TDS Executive Officer Bonus Program, in the aggregate, the TDS company performance was based on the combination of company performance results from UScellular and TDS Telecom. The TDS company performance for purposes of its 2023 bonus paid in 2024 was determined to be 100% of target. In February 2024, the CHRC determined to increase the bonus payouts attributable to TDS Telecom performance for Ms. Villacrez and Messrs. Butman and Hanley, consistent with the bonus payout to non-executive TDS Telecom employees and in light of TDS Telecom’s out-performance with respect to certain marketable fiber service goals that had been previously approved by management for such non-executive employees. Absent this increase, performance with respect to the Telecom performance goals would have been 88.5% of target.
The following shows TDS' calculation of company performance with respect to 2023. Bonus performance metrics are established specifically for bonus purposes and may not agree with TDS' financial statements, which are based on accounting principles generally accepted in the United States of America ("GAAP"), or with other publicly disclosed measures. As compared to GAAP, the below bonus metrics results and targets may be adjusted for amounts relating to items such as acquisitions and divestitures, material accounting adjustments, or major business decisions. The below bonus targets are intended to reflect the regular operating results over which TDS officers have significant influence.

($ in millions) UScellular Performance Measures	Final Bonus Results for 2023(1)	Final Target for 2023	Bonus Results (as a % of Target)	Points Earned	Points Targeted	Weighted % of Points Earned
Total Service Revenue	$3,044	$3,113	97.8%	445	500	88.9%
Operating Cash Flow (2)	$864	$872	99.2%	389	400	97.3%
Capital Expenditures	$611	$650	94.0%	130	100	130.2%
Overall UScellular Company Performance				964	1,000	96.4%
($ in millions) TDS Telecom Performance Measures	Final Bonus Results for 2023(1)	Final Target for 2023	Bonus Results (as a % of Target)	Points Earned	Points Targeted	Weighted % of Points Earned
Total Revenue	$1,028	$1,058	97.2%	429	500	85.8%
Adjusted EBITDA (3)	$348	$340	102.1%	456	400	113.9%
Capital Expenditures	$567	$500	113.3%	0	100	—%
						88.5%
Marketable Fiber Service Addresses	216,582	198,000	109.4%	200		20.0%
Overall TDS Telecom Performance				1,085	1,000	108.5%

Performance Measure Summary			Bonus Results (as a % of Target)		Weight	Weighted Avg % of Target Bonus
UScellular Performance Results			96.4%		70.0%	67.5%
TDS Telecom Performance Results			108.5%		30.0%	32.5%
					100.0%	100.0%

(1)Final Bonus Results for 2023 performance are based on externally reported metrics.
(2)This represents operating cash flow, determined on a consolidated company-wide basis and in a manner consistent with UScellular's presentation of adjusted OIBDA (Operating income before depreciation, amortization, accretion, gains and losses) for external reporting purposes, and further adjusted to remove expenses associated with the annual incentive and performance share unit plans.
(3)Adjusted EBITDA is a non-GAAP financial measure that is calculated as net income excluding depreciation, amortization, and accretion, interest expense, income tax expense, and gains/losses on asset disposals, investments, impairment of assets, sale of licenses and exchanges, and sales of business and other exit costs; and further adjusted to remove expenses associated with the annual bonus, performance share unit plans, and assessed costs.
If a metric does not meet the minimum threshold performance level, the plan provides that it will be at the discretion of the CHRC to determine if a bonus will be paid with respect to such metric.
Personal Objectives and Performance
In addition to TDS and/or business unit performance, the CHRC may consider personal objectives and performance. There was no minimum level of achievement of any personal objectives that was required for any cash compensation decision. The assessment of the achievement of personal objectives is not formulaic, objective or quantifiable. Instead, the individual performance considerations are factors, among others, that are taken into account in the course of making subjective judgments in connection with compensation decisions.
The TDS officer bonus plan considers company performance and individual performance when determining the amount of bonuses.

TDS Corporate Objectives and Accomplishments
In addition to achieving TDS financial performance of 100% of target, TDS Corporate supported the overall organization in the following initiatives:
•achieving targets for revenue, adjusted EBITDA, and capital spending;
•developing financing strategies to fund business needs;
•emphasizing cost control initiatives at TDS Corporate and business units;
•supporting UScellular in wireless network enhancements and 5G upgrades;
•assisting with ongoing strategic review of UScellular;
•supporting TDS Telecom in its execution of the fiber program;
•continuing building our ESG program and disclosures; and
•continuing initiatives related to diversity, equity and inclusion.
Therivel Letter Agreement
Mr. Therivel and UScellular entered into a letter agreement on June 1, 2020, as amended by an addendum dated May 17, 2023 (the “Therivel Letter Agreement”) relating to his appointment and service as President and CEO. Select compensation highlights from the Therivel Letter Agreement include:
•Assuming continued employment, cash retention payments of $885,000 on December 1, 2023 and $295,000 on December 1 2024.
Additionally, to drive revenue growth and improved return on capital, in connection with his hiring Mr. Therivel was granted an Initial CEO performance-based equity award (“Accomplishment Award”) with a grant date value equal to $4,500,000 tied to satisfaction of:
1.an average total revenue growth rate that exceeds the average total revenue growth rate of the wireless industry
2.an average annual return on capital that exceeds six percent
In May 2023, the Therivel Letter Agreement was amended to provide that in the event Mr. Therivel's employment is involuntarily terminated without cause, and subject to his execution and non-revocation of a release of claims against UScellular and its affiliates (a "Release"), Mr. Therivel also will be entitled to pro-rata vesting of his outstanding equity awards, other than his Accomplishment Award, with any performance measures deemed satisfied at target.
Mr. Therivel’s Accomplishment Award, which is similar to a performance share unit award, was designed without a minimum, target or maximum. Instead, it was designed to only vest upon the achievement of the above-described two performance conditions during the same two calendar-year period commencing no earlier than January 1, 2021 and ending no later than December 31, 2026. The Accomplishment Award is binary - the award does not vest if both performance conditions are not satisfied. UScellular believes that revenue growth and return on capital are important financial metrics that will help build shareholder value over time.
Annual Cash Compensation
Annual compensation decisions are based partly on individual and corporate short-term performance and partly on individual and corporate cumulative long-term performance during the executive's tenure in his or her position, particularly with regard to the TDS President and CEO. Additionally, general industry compensation data is used in evaluating annual compensation.
The CHRC also considers recommendations from the TDS President and CEO regarding compensation for the NEOs other than himself, each of which reports directly to him. TDS prepares for the CHRC an analysis of compensation paid to similar executive officers of other comparable companies. See "Benchmarking/Market Compensation Data" above.
In general, other facts and circumstances that are considered in making annual cash compensation decisions include TDS' status as a public company and a controlled company; the fact that TDS is primarily a regional competitor and that some of its competitors are national or global telecommunications companies that are much larger than TDS and possess greater resources than TDS; the value of TDS' assets; and TDS' primary financial focus of increasing long-term shareholder value.
The CHRC also considers relevant information provided by the TDS Human Resources department and Compensation Strategies.

The elements of compensation and ranges for such elements are discretionary. No specific measures of performance or factors are considered determinative in the compensation of executive officers. Ultimately, it is the informed judgment of the CHRC, after reviewing all the facts and circumstances, that determines the elements of compensation and total compensation for the NEOs.
Base Salary
The base salary of each NEO is set within the range identified for this element based on an assessment of the responsibilities and the performance of such officer, also taking into account the performance of TDS and/or its business units or divisions, other comparable companies, the industry and the overall economy during the preceding year, as well as other factors. The Summary Compensation Table includes the dollar value of base salary earned by the NEOs during 2023, 2022, and 2021, whether or not paid in such year.
The following shows certain information relating to the rate of base salary paid by TDS in 2023 compared to 2022 for the NEOs primarily compensated by TDS:

	LeRoy T. Carlson, Jr.	Vicki L. Villacrez	James W. Butman	Joseph R. Hanley
2022 Base Salary effective 1/1/22 - 12/31/22	$1,352,700	—	$685,700	$502,000
2022 Base Salary effective 5/24/22 - 12/31/22	—	$552,000	—	—
2023 Base Salary effective 1/1/23 - 12/31/23	$1,352,700	$585,100	$720,000	$522,100
$ Change in 2023	—	$33,100	$34,300	$20,100
% Change in 2023	—	6.0%	5.0%	4.0%
* The role of TDS Executive Vice President and Chief Financial Officer was transitioned to Vicki L. Villacrez on May 24, 2022.
Ms. Villacrez's base salary was increased on March 1, 2022 to $347,900 for her annual merit and then raised to $552,000 on May 24, 2022 when she was promoted to Executive Vice President - Chief Financial Officer at TDS. The amount of the increase in Ms. Villacrez's base salary in connection with her promotion was based on her significant experience in the telecommunications industry and also for her more than thirty years of experience with the TDS enterprise. Ms. Villacrez has substantial experience in finance, accounting, financial planning and strategic analysis, along with her TDS Telecom background related to its broadband and fiber strategy.
The CHRC reviews the base salary and bonus of the executive officers on an aggregate basis as described below under "Total Cash Compensation."
Bonus
TDS established the 2023 Executive Officer Bonus Program for awarding bonuses to certain NEOs. For bonuses relating to 2023 performance that were paid in 2024, 20% of an NEO's target bonus was based on individual performance and the remaining 80% was based on company performance (utilizing the structure described above under "Company Performance"). The maximum amount of the bonus actually paid based on company performance could not exceed 195% of the target and the maximum bonus based on individual performance could not exceed 160% of the target.
The TDS President and CEO did not participate in the 2023 Executive Officer Bonus Program. Rather, TDS has established performance guidelines and procedures for awarding bonuses to the TDS President and CEO. These guidelines and procedures provide that the CHRC in its sole discretion determines whether an annual bonus will be payable to the TDS President and CEO for a performance year and, if so, the amount of such bonus, and describe factors that may be considered by the CHRC in making such determination, including any factors that the CHRC in the exercise of its judgment and discretion determines relevant. The guidelines and procedures provide that no single factor will be determinative and no factor will be applied mechanically to calculate any portion of the bonus of the TDS President and CEO. The entire amount of the bonus is discretionary. The guidelines and procedures provide that the TDS President and CEO will have no right or expectation with respect to any bonus until the CHRC has determined whether a bonus will be paid for a performance year.
The amount of the bonus payable to the TDS Telecom President and CEO was based on the TDS 2023 Executive Officer Bonus Program, but calculated solely based on TDS Telecom's performance.
The TDS 2023 Executive Officer Bonus Program did not cover the UScellular President and CEO, who is subject to a separate bonus arrangement as described in UScellular's 2024 proxy statement.
Summary of Bonus Payments
The following shows information with respect to each NEO that received a bonus for 2023 performance (paid in 2024) from TDS, showing the amount of bonus awarded. The bonus for 2023 performance for Mr. Therivel was paid by UScellular as described in the UScellular 2024 proxy statement.

As noted above under "Company Performance," the overall percentage achieved by TDS with respect to company performance for 2023 was determined to be 100%. For Mr. Butman, the overall percentage achieved by TDS Telecom with respect to company performance for 2023 was determined to be 109.1%. Certain amounts below are rounded.

		Formula	LeRoy T. Carlson, Jr.	Vicki L. Villacrez	James W. Butman	Joseph R. Hanley
a	2023 base salary		$1,352,700	$585,100	$720,000	$522,100
b	Target bonus percentage (informal for Mr. Carlson)		100%	60%	90%	45%
c	Target bonus for 2023	a × b	$1,352,700	$351,060	$648,000	$234,945
d	Percentage of 2023 target bonus based on company performance		N/A	80%	80%	80%
e	Target bonus for company performance	c × d	—	$280,848	$518,400	$187,956
f	Calculation of amount reported under "Non-Equity Incentive Plan Compensation" column based on 2023 company performance (1)	e × company performance %	—	$264,278	$458,784	$176,867
g	Percentage of 2023 target bonus based on individual performance (informal for Mr. Carlson)		N/A	20%	20%	20%
h	Target bonus for individual performance	c x g	—	$70,212	$129,600	$46,989
i	Discretionary bonus factor based on individual performance		N/A	140%	115%	140%
j	Calculation of amount of discretionary bonus based on individual performance	h x i	N/A	$98,297	$149,040	$65,785
k	Other bonus (2)		$635,800	$16,570	$106,790	$11,089
l	Subtotal of amount reported under "Bonus" column	j + k	$635,800	$114,867	$255,830	$76,874
m	Total bonus for 2023 paid in 2024 (sum of amount reported under "Non-Equity Incentive Plan Compensation" column and amount reported under "Bonus" column) (3)	f + l	$635,800	$379,100	$714,600	$253,700
n	Total percent of target bonus	m / c	47%	108%	110%	108%
(1)"Company performance" with respect to Mr. Butman is based solely on the performance of TDS Telecom. "Company performance" with respect to Mr. Hanley and Ms. Villacrez is based on the performance of TDS, which was determined 70% based on the performance of UScellular and 30% based on the performance of TDS Telecom.
(2)Unlike the TDS 2023 Officer Bonus Program, which provides that a specified percentage of an officer's bonus will be determined based on company performance measures (as described above) and that the remaining percentage will be discretionary based on individual performance, the bonus guidelines for the TDS President and CEO (LeRoy T. Carlson, Jr.), do not provide such specificity and provide that the entire amount of the bonus is discretionary. Accordingly, the entire amount of the bonus for LeRoy T. Carlson, Jr. is reported under "Other bonus" above and in the "Bonus" column within the Summary Compensation Table. The bonus for Mr. Carlson reflects the CHRC's subjective judgment of the bonus that he should receive based on company performance, individual performance, and other factors, including total cash compensation of base salary and bonus, as discussed below. The amounts reflected in this row for Ms. Villacrez and Messrs. Butman and Hanley reflect the amounts attributable to TDS Telecom’s out-performance with respect to certain marketable fiber service goals, as described above.
(3)Sum of amounts reported under "Non-Equity Incentive Plan Compensation" column and amount reported under "Bonus" column are rounded to the nearest one-hundred.
The individual performance bonus factor for Messrs. Butman and Hanley and Ms. Villacrez was based on the recommendation of the TDS President and CEO based on his subjective judgment of their personal achievements and performance in 2023.
Laurent C. Therivel did not receive a bonus from TDS because his bonus was paid by UScellular, as described in UScellular's 2024 proxy statement.
Total Cash Compensation
The following shows information relating to total cash compensation in 2023 for the NEOs compensated primarily by TDS:

	LeRoy T. Carlson, Jr.	Vicki L. Villacrez	James W. Butman	Joseph R. Hanley
Base Salary in 2023	$1,352,700	$585,100	$720,000	$522,100
2023 Bonus Paid in 2024	$635,800	$379,100	$714,600	$253,700
Total Cash Compensation in 2023	$1,988,500	$964,200	$1,434,600	$775,800

The amount reported above as Base Salary represents the base salary paid to each NEO for 2023. The CHRC, based on its analysis and consultation with Compensation Strategies, believes that total target and cash compensation paid to TDS executive officers is in line with TDS' peers and that a greater proportion of the total cash compensation should be paid as salary and less should be paid as bonus compared to peers.
The CHRC bases its decisions on a subjective view of the appropriate cash compensation to be provided to the NEOs considering the following:
•Importance and performance of job responsibilities
•Financial performance of TDS and its subsidiaries
•Years of service with TDS, TDS Telecom and/or UScellular
•Compensation of officers at comparable companies with similar responsibilities
Long-Term Equity Compensation
Long-term equity compensation is intended to compensate executives for their contributions to long-term increases in shareholder value and serve as a retention tool. The CHRC determines long-term equity compensation awards to the NEOs (other than the President and CEO of UScellular whose equity awards are determined by the UScellular Long-Term Incentive Compensation Committee) under the TDS long-term incentive plans, which include restricted stock units, performance share units and bonus match units, as discussed below. Long-term equity is usually granted to all equity recipients at the same time each year. TDS may also make grants of equity awards during other times of the year as it deems appropriate. All restricted stock unit, performance share unit and bonus match unit awards are expensed over the applicable vesting periods.
With respect to long-term compensation, TDS Human Resources prepares an analysis of long-term compensation which is presented to the CHRC who approves the long-term compensation of the NEOs in part considering such information. The CHRC also looks at the mix of salary, bonus and long-term incentive compensation, and obtains additional information from its compensation consultant, Compensation Strategies.
Long-term compensation awards for NEOs are based, in part, on company and individual performance, with the goal of increasing long-term company performance and shareholder value. Restricted stock units and bonus match units generally vest over three years, and performance share unit awards are subject to performance goals with either a one-year or three-year performance period, to reflect the goal of relating long-term executive compensation to increases in shareholder value over the same period. The President and CEO of TDS may recommend to the CHRC long-term compensation in the form of performance share unit and restricted stock unit grants or otherwise for the executive officers other than himself.

Performance Share Units
Performance for the financial-based performance share units granted prior to 2023 is measured over a three-year time period using three key performance metrics. The three-year performance period applicable to each year's performance share unit awards results in an overlap of performance periods. Beginning in 2023, performance for the TDS Telecom financial-based performance share units is measured over a one-year time period using three key performance metrics, as described below. The TDS Corporate performance share units granted in 2023 include a total shareholder return metric with a three-year performance period and two performance-based operating targets based on UScellular's and TDS Telecom's 2023 Performance Award Payout Percentages with respect to a one-year performance period.
Performance against the goals established for each award is measured separately for each year's award. Information relating to prior awards was disclosed in previous proxy statements. The below describes the performance measures that are applicable to the 2023 awards and provides certain additional information regarding such awards. The performance measures established for executives of TDS differed from the performance measures established for executives of TDS Telecom.
With the pay-for-performance program, performance share unit awards are granted with a payout target opportunity in TDS Common Shares. Performance share unit awards granted prior to 2023 include payouts that could be increased up to 200% of target or reduced to 0% based on achievement of the key metrics. The TDS Telecom performance share unit awards granted in 2023 include payouts that could be increased up to 150% of target or reduced to 0% based on achievement of the key metrics and the TDS Corporate performance share unit awards granted in 2023 include payouts that could be increased up to 160% of target or reduced to 0% based on achievement of the total shareholders return metric and UScellular's and TDS Telecom's 2023 Performance Award Payout Percentages.
Performance share units accumulate dividend equivalents (in the form of additional performance share units) which are forfeitable if the performance metrics are not achieved. Dividend equivalents are accrued each quarter that TDS pays a dividend for the period between the grant date and the date the award is settled and will only be issued if and when the shares underlying the performance share units are issued.
TDS performance metrics and methodology for 2023 performance share unit awards

		Methodology during Performance Period	Performance Period	Min/Max Payout	Weighting
UScellular’s 2023 Performance Award Payout Percentage	•	As certified by the United States Cellular Corporation Long-Term Incentive Compensation Committee following the Performance Period	One-Year	0% to 150%	56%
TDS Telecom’s 2023 Performance Award Payout Percentage	•	As certified by the Compensation and Human Resources Committee following the Performance Period	One-Year	0% to 150%	24%
Relative Total Shareholder Return ("TSR")	•	Comparison of TDS to specified peer group from the beginning to the end of the performance period	Three-Year	0% to 200%	20%
	•	Dividends, if any, are deemed to be reinvested in additional shares of the subject company, based on the then-current closing stock price
TDS performance share unit peer group at December 31, 2023

Altice USA, Inc. American Tower Corp. ATN International, Inc. AT&T, Inc. Cable One, Inc. Charter Communications, Inc. Comcast Corp. Consolidated Communications Holdings, Inc.	Crown Castle International Corp. DISH Network Corp. EchoStar Corp. Equinix, Inc. IDT Corp. Iridium Communications, Inc. LumenTechnologies, Inc. SBA Communications Corp.	Shenandoah Telecommunications Co. T-Mobile U.S. Inc. Verizon Communications, Inc. ViaSat Inc. WideOpenWest, Inc.
See "Summary of 2023 Long-Term Equity Grants", and "2023 Grants of Plan-Based Awards Table", below for additional information regarding the TDS performance share unit awards granted to Messrs. Carlson and Hanley and Ms. Villacrez during 2023. These grants were made utilizing the TDS performance structure. Mr. Butman was granted a performance share unit award which utilized the TDS Telecom performance measures. See "TDS Telecom performance metrics and methodology for 2023 performance share unit awards", below. Mr. Therivel did not receive a TDS performance share unit grant because he was employed by UScellular.

Performance on 2021 TDS Performance Share Units Produced a 40% Payout
The performance period for the 2021 TDS performance share units ended on December 31, 2023 and performance attainment was certified by the CHRC on February 19, 2024. The certified attainment was 40% and the shares have been issued. The table below sets forth the certified attainment with respect to the 2021 TDS performance share units granted to Messrs. Carlson and Hanley.

Performance Measure(1)	3-Year Cumulative Targets	3-Year Cumulative Results	Target (100% Payout)(2)	Payout % Approved	Final Award(3)
Total Revenue	$16.819 Billion	$15.90 Billion	50,302	—%	—
Return on Capital	3.7%	1.4%	50,302	—%	—
Relative TSR	50.0%	86.8%	25,150	200.0%	57,606
Total Performance Share Units			125,754	40.0%	57,606

(1)Total Revenue, Return on Capital ("ROC") and Relative TSR performance measures are weighted 40%, 40% and 20%, respectively.
(2)Target amounts are original units at grant date and exclude accumulated dividend equivalents.
(3)Includes accumulated dividend equivalents.

The following summarizes the adjustment on February 19, 2024 of the performance share unit awards granted during 2021 to the following NEOs:

	Target Award	Payout above/(below) Target(1)	Total Award Payout
LeRoy T. Carlson, Jr.	117,761	(63,815)	53,946
Joseph R. Hanley	7,993	(4,333)	3,660
Total	125,754	(68,148)	57,606

(1)Includes accumulated dividend equivalents.

Performance on 2023 TDS Performance Share Units
The performance period for certain metrics for the 2023 TDS performance share units ended on December 31, 2023 and performance attainment was certified by the CHRC on February 19, 2024. The certified attainment was 119.0% for the UScellular’s 2023 Performance Award Payout Percentage and 74.1% for TDS Telecom’s 2023 Performance Award Payout Percentage. The TSR metric has a three-year performance period that will conclude on December 31, 2025. The CHRC will approve final attainment for the TSR metric after the performance period has concluded. The 2023 TDS performance share units remain subject to time-based vesting and will vest on the third annual anniversary of the grant date, if the executive remains employed until such date.
The total certified attainment for the UScellular and TDS Telecom 2023 Performance Award Payout Percentage performance measures was 84.4%. The table below sets forth the certified attainment with respect to these two performance measures for the 2023 TDS performance share units granted to Messrs. Carlson and Hanley and Ms. Villacrez.

Performance Measure(1)	1-Year Results	Target (100% Payout)(2)	Payout % Approved	Final Award(3)
UScellular’s 2023 Performance Award Payout Percentage	119.0%	362,429	119.0%	449,930
TDS Telecom’s 2023 Performance Award Payout Percentage	74.1%	155,328	74.1%	120,073
Relative TSR(4)	(4)	(4)	(4)	(4)
Total Performance Share Units		517,757	84.4%	570,003

UScellular's 2023 Performance Measures	1-Year Target	1-Year Results	Payout % Approved(5)	Weighted Payout %
Return on Capital	2.70%	3.02%	119%	119%
UScellular's 2023 Performance Award Payout Percentage				119%

TDS Telecom's 2023 Performance Measures	Target	Actual Results	Payout % Approved	Weighted Payout %
Total Revenue ($M)	$1,058	$1,028	85.8%	42.9%
Adjusted EBITDA ($M)	$283	$285	104.0%	31.2%
Return on Capital	2.0%	(16.2)%	—%	—%
TDS Telecom’s 2023 Performance Award Payout Percentage				74.1%

(1)UScellular’s and TDS Telecom's 2023 Performance Award Payout Percentages and TSR performance measures are weighted 56%, 24% and 20%, respectively.
(2)Target amounts are original units at grant date and exclude accumulated dividend equivalents.
(3)Includes accumulated dividend equivalents.
(4)The units applicable to the TSR performance measure are excluded from amounts in the above table. The TSR performance measure is weighted 20% and has a 3-year performance period ending on December 31, 2025.
(5)The 3.02% 1-year ROC results would have provided a 132% payout based on the original targets set by the LTICC at the beginning of the performance period. However, due to a change in amortization expense not contemplated in the original targets, the LTICC adjusted the ROC attainment to 2.89% resulting in a 119% payout.

The following summarizes the adjustment on February 19, 2024 of the performance share unit awards granted during 2023 to the following NEOs:

	Target Award(1)	Payout above/(below) Target(1)(2)	Total Award Payout(1)(2)
LeRoy T. Carlson, Jr.	430,212	43,413	473,625
Vicki L. Villacrez	52,446	5,292	57,738
Joseph R. Hanley	35,099	3,541	38,640
Total	517,757	52,246	570,003

(1)The units applicable to the TSR performance measure are excluded from amounts in the above table. The TSR performance measure is weighted 20% and has a 3-year performance period ending on December 31, 2025.
(2)Includes accumulated dividend equivalents.
TDS Telecom performance share units
Performance for the financial-based performance share units granted to TDS Telecom executives is measured using three key performance metrics specific to TDS Telecom's performance. Performance for the TDS Telecom performance share units granted in 2023 was measured over one year, and performance for the TDS Telecom performance share units granted in 2021 and 2022 was measured over three years. The TDS Telecom 2023 performance share units remain subject to time-based vesting and will be settled on the third annual anniversary of the grant date, if the executive remains employed until such date. James W. Butman is subject solely to the TDS Telecom performance measures with respect to the performance share unit awards granted in 2022 and 2023. Mr. Butman and Ms. Villacrez are both subject solely to the TDS Telecom performance measures with respect to the performance share unit awards granted in 2021.
With this pay-for-performance program, each of the TDS Telecom participants was granted a performance share unit award with a payout target opportunity in TDS Common shares. Based on the achievement of key metrics, the payout can be reduced to 0% or increased up to 200% of target in the case of the 2021 and 2022 performance share units, or up to 150% of target in the case of the 2023 performance share units.
TDS Telecom performance metrics and methodology for 2023 performance share unit awards (January 1, 2023 through December 31, 2023 performance period).

		Methodology during Performance Period	Weighting
Total Revenue	•	One-year Operating Revenue in the performance period	50%
Adjusted Earnings Before Interest, Tax, Depreciation, Amortization and Accretion ("EBITDA")	•	One-year Adjusted EBITDA in the performance period	30%
Return on Capital	•	One-year Return on Capital in the performance period	20%
	•	Based on Adjusted Net Operating Profit After Tax divided by Average Capital
See "Summary of 2023 Long-Term Equity Grants", and "2023 Grants of Plan-Based Awards Table", below for additional information regarding the TDS Telecom performance share unit awards granted to Mr. Butman during 2023.

Performance on 2021 TDS Telecom Performance Share Units Produced a 112.7% Payout
The performance period for the 2021 TDS Telecom performance share units ended on December 31, 2023 and performance attainment was certified by the CHRC on February 19, 2024. The certified attainment was 112.7%, which included an adjustment to the payout with respect to the Return on Capital metric due to an adjustment for a 2023 loss on goodwill impairment and an adjustment to depreciation for lower fiber capital expenditures and changes in the estimated useful life of depreciable assets. The table below sets forth the certified attainment with respect to the TDS Telecom performance share unit awards granted to Mr. Butman and Ms. Villacrez during 2021.

Performance Measure(1)	3-Year Cumulative Targets	3-Year Cumulative Results	Target (100% Payout)(2)	Payout % Approved	Final Award(3)
Total Revenue	$3.31 Billion	$3.05 Billion	11,129	61.8%	7,873
Adjusted EBITDA	$840 Million	$887 Million	11,129	155.1%	19,754
Return on Capital(4)	1.3%	1.6%	5,564	129.9%	8,282
Total Performance Share Units			27,822	112.7%	35,909

(1)Total Revenue, Adjusted EBITDA and Return on Capital ("ROC") performance measures are weighted 40%, 40% and 20%, respectively.
(2)Target amounts are original units at grant date and exclude accumulated dividend equivalents.
(3)Includes accumulated dividend equivalents .
(4)In February 2024, the CHRC determined to adjust the payout with respect to the ROC measure due to an adjustment for a 2023 loss on goodwill impairment and an adjustment to depreciation for lower fiber capital expenditures and changes in the estimated useful life of depreciable assets. Absent this adjustment, payout with respect to this measure would have been 0%. The Company incurred a $0.1 million modification expense related to the adjustment for Mr. Butman and Ms. Villacrez, which will be reflected as additional compensation in the 2024 Summary Compensation Table.
The following summarizes the adjustment on February 19, 2024 of the performance share unit awards granted during 2021 to the following NEOs:

	Target Award	Payout above/(below) Target(1)	Total Award Payout
Vicki L. Villacrez	3,955	1,144	5,099
James W. Butman	23,867	6,943	30,810
Total	27,822	8,087	35,909

(1)Includes accumulated dividend equivalents.
Performance on 2023 TDS Telecom Performance Share Units Produced a 74.1% Payout
The performance period for the 2023 TDS Telecom performance share units ended on December 31, 2023 and performance attainment was certified by the CHRC on February, 19, 2024. The certified attainment was 74.1% and the resulting shares will be issued on May 17, 2026, the vest date. The table below sets forth the certified attainment with respect to the TDS Telecom performance share units granted to James W. Butman during 2023.

Performance Measure(1)	1-Year Target	1-Year Results	Target (100% Payout)(2)	Payout % Approved	Final Award(3)
Total Revenue	$1,058 Million	$1,028 Million	63,025	85.8%	56,413
Adjusted EBITDA	$283 Million	$285 Million	37,815	104.0%	41,027
Return on Capital	2.0%	(16.2)%	25,210	—%	—
Total Performance Share Units			126,050	74.1%	97,440

(1)Total Revenue, Adjusted EBITDA and Return on Capital ("ROC") performance measures are weighted 50%, 30% and 20%, respectively.
(2)Target amounts are original units at grant date and exclude accumulated dividend equivalents.
(3)Includes accumulated dividend equivalents.

The following summarizes the adjustment on February 19, 2024 of the performance share unit awards granted during 2023 to the following NEO:

	Target Award	Payout above/(below) Target(1)	Total Award Payout(1)
James W. Butman	126,050	(28,610)	97,440

(1)Includes accumulated dividend equivalents.
Restricted Stock Units
Performance is also a factor in determining the number of shares subject to restricted stock unit awards made to the executive officers. A NEO receives an award of restricted stock units in the current year based in part on the achievement of certain levels of corporate performance in the immediately preceding year and based in part on the achievement of certain levels of individual performance in the immediately preceding year.
Executive officers do not automatically become entitled to restricted stock units as a result of the achievement of any corporate or individual performance levels. Although prior year performance is considered by the CHRC, the award of restricted stock units is entirely discretionary and a NEO has no right to any restricted stock units unless and until they are awarded.
The grant date fair value of restricted stock units is calculated as the product of the number of shares underlying the award and the closing price of the underlying shares on the grant date, reduced by the estimated value of the discounted cash flows of dividends that would normally be received with respect to the underlying shares (because restricted stock units do not receive credit for dividends prior to vesting). The restricted stock units granted in 2023 are earned, vested, and paid on a pro rata basis on the first, second, and third annual anniversaries of the grant date, subject to continued employment.
The total target long-term incentive value is determined by multiplying the officer's salary by a multiple. The multiple is determined considering the officer's job responsibilities and the market compensation data from Willis Towers Watson. See "Benchmarking/Market Compensation Data". The target value is adjusted for performance.
The following summarizes the TDS performance share unit and restricted stock unit grants made by the TDS CHRC on May 17, 2023 to the following NEOs (the amounts below may be rounded).
Summary of 2023 Long-Term Equity Grants

		Formula	LeRoy T. Carlson, Jr.	Vicki L. Villacrez	James W. Butman	Joseph R. Hanley
a	2023 Base Salary		$1,352,700	$585,100	$720,000	$522,100
b	Long-Term Incentive Target Multiple		473%	160%	250%	120%
c	Long-Term Incentive Target Value	a × b	$6,399,403	$936,157	$1,804,180	$626,527
d	PSUs Granted (1)	(c x %)/$ per unit	537,765	65,557	126,050	43,874
e	RSUs Granted (1)	(c × %)/$ per unit	489,438	89,499	172,086	59,898

(1)The NEOs were granted a mix of performance share units (50%) and restricted stock units (50%) based on their target value. Mr. Carlson was granted a mix of performance share units (60%) and restricted stock units (40%) based on his target value. For financial reporting purposes, the values used were determined using methodology based on FASB ASC 718. The values calculated in 2023 for NEOs including Mr. Carlson were performed using $7.14 per TDS performance share unit and $5.23 per TDS restricted stock unit, using the closing stock price on May 17, 2023 (in the case of the restricted stock units, reduced by the estimated value of the discounted cash flows of dividends that would normally be received with respect to the underlying shares).

Mr. Therivel participated in the UScellular long-term incentive plan as described in the UScellular 2024 proxy statement. During 2023, the UScellular Long-Term Incentive Compensation Committee (the "UScellular LTICC") adopted a resolution specifying that all award holders (including Mr. Therivel) would receive at the time of settlement of the 2021 and 2022 UScellular PSU awards, the greater of (i) the actual payout under the respective 2021 and 2022 UScellular PSUs as originally awarded and (ii) a discretionary amount to be determined by the UScellular LTICC, on the basis of quantitative and qualitative factors, with vesting not lower than 75% and not higher than 100% of the original award (subject to continued employment through the time based vesting date). The UScellular LTICC adopted this resolution in order to preserve the retentive effect of the 2021 and 2022 UScellular PSU awards. At the conclusion of the performance period for 2021 PSUs the UScellular LTICC determined that the actual payout under those awards under the original terms would have been 75%. In accordance with the modified terms, the UScellular LTICC determined to exercise its discretion to pay the awards out at 90%.
Other Benefits and Plans Available to NEOs
The NEOs participate in certain other benefits and plans, as described below.
To attract and retain high quality management, TDS' compensation packages are designed to compete with other companies for talented employees. The CHRC believes that the NEOs must be offered a competitive compensation package, including benefits and plans. Benefits and plans are an important part of the mix of compensation but do not significantly affect decisions relating to other elements of annual or long-term compensation.
Deferred Salary and Bonus under Deferred Compensation Arrangements
Deferred Salary and/or Bonus Arrangements. The NEOs are permitted to defer salary and/or bonus into an interest-bearing arrangement pursuant to deferred compensation agreements or plans. Pursuant to the agreement or plan, the officer's deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate for amounts deferred as an employee of TDS or TDS Telecom, or the twenty-year Treasury Bond rate for amounts deferred as an employee of UScellular, plus 1.25 percentage points, until the deferred compensation amount is paid to such person.
Deferred Bonus under Long-Term Incentive Plan ("LTIP"). In addition to being permitted to defer some or all of their bonuses into an interest-bearing arrangement as described immediately above, the NEOs are also permitted to defer some or all of their bonuses pursuant to a LTIP. Deferred bonus is deemed invested in TDS Common Share Units under the TDS LTIP in the case of deferrals attributable to employment with TDS and in UScellular Common Share Units under the UScellular LTIP in the case of deferrals attributable to employment with UScellular. The NEOs who defer bonus into deferred compensation stock units also receive a company match from TDS (or from UScellular, in the case of the President and CEO of UScellular). The match from TDS equals the sum of (i) 25 percent of the deferred bonus which does not exceed one-half of the NEO's gross bonus for the year, and (ii) 33 percent of the deferred bonus which exceeds one-half of the NEO's gross bonus for the year. The deferred bonus and match under the UScellular LTIP are described further in UScellular's 2024 proxy statement.
UScellular LTIP
The UScellular President and CEO does not participate in the TDS LTIP. Instead, the UScellular President and CEO participates in the UScellular LTIP. The Therivel Letter Agreement specifies the terms of his initial equity awards and provides an anticipated minimum value of his annual equity awards. Mr. Therivel received grants of equity awards under the UScellular LTIP in 2023. The UScellular LTIP is described in UScellular's 2024 proxy statement.

SERP
Each of the NEOs participates in a supplemental executive retirement plan or SERP, which is a non-qualified defined contribution plan. The SERP is not intended to provide substantial benefits other than to replace the benefits which cannot be provided under the TDS Pension Plan as a result of tax law limitations on the amount and types of annual employee compensation which can be taken into account under a tax qualified pension plan or other limitations. The SERP is unfunded. Participants are credited with interest on balances of the SERP. Under the SERP, the deferred balance is credited with an assumed rate of earnings on all amounts other than the contributions for the current year equal to the yield on ten-year BBB rated industrial bonds for the last trading date of the prior year as quoted by Standard & Poor's. The interest rate under the SERP for 2023 was set as of the last trading date of 2022 at 5.7293% per annum, based on the yield on ten-year BBB rated industrial bonds at such time.
A participant is entitled to distribution of his or her entire account balance under the SERP if the participant has a separation from service without cause, after either (a) his or her attainment of age 65; or (b) his or her completion of at least ten years of service. If a participant has a separation from service under circumstances other than those set forth in the preceding sentence, without cause, the participant will be entitled to distribution of 10% of his or her account balance for each year of service up to ten years. Upon a separation from service under circumstances that permit payments under the SERP, the participant will be paid his or her vested account balance in one of the following forms as elected by the participant prior to the first day of the plan year in which the participant commences participation in the SERP: (a) a single lump sum or (b) annual installments over a period of 5, 10, 15, 20, or 25 years. The SERP does not include any provision that would increase benefits or accelerate amounts upon any termination or change in control and, accordingly, no amount attributable to the SERP is included in the Table of Potential Payments upon Termination or Change in Control. Each NEO's SERP balance as of December 31, 2023 is set forth in the "Nonqualified Deferred Compensation" table below.
Perquisites
TDS provides limited perquisites to its officers. In addition, TDS has no formal plan, policy or procedure which entitles executive officers to any perquisites following termination or change in control. However, from time to time, TDS or its affiliates may enter into employment, retirement, severance or similar agreements that may provide for perquisites.
Impact of Accounting and Tax Treatments of Particular Forms of Compensation
The CHRC considers the accounting and tax treatments of particular forms of compensation, primarily to be informed and to confirm that Company personnel understand and recognize the appropriate accounting and tax treatments that will be required with respect to compensation. However, accounting treatments do not significantly impact the CHRC's determinations of the appropriate compensation for TDS executive officers.
Clawback Policy
TDS believes it is prudent to create and maintain a culture that emphasizes integrity and accountability while reinforcing its pay-for-performance compensation philosophy. In August 2023, TDS adopted a policy to require the return, repayment or forfeiture of any erroneously awarded incentive compensation received by any current or former NEO in the event of certain financial restatements, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and corresponding New York Stock listing standards.
TDS Policy on Executive Stock Ownership
TDS does not have a formal policy relating to stock ownership by executive officers. However, because the President and CEO of TDS, the President and CEO of TDS Telecom, and the Executive Vice President and Chief Financial Officer of TDS are directors of TDS, they are subject to the stock ownership guidelines applicable to directors. See "Corporate Governance—Stock Ownership Guidelines" and "Security Ownership of Certain Beneficial Owners and Management".
Prohibition of Derivative Trading, Hedging and Pledging of Shares
TDS' Policy Regarding Insider Trading and Confidentiality provides that the Board of Directors, officers and selected other persons that are subject to the earnings blackout policy may not, under any circumstances, trade options for, pledge, or sell "short," any securities of TDS or UScellular, and may not enter into any hedging, monetization or margin transactions with respect to any such securities.

Compensation and Human Resources Committee Report
TDS' CHRC oversees TDS' compensation program on behalf of the Board of Directors. The CHRC has reviewed and discussed the Compensation Discussion and Analysis with management and based on the review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in TDS' Proxy Statement and the Company's Annual Report on Form 10-K for the year-ended 2023.
This Compensation and Human Resources Committee Report is submitted by:

Christopher D. O'Leary, Chair	Kimberly D. Dixon	Wade Oosterman	Dirk S. Woessner

Risks from Compensation Policies and Practices
Based on its assessment in 2023, TDS does not believe that its compensation policies and practices risks are reasonably likely to have a material adverse effect on the Company or its financial statements or that any portion of its compensation policies and practices encourages excessive risk taking. TDS' compensation policies and practices have been developed over time with the assistance of Willis Towers Watson and Compensation Strategies.
TDS believes that its compensation programs do not encourage excessive risk taking for the following reasons:
•Our programs contain a mix of short and long-term compensation.
•Bonuses are not derived from a single component; individual and company performance components discourage risk taking.
•A portion of target long-term incentive compensation is restricted stock units which have value, unlike stock options which might be unexercisable due to stock price.
•Our performance share unit awards utilize multiple and diverse performance metrics to promote progress toward financial goals. Multiple diverse performance metrics discourage risk taking.
•TDS believes there is less risk related to compensation policies and practices for non-executive officers than executive officers.
In general, TDS believes that its risks are similar to those at other publicly traded companies. As a company engaged in wireless, wireline, cable and HMS businesses, TDS also faces risks like other companies of comparable size and industry sector. TDS does not have any business units that have significantly different risk profiles (such as a business unit involved in finance, securities, investing, speculation or similar activities), or where compensation expense is a dominant percentage of the business unit's revenues or with a risk and reward structure that varies significantly from the overall risk and reward structure of TDS.

Compensation Tables

2023 Summary Compensation Table

The following table summarizes the compensation earned by the named executive officers in 2023, and to the extent required by SEC disclosure rules, 2022 and 2021.

Name and Principal Position	Year	Salary	Bonus (a)	Stock Awards (b)	Option Awards (c)	Non-Equity Incentive Plan Compensation (d)	Change in Pension Value and Non-qualified Deferred Compensation Earnings (e)	All Other Compensation (f)	Total
LeRoy T. Carlson, Jr. (1)(2)(3)
President and CEO of TDS	2023	$1,352,700	$635,800	$7,654,987	—	—	$5,932	$28,097	$9,677,516
	2022	$1,352,700	$1,046,500	$6,503,975	—	—	$4,204	$22,361	$8,929,740
	2021	$1,352,700	$1,270,000	$6,245,236	$715,813	—	$3,860	$28,530	$9,616,139
Vicki L. Villacrez (2)(3)
Executive Vice President and Chief Financial Officer of TDS	2023	$585,100	$114,867	$936,336	—	$264,278	$2,403	$87,208	$1,990,192
	2022	$462,600	$73,900	$883,209	—	$198,150	$1,581	$77,759	$1,697,199
Laurent C. Therivel (2)(3)
President and CEO of UScellular	2023	$866,882	$1,226,030	$8,028,781	—	$644,670	$339	$93,407	$10,860,109
	2022	$824,887	$750,867	$4,699,725	—	$545,333	$29	$88,045	$6,908,886
	2021	$785,894	$358,374	$4,638,653	—	$609,626	—	$45,713	$6,438,260
James W. Butman (2)(3)
President and CEO of TDS Telecom	2023	$720,000	$255,830	$1,800,351	—	$458,784	$17,519	$91,943	$3,344,427
	2022	$685,700	$170,330	$1,391,256	—	$559,860	$26,619	$85,842	$2,919,607
	2021	$662,500	$286,150	$1,374,728	$181,507	$489,350	$30,464	$88,535	$3,113,234
Joseph R. Hanley (3)
Senior Vice President, Strategy and Corporate Development of TDS	2023	$522,100	$76,874	$675,487	—	$176,867	$2,098	$89,245	$1,542,671
	2022	$502,000	$60,090	$581,994	—	$156,680	$1,390	$74,125	$1,376,279

Explanation of Columns:
(a)Amounts reported in this column represent the discretionary portion of annual bonuses paid with respect to 2023. See the discussion under "Bonus" in the above Compensation Discussion and Analysis and in Note (3) below to the above Summary Compensation Table. For 2023 bonuses paid in 2024, Laurent C. Therivel deferred 15% into UScellular deferred compensation stock units. The amount reported in this column for Mr. Therivel in 2023 also includes a cash retention award paid in 2023 pursuant to the terms of the Therivel Letter Agreement.
(b)In accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC 718”), this represents the aggregate grant date fair value. Assumptions made in the valuation of the stock awards in this column are described in TDS' financial statements included in the accompanying Annual Report to Shareholders for the year ended December 31, 2023. In addition, as previously disclosed, amounts reflected in this column for 2023 include modification charges incurred in connection with the adjustment in February 2023 to the payouts for the TDS performance share units granted in 2020 with respect to the Total Revenue performance measure due to the unforeseeable impact to UScellular equipment revenues over the 2020-2022 performance period caused by the COVID-19 pandemic and the ROC performance measure due to changes to the estimated useful life of depreciable assets. The modification charges reflected in the table above are as follows: Mr. Carlson: $1,254,605 and Mr. Hanley $48,841. The amount reflected for Mr. Therivel for 2023 includes an aggregate modification charge of $3,103,967 incurred in connection with the adjustments to his 2021 and 2022 UScellular performance share units in May and November 2023, respectively.
The table below provides both the grant date fair value at target and at maximum for the 2023 performance share unit awards using TDS' May 17, 2023 grant date closing price of $7.14 for Messrs. Carlson, Butman, and Hanley and Ms. Villacrez, and UScellular's April 3, 2023 grant date closing price of $21.23 for Mr. Therivel.

	LeRoy T. Carlson, Jr.	Vicki L. Villacrez	Laurent C. Therivel	James W. Butman	Joseph R. Hanley
Grant Date Value (100%)	$3,839,642	$468,077	$2,432,300	$899,997	$313,260
Maximum Value *	$6,143,427	$748,923	$3,648,450	$1,349,996	$502,217
* The performance share unit awards granted to Messrs. Carlson and Hanley, and Ms. Villacrez have a maximum value of 160% and the performance share unit awards granted to Messrs. Therivel and Butman have a maximum value of 150%.

(c)    In accordance with FASB ASC 718, represents the aggregate grant date fair value. Assumptions made in the valuation of the option awards in this column are described in Note 18—Stock-Based Compensation, in TDS' financial statements included in the accompanying Annual Report to Shareholders for the year ended December 31, 2023.
(d)Represents the portion of the bonus that represents non-equity incentive plan compensation pursuant to SEC rules. See the discussion under "Bonus" in the above Compensation Discussion and Analysis and in Note (3) below to the above Summary Compensation Table.
(e)Includes the portion of interest that exceeded 120% of the amount calculated utilizing the applicable federal rate (AFR) at the time the interest rate was set. Each of the NEOs currently participates, formerly participated or will participate following satisfaction of minimum service requirements in a supplemental executive retirement plan or SERP. In addition, column (e) includes interest on deferred salary or bonus that exceeded 120% of the amount calculated utilizing the AFR, if any, as indicated in the below table. The amount reported for Mr. Butman for 2022 has been updated as compared to amounts previously reported to include excess earnings on his deferred salary and/or bonus accounts pursuant to an interest-bearing deferred compensation arrangement.

	LeRoy T. Carlson, Jr.	Vicki L. Villacrez	Laurent C. Therivel	James W. Butman	Joseph R. Hanley
SERP	$5,932	$2,403	$339	$4,197	$2,098
TDS Deferred Salary and Bonus	—	—	—	13,322	—
Total Excess Earnings	$5,932	$2,403	$339	$17,519	$2,098

(f)Does not include any discount amount under the TDS dividend reinvestment plans because such discounts are available generally to all security holders of TDS.
Does not include perquisites and other personal benefits, or property, unless the aggregate amount of such compensation is $10,000 or more. Perquisites do not include expenditures that are used exclusively for business purposes.

	LeRoy T. Carlson, Jr.	Vicki L. Villacrez	Laurent C. Therivel	James W. Butman	Joseph R. Hanley
Perquisites (if $10,000 or more):
Corporate automobile allowance and related expenses	$13,785	$9,386	$12,967	$15,043	$15,217
Other (Club Dues, Health and Fitness Reimbursements)	$1,572	—	$1,900	10,900	$5,472
Other (Non-Cash Award)	$200	$200	—	—	$200
Total Perquisites if $10,000 or more	$15,557	$9,586	$14,867	$25,943	$20,889
Contributions to Benefit Plans
TDSP	$12,540	$11,622	$12,540	—	$12,540
TDS Pension Plan	—	$40,174	$14,994	$66,000	$26,561
SERP	—	$25,826	$51,006	—	$29,255
Total, including perquisites if $10,000 or more	$28,097	$87,208	$93,407	$91,943	$89,245
Perquisites are valued based on the incremental cost to TDS or UScellular, as applicable. No amount is reported if the executive officer reimburses the cost to TDS or UScellular, as applicable. In 2023, perquisites primarily included an automobile allowance.
TDS and UScellular purchase tickets to various sporting, civic, cultural, charity and entertainment events. They use these tickets for business development, partnership building, charitable donations and community involvement. If not used for business purposes, they may make these tickets available to employees, including the NEOs, as a form of recognition and reward for their efforts. Because such tickets have already been purchased, we do not believe that there is any aggregate incremental cost to TDS or UScellular if a named executive officer uses a ticket for personal purposes.
TDS and its participating subsidiaries make annual employer contributions to the Tax-Deferred Savings Plan ("TDSP") and TDS Pension Plan for each participant.
The SERP is a non-qualified defined contribution plan that is available only to board-approved officers.

Footnotes:
(1)LeRoy T. Carlson, Jr., is included as TDS' principal executive officer. He is also Chair of UScellular and TDS Telecom. Although Mr. Carlson, Chair of UScellular, was an officer of UScellular in 2023 while employed by TDS, he was compensated by TDS in connection with services for TDS and TDS subsidiaries, including UScellular. A portion of his compensation expense incurred by TDS is allocated to UScellular by TDS, along with the allocation of other compensation expense and other expenses of TDS. This allocation by TDS to UScellular is done in the form of a single management fee pursuant to an Intercompany Agreement between TDS and UScellular. There is no identification or quantification of such compensation expense to UScellular, or of any other allocated expense in this management fee. The management fee is recorded as a single expense by UScellular, UScellular does not obtain details of the components that make up this fee and UScellular does not segregate this fee or allocate any part of the management fee to other accounts such as compensation expense. Accordingly, all of such compensation expense incurred by TDS is reported in the above table by TDS and is not reported by UScellular. UScellular discloses the amount of the management fee that it pays to TDS in its proxy statement together with a description of the Intercompany Agreement.
(2)LeRoy T. Carlson, Jr., Laurent C. Therivel, James W. Butman and Vicki L. Villacrez are also executive officers and/or directors of UScellular.
(3)The following summarizes the bonus amounts in the Summary Compensation Table for the named executive officers that were paid a bonus for 2023 performance, including the retention award paid to Mr. Therivel in December 2023. The bonus amounts other than such retention award were paid in 2024. Total bonus paid for 2023 performance is rounded to the nearest hundred.

	LeRoy T. Carlson, Jr.	Vicki L. Villacrez	Laurent C. Therivel	James W. Butman	Joseph R. Hanley
Total Bonus paid for 2023 Performance	$635,800	$379,100	$985,700	$714,600	$253,700
Less amount reported as Non-Equity Incentive Plan Compensation	—	$264,278	$644,670	$458,784	$176,867
Plus amount of retention bonus paid to Mr. Therivel	—	—	$885,000	—	—
Amount reported as Bonus for 2023	$635,800	$114,867	$1,226,030	$255,830	$76,874
Unlike the bonus program for certain other executive officers, which provides that a specified percentage of an officer's bonus will be determined based on company performance and on individual performance, the bonus guidelines for the President and CEO of TDS (LeRoy T. Carlson, Jr.), do not provide such specificity and provide that the entire amount of the bonus is discretionary. Accordingly, the entire amount of the bonus for LeRoy T. Carlson, Jr. is reported under the "Bonus" column of the Summary Compensation Table.

2023 Grants of Plan-Based Awards Table

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding plan-based awards in 2023.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum
					#	#	#
					(a)	(b)	(c)
LeRoy T. Carlson, Jr.
Awards in TDS Common Shares
TDS Restricted Stock Units (1)	5/17/23							489,438	$2,560,740
TDS Performance Share Units	5/17/23				53,777	537,765	860,424		$3,839,642
Modification of 2020 Performance Share Units (6)	2/20/23								$1,254,605
Vicki L. Villacrez
Non-Equity Incentive Plan Awards (5)		$4,213	$280,848	$547,654
Awards in TDS Common Shares
TDS Restricted Stock Units (1)	5/17/23							89,499	$468,259
TDS Performance Share Units	5/17/23				6,556	65,557	104,891		$468,077
Laurent C. Therivel
Non-Equity Incentive Plan Awards (5)		$23,406	$668,745	$1,233,835
Awards in USM Common Shares
USM Restricted Stock Units (3)	4/3/23							114,570	$2,432,321
USM Deferred Compensation Stock Match Units for 2022 Bonus Paid in 2023 (2)	3/10/23							2,046	$60,193
USM Performance Share Units (4)	4/3/23				57,285	114,569	171,854		$2,432,300
Modification of 2022 USM Performance Share Units (7)	11/27/23								$2,388,617
Modification of 2021 USM Performance Share Units (7)	5/23/23								$715,350
James W. Butman
Non-Equity Incentive Plan Awards (5)		$25,920	$518,400	$1,010,880
Awards in TDS Common Shares
TDS Restricted Stock Units (1)	5/17/23							172,086	$900,354
TDS Performance Share Units	5/17/23				12,605	126,050	189,075		$899,997
Joseph R. Hanley
Non-Equity Incentive Plan Awards (5)		$2,819	$187,956	$366,514
Awards in TDS Common Shares
TDS Restricted Stock Units (1)	5/17/23							59,898	$313,386
TDS Performance Share Units	5/17/23				4,387	43,874	70,199		$313,260
Modification of 2020 Performance Share Units (6)	2/20/23								$48,841

Explanation of Columns:
(a)-(c)The amounts shown under these columns reflect the number of TDS Common Shares that may be earned by each TDS NEO as a result of the performance share units granted to such officer under the award. The actual number of TDS Common Shares to be delivered to Messrs. Carlson and Hanley and Ms. Villacrez as a result of these performance share units will be determined by two performance-based operating targets based on UScellular's and TDS Telecom's 2023 Performance Award Payout Percentages over a one-year performance period running January 1, 2023 to December 31, 2023 and a total shareholder return metric that will be measured over a three-year performance period running January 1, 2023 to December 31, 2025. In the case of Mr. Butman, the actual number of TDS Common Shares to be delivered as a result of the performance share units was determined by the performance of TDS Telecom during the one-year performance period running January 1, 2023 through December 31, 2023, as measured against three performance criteria selected by the CHRC. To the extent earned, the 2023 performance share units will vest on May 17, 2026, subject to the NEO's continuous employment through such date. The TDS performance share units accumulate dividends (in the form of additional performance share units) which are forfeited if the performance metrics are not achieved. See footnote (4) to this table for information on the performance share units granted to Laurent C. Therivel.

Footnotes:
(1)These amounts represent TDS restricted stock units, one-third of which will become vested on each first, second and third annual anniversaries of the grant date, subject to the NEO's continuous employment through such date. Dividends are not earned with respect to TDS shares underlying restricted stock units until the award becomes vested and the shares are issued.
(2)Represents the number of deferred compensation stock units in UScellular Common Shares awarded to Laurent C. Therivel with respect to the company match related to deferred bonus compensation. The aggregate grant date fair value computed in accordance with FASB ASC 718 of the match stock units is reported in the Summary Compensation Table under the "Stock Awards" column. See the "2023 Nonqualified Deferred Compensation" table below for information regarding deferred compensation stock units.
(3)This amount represents the number of USM Common Shares underlying UScellular restricted stock units, one-third of which will become vested on each of the first, second and third annual anniversaries of the grant date, subject to Mr. Therivel's continuous employment through such date.
(4)These amounts reflect the number of USM Common Shares that may be earned by Laurent C. Therivel as a result of the UScellular performance share units granted to Mr. Therivel under the award. The actual number of USM Common Shares to be delivered to Mr. Therivel as the result of these performance share units was determined by the performance of UScellular during the one-year performance period running January 1, 2023 through December 31, 2023, as measured against a single performance criteria selected by the UScellular Long-Term Incentive Compensation Committee. To the extent earned, the 2023 performance share units will vest on April 3, 2026, subject to Mr. Therivel's continuous employment through such date.
(5)Represents amounts payable under the TDS Executive Officer Bonus Program or UScellular Annual Incentive Plan in the case of Mr. Therivel.
(6)The amount in this row represents the incremental fair value attributable to the modification of the 2020 performance share units held by the NEO in February 2023, as previously disclosed.
(7)The amount in this row represents the incremental fair value attributable to the modification of the 2021 and 2022 UScellular performance share units held by Mr. Therivel in 2023.

2023 Outstanding Equity Awards at Fiscal Year End
The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding outstanding equity awards at year end.

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
LeRoy T. Carlson, Jr.
Options:
2021 TDS Options (1)	5/19/21		104,390	$25.36	5/19/31
2020 TDS Options	5/21/20	77,100		$19.15	5/21/30
2019 TDS Options	5/22/19	33,624		$30.72	5/22/29
2018 TDS Options	5/23/18	18,320		$25.70	5/23/28
2017 TDS Options	5/24/17	39,700		$27.79	5/24/27
2016 TDS Options	8/15/16	53,800		$29.45	8/15/26
2015 TDS Options	5/11/15	236,100		$29.26	5/11/25
2014 TDS Options	5/16/14	225,000		$26.83	5/16/24
Restricted Stock Unit Awards:
2023 TDS RSUs (1)	5/17/23					489,438	$8,981,187
2022 TDS RSUs (1)	5/19/22					165,214	$3,031,677
2021 TDS RSUs (1)	5/19/21					136,827	$2,510,775
TDS Bonus Match Units not vested (4)	3/4/22					902	$16,544
Performance Share Units:
2023 TDS PSUs (5)	5/17/23					473,625	$8,691,019	112,202	$2,058,907
2022 TDS PSUs (6)	5/19/22							245,366	$4,502,466
2021 TDS PSUs (7)	5/19/21					53,946	$989,909
Total		683,644	104,390			1,319,952	$24,221,111	357,568	$6,561,373
Vicki L. Villacrez
Options:
2021 TDS Options (1)	5/19/21		4,386	$25.36	5/19/31
2020 TDS Options	5/21/20	6,625		$19.15	5/21/30
2019 TDS Options	5/22/19	3,061		$30.72	5/22/29
2018 TDS Options	5/23/18	17,305		$25.70	5/23/28
2017 TDS Options	5/24/17	14,256		$27.79	5/24/27
2016 TDS Options	8/15/16	13,512		$29.45	8/15/26
2015 TDS Options	5/11/15	11,403		$29.26	5/11/25
Restricted Stock Unit Awards:
2023 TDS RSUs (1)	5/17/23					89,499	$1,642,307
2022 TDS RSUs (1)	5/18/22					28,883	$530,003
2021 TDS RSUs (1)	5/19/21					5,462	$100,228
Performance Share Units:
2023 TDS PSUs (5)	5/17/23					57,738	$1,059,492	13,677	$250,973
2022 TDS PSUs (6)	5/18/22							28,202	$517,507
2021 TDS PSUs (7)	5/19/21					5,099	$93,567
Total		66,162	4,386			186,681	$3,425,597	41,879	$768,480

	Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options: (#) Exercisable	Number of Securities Underlying Unexercised Options: (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (b)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Laurent C. Therivel
Restricted Stock Unit Awards:
2023 USM RSUs (2)	4/3/23					114,570	$4,759,238
2022 USM RSUs (2)	4/4/22					73,248	$3,042,722
2021 USM RSUs (2)	4/5/21					61,141	$2,539,797
2020 USM RSUs (3)	7/1/20					72,510	$3,012,065
USM Bonus Match Units not vested (4)						2,461	$102,230
Performance Share Units:
2023 USM PSUs (2)	4/3/23					136,338	$5,663,481
2022 USM PSUs (2)	4/4/22							73,248	$3,042,722
2021 USM PSUs (2)	4/5/21					55,027	$2,285,822
2020 USM PSUs (8)	7/1/20							145,021	$6,024,172
Total USM		—	—			515,295	$21,405,355	218,269	$9,066,894
James W. Butman
Options:
2021 TDS Options (1)	5/19/21		26,470	$25.36	5/19/31
2020 TDS Options	5/21/20	40,962		$19.15	5/21/30
2019 TDS Options	5/22/19	17,259		$30.72	5/22/29
2018 TDS Options	5/23/18	73,723		$25.70	5/23/28
2017 TDS Options	5/24/17	60,835		$27.79	5/24/27
2016 TDS Options	8/15/16	54,100		$29.45	8/15/26
Restricted Stock Unit Awards:
2023 TDS RSUs (1)	5/17/23					172,086	$3,157,778
2022 TDS RSUs (1)	5/18/22					45,498	$834,888
2021 TDS RSUs (1)	5/19/21					32,961	$604,834
Performance Share Units:
2023 TDS PSUs (5)	5/17/23					97,440	$1,788,024
2022 TDS PSUs (6)	5/18/22							44,427	$815,235
2021 TDS PSUs (7)	5/19/21					30,810	$565,364
Total		246,879	26,470			378,795	$6,950,888	44,427	$815,235

Joseph R. Hanley
Options:
2021 TDS Options (1)	5/19/21		7,748	$25.36	5/19/31
2020 TDS Options	5/21/20	12,423		$19.15	5/21/30
2019 TDS Options	5/22/19	7,145		$30.72	5/22/29
2018 TDS Options	5/23/18	7,540		$25.70	5/23/28
2017 TDS Options	5/24/17	7,201		$27.79	5/24/27
2016 TDS Options	8/15/16	7,256		$29.45	8/15/26
2015 TDS Options	5/11/15	26,902		$29.26	5/11/25
2014 TDS Options	5/16/14	25,434		$26.83	5/16/24
Restricted Stock Unit Awards:
2023 TDS RSUs (1)	5/17/23					59,898	$1,099,128
2022 TDS RSUs (1)	5/18/22					19,033	$349,256
2021 TDS RSUs (1)	5/19/21					9,249	$169,719
Performance Share Units:
2023 TDS PSUs (5)	5/17/23					38,640	$709,044	9,154	$167,976
2022 TDS PSUs (6)	5/18/22							18,584	$341,016
2021 TDS PSUs (7)	5/19/21					3,660	$67,161
Total		93,901	7,748			130,480	$2,394,308	27,738	$508,992

Explanation of Columns:
(a)With respect to TDS awards, represents the market value of TDS Common Shares underlying stock awards that had not vested as of December 29, 2023 (the last trading day of 2023) or $18.35 per share. With respect to UScellular awards, represents the market value of USM Common Shares underlying stock awards that had not vested as of December 31, 2023 or $41.54 per share.
(b)The number of shares included in column (b) above is the target number of shares increased, in accordance with award terms, by dividend equivalents assuming the reinvestment of dividends on such awards. Such dividend equivalents will become vested only if the underlying performance share units become vested.
Footnotes:
(1)The 2021 TDS options, and 2021 and 2022 TDS restricted stock units, will vest on the third anniversary of the grant date. The 2023 TDS restricted stock units will vest one-third on each first, second and third annual anniversaries of the grant date.
(2)The 2021 and 2022 UScellular restricted stock units, and 2021, 2022 and 2023 UScellular performance share units, will vest on the third anniversary of the grant date. The 2023 UScellular restricted stock units will vest one-third on each first, second and third annual anniversaries of the grant date. The 2022 UScellular performance share units are subject to the achievement of threshold performance measures over a three-year period relating to Return on Capital. The number of shares included in the above table for the 2022 UScellular performance share units is the Target number of shares. The number of shares included in the above table for the 2021 and 2023 UScellular performance share units is the actual number of shares earned for such awards over the three-year and one-year performance periods ending December 31, 2023, respectively.
(3)The restricted stock units granted to Mr. Therivel in connection with his employment commencement become vested on July 1, 2026.
(4)Represents deferred compensation stock match units awarded to such NEO with respect to deferred bonus compensation. See "2023 Nonqualified Deferred Compensation Table" below. Represents the number of TDS Common Shares (or USM Common Shares if indicated) underlying deferred compensation stock match units that have not vested. Generally, one-third of the deferred compensation stock match units become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such officer is an employee of TDS or an affiliate on such date. Accordingly, with respect to Mr. Carlson, share units are scheduled to vest on December 31, 2024 (902), and with respect to Mr. Therivel, share units are scheduled to vest on each of December 31, 2024 (1,779) and December 31, 2025 (682). Upon separation from the Company, any company match earned is fully vested for employees who are retirement eligible. As of December 31, 2023, Mr. Carlson was retirement eligible, and Mr. Therivel was not retirement eligible, under the terms of the deferred compensation arrangements.
(5)Such TDS performance share units will cliff vest 3 years from the grant date subject to the achievement of threshold performance measures, in the case of Messrs. Carlson and Hanley and Ms. Villacrez, UScellular's and TDS Telecom's 2023 Performance Award Payout Percentages over a one-year performance period running January 1, 2023 to December 31, 2023 and a performance measure of a three-year period relating to Relative Total Shareholder Return compared to a defined peer group, and in the case of Mr. Butman, performance measures over a one-year performance period running January 1, 2023 to December 31, 2023, relating to TDS Telecom's Total Revenue, Return on Capital and Adjusted Earnings Before Interest, Tax, Depreciation, Amortization and Accretion (EBITDA). The number of shares included in this row are the target number of shares if included under column (b), and otherwise are the final approved number of shares, increased, in accordance with award terms, by dividend equivalents assuming the reinvestment of dividends on such awards. Such dividend equivalents will become vested only if the underlying performance share units become vested.
(6)Such TDS performance share units will vest approximately 2.5 years from the grant date, or on December 31 in the second year following the grant date, subject to the achievement of threshold performance measures over a three-year period relating to, in the case of Messrs. Carlson and Hanley, and Ms. Villacrez, Total Revenue, Return on Capital and Relative Total Shareholder Return compared to a defined peer group, and in the case of Mr. Butman, TDS Telecom's Total Revenue, Return on Capital and Adjusted Earnings Before Interest, Tax, Depreciation, Amortization and Accretion (EBITDA).
(7)Represents 2021 TDS performance share unit awards. The three-year performance period ended December 31, 2023 and on February 19, 2024, the CHRC certified a 40.0% payout for Messrs. Carlson and Hanley's performance share units (based on TDS performance) and a 112.7% payout for Ms. Villacrez and Mr. Butman's performance share units (based on TDS Telecom performance).
(8)These performance share units represent a performance-based equity award granted to Laurent C. Therivel on July 1, 2020 (the "Accomplishment Award") in connection with his employment commencement. The award has a variable vesting period which could range from 2.5 to 6.5 years dependent on attainment of performance conditions. The Accomplishment Award vests if during any two calendar-year period commencing no earlier than January 1, 2021 and ending no later than December 31, 2026, UScellular achieves both of the following performance conditions: (1) an average total revenue growth rate that exceeds the average total revenue growth rate of the wireless industry; and (2) an average annual return on capital that exceeds six percent. Both performance conditions must be satisfied during the same two calendar-year period and the Accomplishment Award is binary - the award does not vest if both performance conditions are not satisfied.

2023 Option Exercises and Stock Vested

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding option exercises and stock vested in 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
LeRoy T. Carlson, Jr.
TDS Stock Awards Vested (Date of Vesting):
2020 Restricted Stock Units (5/21/23)			82,507	$573,424
2020 Performance Share Units (2/20/23)			199,190	$2,728,903
TDS Bonus Match Units (12/31/23) (1)(2)			4,633	$85,019
Total TDS	—	—	286,330	$3,387,346
Vicki L. Villacrez
TDS Stock Awards Vested (Date of Vesting):
2020 Restricted Stock Units (5/21/23)			6,689	$46,489
2020 Performance Share Units (2/20/23)			5,651	$77,419
Total TDS	—	—	12,340	$123,908
Laurent C. Therivel
USM Stock Awards Vested (Date of Vesting):
USM Bonus Match Units (12/31/23) (1)(2)			2,120	$88,065
Total USM	—	—	2,120	$88,065
James W. Butman
TDS Stock Awards Vested (Date of Vesting):
2020 Restricted Stock Units (5/21/23)			41,356	$287,424
2020 Performance Share Units (2/20/23)			34,966	$479,034
Total TDS	—	—	76,322	$766,458
Joseph R. Hanley
TDS Stock Awards Vested (Date of Vesting):
2020 Restricted Stock Units (5/21/23)			11,286	$78,438
2020 Performance Share Units (2/20/23)			7,753	$106,216
Total TDS	—	—	19,039	$184,654
Footnotes:
(1)Pursuant to the TDS LTIP (or the UScellular LTIP in the case of deferred compensation stock units granted under that plan), the company-match deferred compensation stock units relating to deferred bonus generally vest one-third on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that the award recipient is an employee of TDS or an affiliate on such date. The stock price used to calculate the value realized on vesting was the closing price of TDS Common Shares of $18.35 (or the closing price of USM Common Shares of $41.54 for USM deferred compensation stock units) on December 29, 2023, the last trading day of 2023.
See "2023 Nonqualified Deferred Compensation Table" below.
Any unvested company match units become fully vested upon separation from the Company for employees who are retirement eligible at the time of their separation. Mr. Carlson qualifies as retirement eligible under the TDS stock match program. As of December 31, 2023, Mr. Therivel was not retirement eligible under the UScellular stock match program.
(2)Amounts reported with respect to vested TDS deferred compensation stock units include the value of any credited dividend equivalents. UScellular does not currently pay regular dividends.
Pension Benefits
TDS and UScellular executive officers are covered by the TDSP and the Pension Plan, each of which is a tax-qualified defined contribution plan, and the SERP, which is a non-qualified contribution plan. The named executive officers only participate in tax-qualified defined contribution plans and a non-qualified defined contribution plan. Accordingly, the Pension Benefits table required to be provided by SEC rules is not applicable.

The following table shows, as to the executive officers who are named in the Summary Compensation Table, certain information regarding nonqualified deferred compensation.

2023 Nonqualified Deferred Compensation
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
LeRoy T. Carlson, Jr.
SERP (1)
Company Contribution
Total Interest			$54,806
Balance at year end					$991,074
Bonus Deferral and Company Match into TDS Phantom Shares (3)
Dividend Equivalents of 2,656 TDS Shares			$48,745
Changes in value in 2023			$553,899
Distribution of 13,007 TDS Shares in 2023				$(149,975)
Accumulated Balance at Year End:
70,504 vested TDS Shares					$1,293,748
902 unvested TDS Shares					$16,552
Aggregate Total (4)	—	—	$657,450	$(149,975)	$2,301,374
Vicki L. Villacrez
SERP (1)
Company Contribution		$25,826
Total Interest			$22,204
Balance at year end					$427,359
Aggregate Total (4)	—	$25,826	$22,204	—	$427,359
Laurent C. Therivel
SERP (1)
Company Contribution		$51,006
Total Interest			$3,131
Balance at year end					$107,627
Bonus Deferral and Company Match into UScellular Phantom Shares (3)
Deferral of 2022 bonus paid in 2023 - 6,133 USM Shares	$134,435
Company Match for 2022 bonus paid in 2023 - 2,046 USM Shares		$44,848
Changes in value in 2023			$538,561
Accumulated Balance at Year End:
23,993 vested USM Shares					$996,669
2,461 unvested USM Shares					$102,230
Aggregate Total (4)	$134,435	$95,854	$541,692	—	$1,206,526
James W. Butman
SERP (1)
Company Contribution
Total Interest			$38,772
Balance at year end					$701,137
Compensation deferred to Interest Account in prior year (2)
Total Interest		$142,840
Balance at year end					$2,748,768
Aggregate Total (4)	—	$142,840	$38,772	—	$3,449,905
Joseph R. Hanley
SERP (1)
Company Contribution		$29,255
Total Interest			$19,388
Balance at year end					$379,859
Aggregate Total (4)	—	$29,255	$19,388	—	$379,859

Footnotes:
(1)Each of the NEOs participate or formerly participated or will participate following satisfaction of minimum service requirements in the SERP. Mr. Carlson did not receive a SERP contribution with respect to 2023 because, based on the terms of the TDS Pension Plan and SERP, he is deemed to be fully funded and thus no longer eligible for ongoing contributions to such plans. Mr. Butman did not receive a SERP contribution because he received the maximum allowable annual contribution under the Pension Plan. Under the SERP, the deferred balance is credited with an assumed rate of earnings on all amounts other than the contributions for the current year equal to the yield on ten year BBB rated industrial bonds for the last trading date of the prior year as quoted by Standard & Poor's. The interest rate under the SERP for 2023 was set as of the last trading date of 2022 at 5.7293% per annum, based on the yield on ten-year BBB rated industrial bonds at such time.
(2)Represents deferred salary and/or bonus accounts pursuant to interest-bearing deferred compensation agreements. Pursuant to the agreements, the deferred accounts are credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate for salary or bonus deferred as an employee of TDS or TDS Telecom, or the twenty-year Treasury Bond rate for salary or bonus deferred as an employee of UScellular, plus 1.25 percentage points, until the deferred compensation amount is paid to such person.
(3)The amounts represent deferrals of annual bonus under deferred compensation stock unit deferral arrangements.
(4)The following is a summary of the amount of the above year-end total deferred compensation balances which has been included in the compensation reported in the Summary Compensation Table. The below amounts do not include previously reported deferred compensation that has been distributed.

	LeRoy T. Carlson, Jr.	Vicki L. Villacrez	Laurent C. Therivel	James W. Butman	Joseph R. Hanley
Aggregate Deferred Balances 12/31/22 (includes amounts reported as compensation in years prior to 2022)	$1,793,899	$379,329	$434,545	$3,268,293	$331,216
Net amount reported in above table for 2023 (includes amounts reported as compensation in 2023)	$507,475	$48,030	$771,981	$181,612	$48,643
Aggregate Deferred Balances 12/31/23	$2,301,374	$427,359	$1,206,526	$3,449,905	$379,859
Potential Payments upon Termination or Change in Control
TDS does not have any plans or policies that provide for severance or other compensation or benefits to the NEOs upon termination or a change in control other than the acceleration of vesting of option and stock awards upon certain events as discussed herein and other than any agreements described in the footnotes to the below Table of Potential Payments upon Termination or Change in Control. TDS may enter into agreements or arrangements with officers that provide for severance or other compensation or benefits under circumstances that are negotiated with an officer in connection with the employment or termination of employment of such officer. Any such agreement or arrangement is based on the facts and circumstances at the time relating to that particular employment relationship.
The acceleration of vesting of awards may be considered to be appropriate upon certain qualified termination events or a change in control, but TDS does not consider it appropriate to generally provide for other significant severance or similar benefits in such events or to permit the acceleration of vesting of awards as a general rule for non-qualified termination events. TDS considers the fact that, unlike companies that may be widely held, TDS is controlled by the TDS Voting Trust. As a result, TDS does not follow the practices of certain other companies that may provide for substantial benefits upon a termination or a change in control as a standard practice. Instead, potential payments upon a termination or a change in control are designed primarily so that employees are neither harmed nor given a windfall in such circumstances. The acceleration of awards under certain circumstances is intended to motivate executive officers to act in the long-term interests of TDS. The foregoing limited and customized approach to termination payments is consistent with TDS' overall compensation objectives, as discussed herein. These objectives assume that officers will be compensated primarily based on performance during their continued employment with TDS and are designed to motivate executive officers to act in the long-term interest of TDS, recognizing that TDS is a controlled company. As a result, these objectives do not contemplate providing significant benefits upon or providing significant incentives with respect to qualified termination events or a change in control or providing any benefits upon non-qualified termination events.

Therivel Letter Agreement
Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment is involuntarily terminated by UScellular without cause or upon the occurrence of a change in control, then, subject to his execution and non-revocation of a Release in the case of involuntary termination without cause (a “Release”), UScellular at that time will pay him any remaining cash retention award due to him (otherwise scheduled to be paid on December 1, 2024 ($295,000)), with such amount to be paid in a lump sum within thirty days following such termination or change in control. In addition, in the event Mr. Therivel's employment is involuntarily terminated without cause prior to April 1, 2027, and subject to his execution and non-revocation of a Release, UScellular will pay him a lump sum severance amount equal to his then current annual base salary. In May 2023, the Therivel Letter Agreement was amended to provide that in the event Mr. Therivel's employment is involuntarily terminated without cause, and subject to his execution and non-revocation of a Release, Mr. Therivel also will be entitled to pro-rata vesting of his outstanding equity awards, other than his Accomplishment Award (based on Mr. Therivel's period of employment during the original vesting period and with any performance measures deemed satisfied at target).
Table of Potential Payments upon Termination or Change in Control
The following table summarizes the estimated payments to be made under each contract, agreement, plan or arrangement which provides for payments to a NEO at, following, or in connection with any termination of employment including by resignation, severance, retirement, disability or a constructive termination, or a change in control or a change in the NEO's responsibilities.
The following table provides quantitative disclosure, assuming that the triggering event took place on December 31, 2023. The following describes triggering events ("Triggering Events") under the TDS LTIP:
TDS LTIP:  Additional payments may become due as a result of the acceleration of the vesting of stock options, restricted stock units and/or bonus match units upon the following: (i) a qualified disability, (ii) death, (iii) a Change in Control, and (iv) a qualified retirement.
Additional payments also may become due for the performance share units in the event of death, a qualified disability or a qualified retirement during the restriction period, in which case, the officer will receive a pro-rata payout following the restriction period based upon actual performance achievement. In the event of a change in control, payout will be made following the restriction period to officers who remain employed through the end of the restriction period based upon the greater of target and actual performance achievement, provided that in the event of death, a qualified disability, a qualified retirement, a termination by the officer for good reason or a termination by TDS without cause during the restriction period, payout to the officer will vest and generally be accelerated.
The triggering events for UScellular awards are described in the UScellular 2024 proxy statement.

2023 Table of Potential Payments upon Termination or Change in Control

Name	Early Vesting of Options	Early Vesting of Stock Awards	Other	Total
	(a)	(b)
LeRoy T. Carlson, Jr.
Unexercisable Stock Options for 104,390 Common Shares (1)				$0
Unvested Restricted Stock Unit Awards and Bonus Match Units for 792,381 Common Shares		$14,540,184		$14,540,184
Unvested Performance Shares for 941,236 Common Shares (2)		$17,271,681		$17,271,681
Aggregate Totals	—	$31,811,865	—	$31,811,865
Vicki L. Villacrez
Unexercisable Stock Options for 4,386 Common Shares (1)				$0
Unvested Restricted Stock Unit Awards for 123,844 Common Shares		$2,272,537		$2,272,537
Unvested Performance Shares for 101,690 Common Shares (2)		$1,866,012		$1,866,012
Aggregate Totals	—	$4,138,549	—	$4,138,549
Laurent C. Therivel
Unvested Restricted Stock Unit Awards and Bonus Match Units for 323,930 USM Common Shares (4)		$13,456,052		$13,456,052
Unvested Performance Shares for 270,727 USM Common Shares (3)(4)		$11,246,000		$11,246,000
Unvested Accomplishment Award for 48,340 USM Common Shares (3)(4)		$2,008,057		$2,008,057
Payment of Cash Retention Awards (5)			$295,000	$295,000
One-Year of Current Salary as Severance (5)			$868,500	$868,500
Aggregate Totals	—	$26,710,109	$1,163,500	$27,873,609
James W. Butman
Unexercisable Stock Options for 26,470 Common Shares (1)				$0
Unvested Restricted Stock Unit Awards for 250,545 Common Shares		$4,597,501		$4,597,501
Unvested Performance Shares for 206,734 Common Shares (2)		$3,793,569		$3,793,569
Aggregate Totals	—	$8,391,070	—	$8,391,070
Joseph R. Hanley
Unexercisable Stock Options for 7,748 Common Shares (1)				$0
Unvested Restricted Stock Unit Awards for 88,180 Common Shares		$1,618,103		$1,618,103
Unvested Performance Shares for 73,502 Common Shares (2)		$1,348,762		$1,348,762
Aggregate Totals	—	$2,966,865	—	$2,966,865

Explanation of Columns:
(a)Represents the maximum potential value of accelerated stock options assuming that a Triggering Event took place on December 31, 2023 and that the price per share of the registrant's securities was $18.35, the closing market price of TDS Common Shares as of December 29, 2023, the last trading day of 2023. Includes only the aggregate difference between the exercise price of such stock options and such year-end stock price. No dollar amount is indicated if the exercise price of such stock options exceeded such year-end stock price.
(b)Represents the maximum potential value of accelerated restricted stock units, performance share units and any bonus match units assuming that a Triggering Event took place on December 31, 2023 and that the price per share of the registrant's securities was $18.35 (for the NEOs other than Mr. Therivel), and $41.54 (for Mr. Therivel), the closing market price of TDS Common Shares, and UScellular Common Shares, respectively, as of December 29, 2023, the last trading day of 2023.

Footnotes:
(1)The following table shows the intrinsic value of the unexercisable options, if any, calculated as the difference between the exercise price of such stock options and the closing price of a TDS Common Share on December 29, 2023, the last trading day of 2023.

Option (Per Share Exercise Price of Options)	Number of Shares Underlying Specified Awards that are Unexercisable at 12/31/23	Value at 12/31/23 based on $18.35 per TDS share	Less Aggregate Exercise Price	Difference (if Positive)
LeRoy T. Carlson, Jr.
2021 Options ($25.36)	104,390	$1,915,557	$2,647,330
Total	104,390			—
Vicki L. Villacrez
2021 Options ($25.36)	4,386	$80,483	$111,229
Total	4,386			—
James W. Butman
2021 Options ($25.36)	26,470	$485,725	$671,279
Total	26,470			—
Joseph R. Hanley
2021 Options ($25.36)	7,748	$142,176	$196,489
Total	7,748			—
(2)Represents the maximum number of unvested TDS performance share units that would become vested based upon the greater of (i) actual achievement through December 31, 2023 and (ii) an achievement level resulting in a payout equal to the target. The above table reflects Messrs. Carlson and Hanley's performance share units (based on TDS performance), and Ms. Villacrez's 2023 and 2022 performance share units (based on TDS performance) at the target amounts since target exceeded actual achievement through December 31, 2023. The above table reflects Mr. Butman's 2023 and 2022 performance share units (based on TDS Telecom performance) at the target amounts since target exceeded actual achievement through December 31, 2023. Mr. Butman's and Ms. Villacrez's 2021 performance share units (based on TDS Telecom performance) are reflected at the actual achievement since actual achievement exceeded target through December 31, 2023.
(3)Represents unvested UScellular performance share units. See the "Outstanding Equity Awards at Fiscal Year End" table for details.
(4)Pursuant to the Therivel Letter Agreement, in the event of a change in control of UScellular prior to April 1, 2027, the Chairman will recommend that one-third of the Accomplishment Award vest and all of Mr. Therivel's other outstanding equity awards vest in full. In addition, the Therivel Letter Agreement provides that, in the event Mr. Therivel's employment is involuntarily terminated by UScellular without cause, he will receive a pro-rated vesting of his outstanding equity awards, other than his Accomplishment Award. Assuming such an event took place on December 29, 2023, the last business day of 2023 and, if applicable, that the price per share of the UScellular Common Shares was $41.54, the closing market price as of December 29, 2023, Mr. Therivel's pro-rated payout value would have been $11,817,548.
(5)Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment is involuntarily terminated by UScellular without cause or upon the occurrence of a change in control, UScellular at that time shall pay him any remaining cash retention award due to him (otherwise scheduled to be paid on December 1, 2024 ($295,000)). Pursuant to the Therivel Letter Agreement, in the event Mr. Therivel's employment is involuntarily terminated by UScellular without cause prior to April 1, 2027, UScellular shall pay him a severance amount equal to his then current annual base salary.

CEO Pay Ratio
We believe our executive compensation program must be consistent and internally equitable to motivate our employees to perform in ways that build value over the long-term for our shareholders. We are committed to internal pay equity, and the CHRC monitors the relationship between the pay of our executive officers and the pay of our non-executive employees. The CHRC reviewed a comparison of our CEO's annual total compensation in fiscal year 2023 to that of all other Company employees for the same period.
Our calculation includes all active employees as of December 31, 2023.
We identified our median employee (the "Median Employee") by calculating the annualized salary/wages for each of our active employees as of December 31, 2023; ranking the annual salaries and wages of all employees except for the President and CEO from lowest to highest; and then identified the Median Employee. The annualized salary/wages of the Median Employee was then adjusted to the extent necessary so that is determined on the same basis as the compensation of the President and CEO in the Summary Compensation Table
The annual total compensation for fiscal year 2023 for our CEO was $9,677,516 and for the Median Employee was $71,331. The resulting ratio of our CEO’s pay to the pay of our Median Employee for fiscal year 2023 is 135.7 to 1.

Pay Versus Performance

	Summary Compensation Table Total for LeRoy T. Carlson, Jr. (2)	Compensation Actually Paid to LeRoy T. Carlson, Jr. (3)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (3)	Value of Initial Fixed $100 Investment Based On (4):		Net Income (Loss)	ROC (6)
Year (1)					Total Shareholder Return	Peer Group Total Shareholder Return (5)
	($)	($)	($)	($)	($)	($)	($)	(%)
2023	$9,677,516	$24,429,347	$4,434,350	$8,670,292	$86.00	$84.00	$(487,287,212)	(1.7)%
2022	$8,929,740	$237,089	$2,694,344	$(117,463)	$46.00	$81.00	$71,656,249	1.8%
2021	$9,616,139	$7,034,857	$3,284,862	$4,231,000	$85.00	$86.00	$188,119,059	4.0%
2020	$9,512,073	$6,542,246	$5,009,231	$3,172,184	$76.00	$94.00	$269,392,271	5.0%
(1)The Principal Executive Officer ("PEO") and NEOs for the applicable years were as follows:
•2023: LeRoy T. Carlson served as the Company's PEO for the entirety of 2023 and the Company's other NEOs were: Laurent C. Therivel, Vicki L. Villacrez, James W. Butman and Joseph R. Hanley.
•2022: LeRoy T. Carlson served as the Company's PEO for the entirety of 2022 and the Company's other NEOs were: Laurent C. Therivel, Vicki L. Villacrez, James W. Butman, Joseph R. Hanley and Peter L. Sereda.
•2021: LeRoy T. Carlson served as the Company's PEO for the entirety of 2021 and the Company's other NEOs were: Laurent C. Therivel, James W. Butman, Peter L. Sereda and Kurt B. Thaus.
•2020: LeRoy T. Carlson served as the Company's PEO for the entirety of 2020 and the Company's other NEOs were: Laurent C. Therivel, James W. Butman, Peter L. Sereda, Scott H. Williamson and Kenneth R. Meyers.
(2)Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Carlson (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for our other NEOs reported for the applicable year other than the PEO for such years.
(3)To calculate compensation actually paid, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. A reconciliation of the adjustments for Mr. Carlson and for the average of the other NEOs is set forth following the footnotes to this table.
(4)Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2019 in TDS' common stock. Historic stock price performance is not necessarily indicative of future stock price performance.
(5)The TSR Peer Group consists of the component companies of the Dow Jones U.S. Telecommunications Index.
(6)The CHRC uses Return on Capital as our Company selected metric, which is calculated as earnings before interest, adjusted for income tax impacts, divided by the sum of total debt, right of use lease liabilities, and total equity. This is one of the metrics used to measure performance under the PSU awards.

Compensation Actually Paid Adjustments (a)

Year	Summary Compensation Table Total	(Minus) Grant Date Fair Value of Awards Granted in Fiscal Year	Plus Fiscal Year-End Fair Value of Outstanding and Unvested Awards Granted in Fiscal Year	Plus/(Minus) Change in Fair Value of Outstanding and Unvested Awards Granted in Prior Fiscal Year	Plus Vesting Date Fair Value of Awards Granted and Vested During Fiscal Year	Plus/(Minus) Change in Fair Value of Awards Granted in Prior Fiscal Years that Vested During Fiscal Year	Equals Compensation Actually Paid
LeRoy T. Carlson, Jr.
2023	$9,677,516	$(7,654,987)	$18,906,361	$3,190,102	—	$310,355	$24,429,347
Other NEO's (Average)
2023	$4,434,350	$(2,860,239)	$6,000,084	$1,105,816	$7,083	$(16,802)	$8,670,292
(a)The assumptions used to calculate compensation actually paid are consistent with the methodology used for financial reporting purposes.
The following graphs illustrate the relationship between pay and performance, as calculated per the SEC disclosure rules.

The following is a list of financial performance measures, which in the Company's assessment represent the most important financial performance measures used by the Company to link compensation actually paid to the NEOs for 2023. Please see the Compensation Discussion & Analysis for further information regarding these measures and how they were used in the 2023 executive compensation program, including the Officer Annual Incentive Plan and the 2023 performance share units.
•Return on Capital
•Total Operating Revenues
•Adjusted EBITDA

2023 Director Compensation

Name (a)	Fees Earned or Paid in Cash (b)	Stock Awards (c)	All Other Compensation (d)	Total
Letitia G. Carlson, M.D.	$125,768	$108,065	$107	$233,940
Prudence E. Carlson	$125,768	$108,065	$107	$233,940
Walter C. D. Carlson	$162,768	$108,065	$107	$270,940
Clarence A. Davis	$172,132	$108,065	$107	$280,304
Kimberly D. Dixon	$172,475	$108,065	$107	$280,647
Christopher D. O'Leary	$185,993	$108,065	$107	$294,165
George W. Off	$180,768	$108,065	$107	$288,940
Wade Oosterman	$166,630	$108,065	$107	$274,802
Dirk S. Woessner	$145,130	$86,425	$107	$231,662

Explanation of Columns:
(a)Includes only directors who are not employees of TDS or its subsidiaries.
(b)Includes the aggregate dollar amount of all fees earned or paid in cash for services as a director during 2023, including annual retainer fees, committee and/or chairperson fees, and meeting or activity fees.
(c)The amounts in this column represent the aggregate grant date fair value of the annual stock awards in 2023. Pursuant to the terms of the director compensation plan in effect at that time, each non-employee director received an annual stock award having a value of $100,000 rounded up to the closest whole share on March 1, 2023. Based on the closing price of $12.11 of a TDS Common Share on March 1, 2023, a total of 8,258 shares were issued to each non-employee director. On May 18, 2023, TDS shareholders approved a new compensation plan for non-employee directors which increased the amount of the annual stock award to $120,000. The total amount to be paid was $21,370 in shares but the company did not have enough shares so $13,309 in cash along with 1,129 TDS Common Shares were issued to each non-employee director based on the closing price of $7.14 on May 17, 2023, the day before the TDS Annual Meeting to compensate the non-employee directors for their service for the period of March 1 through May 17, 2023 under the previous director compensation plan.
(d)Represents the dollar value of insurance premiums paid by TDS during the fiscal year with respect to $100,000 of life insurance.

Narrative Disclosure to Director Compensation Table
Each director who is not an employee of TDS, UScellular, TDS Telecom or any other subsidiary of TDS ("non-employee director") is entitled to receive the following compensation. At the 2023 Annual Meeting, TDS shareholders approved a new compensation plan for non-employee directors that raised the annual cash retainer from $80,000 to $90,000, with the Chair to receive an additional $20,000, and the annual equity award was increased from $100,000 to $120,000. The non-employee compensation plan also increased the retainer and committee chair fees as shown below in the table. All compensation of non-employee directors is approved by the full Board of Directors.

Compensation Element	Compensation
Annual Cash Retainer	$110,000, Chair of the Board $90,000, Other Non-Employee Directors
Annual Equity Retainer	$120,000, paid in the form of TDS Common Shares based on closing stock price of TDS Common Shares on the date of the Annual Meeting
Board and Committee Meeting Fees - Audit, CHRC, CGNC	$1,750 per meeting
Annual Committee Retainer Fees	$22,000, Chair of Audit Committee $11,000, Audit Committee $20,000, Chair of CHRC $10,000, CHRC $10,000, Chair of CGNC $5,000, CGNC
Under the Directors' Plan, annual retainers are paid in cash on a quarterly basis, as of the last day of each quarter. Fees for all Board of Directors and committee meetings or other activities are paid in cash on a quarterly basis, as of the last day of each quarter.
Directors were also reimbursed for reasonable travel and other expenses incurred in attending board and committee meetings, director education and other Board of Directors or company related matters.

The Directors' Plan provides that the Board of Directors has the authority without further shareholder approval to amend the Directors' Plan from time to time, including amendments to increase the amount of the compensation payable in Common Shares from time to time, provided that the total number of Common Shares issued under the Directors' Plan may not exceed the number previously approved by shareholders.
In addition to amounts payable under the Directors' Plan, TDS pays premiums to provide life insurance of $100,000 for each of its directors other than directors who are employees of TDS or any affiliate. Directors who are employees of TDS or any affiliate do not receive fees or compensation for services rendered as directors. The compensation of directors who are named executive officers is disclosed in the tables under Executive and Director Compensation above.
None of the non-employee directors had stock or option awards outstanding at December 31, 2023.

TDS Compensation and Human Resources Committee Interlocks and Insider Participation

The CHRC, comprised of C. O'Leary, K. Dixon, W. Oosterman and D. Woessner has responsibilities relating to the compensation of the executive officers of TDS (other than executive officers employed by UScellular or any of its subsidiaries), including the review of salary, bonus, long-term incentive compensation and all other compensation. Members of the Committee are independent and none of the members was, during 2023 or during any of the preceding three years, an officer or employee of TDS (or its affiliates), or had any relationship requiring disclosure by TDS under any paragraph of Item 404 of SEC Regulation S-K.
Long-term incentive compensation for executive officers who are employees of UScellular is approved by UScellular's Long-Term Incentive Compensation Committee which is composed of directors who are neither officers nor employees of TDS, UScellular or any of their subsidiaries nor directors of TDS or TDS Telecom. The annual cash compensation of UScellular's President and CEO, Laurent C. Therivel, is approved by LeRoy T. Carlson, Jr., the Chair of UScellular. Mr. Carlson is a member of the Board of Directors of TDS, UScellular, and TDS Telecom. He is also the Chair of TDS Telecom and, as such, approves the executive officer annual cash compensation decisions for TDS Telecom other than as they relate to the President and CEO of TDS Telecom, and recommends the annual cash compensation of the President and CEO of TDS Telecom to the CHRC. James W. Butman and Vicki L. Villacrez, both deemed by SEC rules to be executive officers of TDS in 2023, were the President and CEO of TDS Telecom and the Executive Vice President and Chief Financial Officer of TDS, respectively, and both were directors of TDS and UScellular. Mr. Carlson is compensated by TDS for his services to TDS and all of its subsidiaries, including UScellular. However, UScellular effectively reimburses TDS for a portion of such compensation as part of a management fee pursuant to an intercompany agreement between TDS and UScellular.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information regarding TDS Common Shares that could have been issued under equity compensation plans maintained by TDS based on information as of December 31, 2023.

Plan Category	(a) Number of securities to be issued upon the exercise of outstanding options and rights	(b) Weighted-average exercise price of outstanding options and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	8,204,012	$26.72	6,292,773
Equity compensation plans not approved by security holders	—	—	—
TOTAL	8,204,012	$26.72	6,292,773

(a)Represents the number of securities to be issued upon the exercise of outstanding options or pursuant to unvested restricted stock units, unvested performance share awards, and vested and unvested deferred compensation stock units. Performance share awards are included at the final approved performance attainments for those performance metrics whose performance periods concluded on December 31, 2023, and at target for those performance metrics whose performance periods are still in progress.
(b)Only options were used in computing the weighted-average exercise price.
Footnotes:
(1)This includes the following plans that have been approved by TDS shareholders:

Plan - TDS Common Shares	Number of securities to be issued upon the exercise of outstanding options and rights	Number of securities remaining available for future issuance (excluding securities reflected in prior column)	Total
2022 LTIP	4,052,316	947,684	5,000,000
2020 LTIP	2,125,606	1,876,844	4,002,450
2011 LTIP	1,987,476	2,968,245	4,955,721
2004 LTIP	38,614	—	38,614
Non-Employee Director Compensation Plan	—	500,000	500,000
TOTAL	8,204,012	6,292,773	14,496,785
The above is based on information as of December 31, 2023 and does not reflect any changes or additions after that date.
See Note 18—Stock-Based Compensation, in the notes to the consolidated financial statements for the year ended December 31, 2023 for additional information related to equity compensation plans.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
On March 1, 2024, TDS had outstanding and entitled to vote 105,473,733 Common Shares, par value $.01 per share (excluding 20,207,147 Shares held by TDS), and 7,517,578 Series A Common Shares, par value $.01 per share (collectively representing a total of 112,991,311 shares of common stock).
In matters other than the election of directors, each of the Series A Common Shares is entitled to ten votes and each of the Common Shares is entitled to a vote per share that floats. The total voting power of the Series A Common Shares was 75,175,780 votes at March 1, 2024 with respect to matters other than the election of directors. The total voting power of the Common Shares was 57,372,543 votes at March 1, 2024 with respect to matters other than the election of directors. The total voting power of all outstanding shares of all classes of capital stock was 132,548,323 votes at March 1, 2024 with respect to matters other than the election of directors.
The table includes shares underlying options that are currently exercisable or exercisable within 60 days after March 1, 2024, restricted stock units or any performance share awards that become vested within 60 days after March 1, 2024 and vested deferred compensation stock units are deemed to be outstanding for the purpose of calculating the number of shares owned and percentages of shares and voting power with respect to the person holding such options, restricted stock units, performance share awards, or deferred compensation stock units, but are not deemed to be outstanding for the purpose of calculating the percentages of shares or voting power of other persons.
Security Ownership of Management—The following table sets forth as of March 1, 2024, the number of Common Shares and Series A Common Shares beneficially owned, and the percentage of the outstanding shares of each such class so owned, by each director of TDS, by each of the named executive officers and by all directors, and executive officers as a group. If a class of common stock is not indicated for an individual or group, no shares of such class are beneficially owned by such individual or group.

Name of Individual or Number of Persons in Group	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
LeRoy T. Carlson, Jr., Walter C. D. Carlson, Letitia G. Carlson, M.D. and Prudence E. Carlson(3)	Common Shares	6,285,030	6.0%	5.6%	2.6%
	Series A Common Shares	7,191,074	95.7%	6.4%	54.3%
James W. Butman(6)	Common Shares	472,645	*	*	*
LeRoy T. Carlson, Jr.(4)(5)(6)	Common Shares	1,379,629	1.3%	1.2%	*
	Series A Common Shares	24,269	*	*	*
Walter C. D. Carlson(4)(5)	Common Shares	91,703	*	*	*
	Series A Common Shares	1,476	*	*	*
Letitia G. Carlson, M.D.(4)(5)	Common Shares	63,506	*	*	*
	Series A Common Shares	1,166	*	*	*
Prudence E. Carlson(4)(5)	Common Shares	232,740	*	*	*
	Series A Common Shares	199,821	2.7%	*	1.5%
Kimberly D. Dixon	Common Shares	32,930	*	*	*
Joseph R. Hanley (6)	Common Shares	133,405	*	*	*
Christopher D. O'Leary	Common Shares	61,315	*	*	*
George W. Off	Common Shares	66,034	*	*	*
Wade Oosterman	Common Shares	29,450	*	*	*
Laurent C. Therivel	Common Shares	—	—	—	—
Vicki L. Villacrez (6)	Common Shares	89,504	*	*	*
Dirk S. Woessner	Common Shares	5,659	*	*	*
All directors and executive officers as a group (14) persons)(6)	Common Shares	8,943,550	8.4%	7.8%	3.7%
	Series A Common Shares	7,417,806	98.7%	6.6%	56.0%

* Less than 1%
(1)The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes. Except with respect to customary brokerage agreement terms, none of the above shares are pledged as security, unless otherwise specified. Includes shares as to which voting and/or investment power is shared, and/or shares held by spouse and/or children.
(2)Represents the percent of voting power in matters other than the election of directors.
(3)The shares listed are held by the persons named as trustees under the TDS Voting Trust which expires June 30, 2035, created to facilitate long-standing relationships among the trust certificate holders. The trustees share voting and investment power. The address of the trustees of the TDS Voting Trust in their capacities as such is c/o LeRoy T. Carlson, Jr., Telephone and Data Systems, Inc., 30 N. LaSalle St., Suite 4000, Chicago, IL 60602. Under the terms of the TDS Voting Trust, the trustees hold and vote the Common Shares and Series A Common Shares held in the trust. If the TDS Voting Trust were terminated, the following individuals, directly or indirectly with their spouses, would each be deemed to own beneficially more than 5% of the outstanding Series A Common Shares: LeRoy T. Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson and Letitia G. Carlson, M.D. The above numbers of shares and percentages do not assume conversion of the Series A Common Shares because the trustees have advised TDS that the TDS Voting Trust has no current intention of converting its Series A Common Shares.
(4)Does not include Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (1,763,452), Walter C. D. (2,013,205), Letitia G. Carlson, M.D. (1,847,552), Prudence E. Carlson (1,584,888).
Includes Common Shares held outside Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (396,222).
(5)Does not include Series A Common Shares held in the Voting Trust for the benefit of director, his/her family members, family trusts or other accounts: LeRoy T. Carlson, Jr. (1,923,308), Walter C. D. Carlson (2,356,866), Letitia G. Carlson, M.D. (2,018,595), Prudence E. Carlson (1,895,399).
Includes Series A Common Shares held outside Voting Trust by family members or trusts which director disclaims beneficial ownership: LeRoy T. Carlson, Jr. (24,269), Prudence E. Carlson (100,000).
(6)Includes the following number of Common Shares that may be acquired pursuant to stock options, restricted stock units and/or performance share units which are currently vested or will vest within 60 days after March 1, 2024: LeRoy T. Carlson, Jr., 683,644 Common Shares; Vicki L. Villacrez, 66,162 Common Shares; James W. Butman, 246,879 Common Shares; Joseph R. Hanley, 93,901 Common Shares; all other executive officers as a group, and all directors and executive officers as a group, 1,090,586 Common Shares. Includes the following number of Common Shares underlying vested deferred compensation stock units: LeRoy T. Carlson, Jr., 52,191 Common Shares; Vicki L. Villacrez, -0- Common Shares; James W. Butman, -0- Common Shares; Joseph R. Hanley, -0- Common Shares all other executive officers as a group, -0- Common Shares; and all directors and executive officers as a group, 52,191 Common Shares.

Security Ownership by Certain Beneficial Owners
In addition to persons listed in the preceding table, the following table sets forth as of March 1, 2024 or the latest practicable date, information regarding each person who is known to TDS to own beneficially more than 5% of any class of voting securities of TDS, based on publicly available information and TDS' stock records as of such date. Some of the information below is based on reports filed by the below shareholders reporting TDS shares held as of December 31, 2023 and, in the absence of any SEC filings indicating otherwise, it was assumed that there was no change to such information between year-end and March 1, 2024.

Shareholder's Name and Address	Title of Class or Series	Amount and Nature of Beneficial Ownership(1)	Percent of Class or Series	Percent of Shares of Common Stock	Percent of Voting Power(2)
BlackRock, Inc. 55 East 52nd Street New York, NY 10022(3)	Common Shares	17,732,366	16.8%	15.7%	7.3%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355(4)	Common Shares	12,248,615	11.6%	10.8%	5.0%

(1)The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.
(2)Represents the percent of voting power in matters other than the election of directors.
(3)Based on the most recent Schedule 13G (Amendment No. 16) filed with the SEC, BlackRock, Inc. and its affiliates report sole voting authority with respect to an aggregate of 17,306,686 Common Shares, and sole investment authority with respect to an aggregate of 17,732,366 Common Shares.
(4)Based on the most recent Schedule 13G (Amendment No. 11) filed with the SEC, The Vanguard Group reports shared voting power with respect to 93,121 Common Shares, sole investment authority with respect to 12,052,829 Common Shares, and shared investment authority with respect to 195,786 Common Shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
In addition to the above-described insider participation in compensation decisions, TDS and certain related parties are involved in the following relationships and transactions.
Sidley Austin LLP, performs legal services for TDS, UScellular and their subsidiaries. Walter C. D. Carlson, a trustee and beneficiary of the Voting Trust that controls TDS, which controls UScellular, is the non-executive Chair of the Board and member of the Board of Directors of TDS and a director of UScellular and is Senior Counsel at Sidley Austin LLP and John P. Kelsh, the General Counsel and/or an Assistant Secretary of TDS and certain other subsidiaries of TDS is a partner at Sidley Austin LLP. Walter C. D. Carlson does not provide legal services to TDS, UScellular or their subsidiaries. TDS, UScellular and their subsidiaries incurred legal expenses from Sidley Austin LLP of $16 million, $8 million, and $10 million in 2023, 2022, and 2021, respectively.
During 2023, Anthony Carlson, son of LeRoy T. Carlson, Jr., was employed as a Senior Director Growth Marketing Strategy and Execution at UScellular with an annual base salary of $210,550 and customary benefits. On April 3, 2023, Anthony Carlson was awarded a grant of 2,032 Performance Share Units based on achievement of certain company performance measures. The LTICC certified the performance attainment for the 2023 PSU Plan at 119% and Mr. Carlson is now entitled to 119% of his target opportunity or 2,419 Common Shares which are now time-based and will vest on April 3, 2026. In addition, Mr. Carlson was awarded a grant of 3,048 Restricted Stock Units that will vest 1/3 on each of the first, second and third annual anniversaries of the grant date. He also received a 2023 bonus in the amount of $61,375.
The Audit Committee of the Board of Directors is generally responsible for the review and evaluation of all related person transactions, as such term is defined by the rules of the SEC, except to the extent that the Board of Directors authorizes another committee to review specific related person transactions. However, transactions and arrangements as they relate to compensation and benefits to named executive officers or persons related thereto are approved by the CHRC.
Other than as described above, TDS has no policies or procedures relating to approval of transactions required to be reported under Item 404(b) of Regulation S-K and TDS does not maintain any written document evidencing such policies in that regard. Other than as described above, there were no transactions between the Company and any Related Person since January 1, 2023, of the type or amount required to be disclosed under the applicable SEC rules.

PROPOSAL 5
SHAREHOLDER PROPOSAL REGARDING SHAREHOLDER VOTING RIGHTS
A person who purports to be the beneficial holder of at least 500 TDS Common Shares has advised TDS that he intends to have his proxy introduce the proposal set forth below at the TDS 2024 Annual Meeting. The name and address of such shareholder is Kenneth Steiner, 14 Stoner Avenue, Apt 2M, Great Neck, NY 11021. The following proposal will be considered at the 2024 Annual Meeting if it is properly presented at such meeting by either of such persons or an authorized representative thereof in accordance with the TDS Bylaws, Delaware law, SEC rules and other applicable requirements. The below shareholder proposal and supporting statement represent the views of the shareholder who submitted it, and not the views of TDS. TDS is not responsible for the content of the following shareholder proposal or supporting statement. TDS does not endorse the shareholder proposal or supporting statement, which are required to be included in this proxy statement pursuant to rules established by the SEC. The shareholder proposal and supporting statement have been included below verbatim as supplied by the shareholder and TDS declines to comment on any of the statements therein. For the reasons discussed below the shareholder proposal, the TDS Board of Directors unanimously recommends that shareholders vote AGAINST the following proposal:
"Proposal 5 - Equal Voting Rights for Each Shareholder"
RESOLVED: Shareholders request that our Board take steps to ensure that all of our company's outstanding stock has an equal one-vote per share in each voting situation. This would encompass all practicable steps including encouragement and negotiation with current and future shareholders, who have more than one vote per share, to request that they relinquish, for the common good of all shareholders, any preexisting rights, if necessary.
This proposal is not intended to unnecessarily limit our Board' s judgment in crafting the requested change in accordance with applicable laws and existing contracts. This proposal is important because certain shares have super-sized voting power with 10-votes per share compared to the one-vote per share for other shareholders. This proposal would even allow 7-years to transition to equal voting rights for each shareholder.
With certain stock having 10-times more voting power our company takes our shareholder money but does not give us in return an equal voice in our company's management. Without an equal voice, shareholders cannot hold management accountable.
This proposal has received majority shareholder support from the non-Carlson family shares for a total of 10 annual meetings.
Unequal voting rights can result in subpar director performance. Mr. George Off, with excessive tenure of 26-years, was rejected by 48% of shares which is worse than his 44% rejection in 2022. A 5% rejection is the often the norm for well performing directors.
The 48% rejection was all the more distressing given that glossy materials were sent out by the Board of Directors, at shareholder expense, that singled out only one director for praise, Mr. Off.
With the lax TDS corporate governance Mr. Off can be elected with only one vote from himself.
Corporate governance advocates as well as many investors and index managers have pushed back on the TDS-type dual-class structures. Insiders at dual-class companies can have incentives that do not align with maximizing long-term shareholder value.
Super-voting shares can end badly. For instance Ford Motor Company stock was at $32 in 1998 and it now trades at $11. At mature companies, like TDS, investors often apply a discount to companies with unequal class shares.
As an example for TDS, social and mobile-game maker Zynga announced moving to a single-class share structure in 2018. In its 2018 annual report, Zynga said its old multi-class share system could limit the ability of its other stockholders to influence the company and could negatively impact its share price.
There should be urgency in adopting this proposal since TDS stock is down from $35 in 2018.
Please vote yes:
Equal Voting Rights for Each Shareholder - Proposal 5”

TDS BOARD OF DIRECTORS' STATEMENT IN OPPOSITION TO PROPOSAL 5
The TDS Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons:
The implementation of the shareholder proposal would require an amendment of the TDS Restated Certificate of Incorporation. To be approved thereunder and under Delaware law, such an amendment would require, among other things, approval by a majority of the voting power of all shares of capital stock entitled to vote for matters other than the election of directors, voting as a group, as well as by a majority of the outstanding TDS Series A Common Shares voting as a class. As of December 31, 2023, the TDS Voting Trust held 7,191,074 TDS Series A Common Shares, representing 6.4% of all shares of TDS common stock, and 6,285,030 TDS Common Shares, representing 5.6% of all shares of TDS common stock, for a total economic interest of 11.9% in TDS. By reason of such holdings, the TDS Voting Trust owns a majority 95.7% of the outstanding TDS Series A Common Shares and a majority 56.8% of the voting power of all shares of capital stock entitled to vote for matters other than the election of directors.
Dual class capital structures are recognized and valid under applicable federal and corporate law and stock exchange regulations and are not uncommon among public companies. Various companies have had dual class capital structures for many years and companies continue to implement dual class capital structures.
The common equity of TDS has included different classes of high and low vote common stock since TDS became a public company in 1981. TDS has clearly and consistently disclosed in the Risk Factors in its Form 10-K the impact of the differences in voting rights, particularly with regard to any potential takeover attempt. Purchasers of TDS Common Shares, including the proponent of the shareholder proposal, therefore bought shares of TDS with full knowledge of the differences in the voting rights of the shares. Holders of TDS Common Shares also have no basis for anticipating the possibility of any action that would reduce the voting power of the TDS Series A Common Shares. As stated in the Risk Factors set forth in TDS' Form 10-K, the TDS Voting Trust has advised TDS that it intends to maintain the ability to keep or dispose of voting control of TDS.
The TDS Voting Trust also has advised the TDS Board of Directors that it (i) opposes and will vote against the shareholder proposal and (ii) will not vote in favor of or support any action to implement the shareholder proposal or any other action that would dilute its voting control of TDS. Considering all of the foregoing factors, the TDS Board of Directors has determined that action in furtherance of the proposal would serve no useful purpose and accordingly opposes the proposal and recommends that shareholders vote against it.
THE BOARD OF DIRECTORS UNANIMOUSLY OPPOSES THIS SHAREHOLDER PROPOSAL AND RECOMMENDS THAT SHAREHOLDERS VOTE "AGAINST" PROPOSAL 5.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2025 ANNUAL MEETING
We expect to hold the 2025 annual meeting on or around May 22, 2025, at a time and location to be announced later. The Board of Directors may change this date in its discretion.
Pursuant to SEC Rule 14a-8, proposals by shareholders intended to be included in TDS' proxy statement and form of proxy relating to the 2025 Annual Meeting must be received by TDS' Corporate Secretary at TDS' principal executive offices not later than December 20, 2024.
In addition, pursuant to TDS' Bylaws, proposals by shareholders intended to be presented at the 2025 Annual Meeting (other than proposals submitted pursuant to SEC Rule 14a-8), must be received by TDS' Corporate Secretary at TDS' principal executive offices not earlier than December 20, 2024 and not later than the close of business on January 19, 2025 for consideration at the 2025 Annual Meeting and must otherwise comply with the procedures set forth in TDS' Bylaws.
Pursuant to TDS’ Bylaws, nominations by a shareholder for election to the TDS Board of Directors, must be received by TDS’ Corporate Secretary at TDS’ principal executive offices not earlier than December 20, 2024 and not later than the close of business on January 19, 2025 for consideration at the 2025 Annual Meeting and must otherwise comply with the procedures set forth in TDS' Bylaws.

To comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than TDS’ nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 24, 2025.

OTHER MATTERS

The Board of Directors has no knowledge of any other proposals that may be properly presented at the Annual Meeting and no other proposals were received by TDS by the date specified by the advance notice provision in TDS' Bylaws. The proxy solicited by the Board of Directors for the 2024 Annual Meeting confers discretionary authority to the proxies named therein to vote on matters that may properly come before such meeting or any postponement, adjournment or recess thereof, in addition to the foregoing proposals, to the extent permitted by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended. If the meeting is adjourned or postponed, the proxies can vote such shares at the adjournment or postponement.

SOLICITATION OF PROXIES

Proxies are being solicited by your Board of Directors and its agents, and the cost of solicitation will be paid by TDS. Officers, directors and regular employees of TDS, acting on behalf of the TDS Board of Directors, may also solicit proxies by mail, email, advertisement, telephone, telecopy, press release, employee communication, postings on TDS' Internet website and Intranet website or in person. We will not pay such persons additional compensation for their proxy solicitation efforts. TDS will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons. TDS has also retained MacKenzie Partners, Inc. to assist in the solicitation of proxies. The standard fee charged by MacKenzie Partners, Inc. for proxy solicitation in connection with an uncontested annual meeting is $15,000 plus reimbursement of out-of-pocket expenses.

FINANCIAL AND OTHER INFORMATION

We will furnish you or any shareholder as of the record date without charge a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, including the financial statements and the schedules thereto, upon written or oral request, and will provide copies of the exhibits to any such documents upon payment of a reasonable fee which shall not exceed our reasonable expenses incurred to do so. Requests for such materials should be directed to Investor Relations, Telephone and Data Systems, Inc., 30 North LaSalle Street, Suite 4000, Chicago, Illinois 60602, telephone (312) 630-1900.
In addition, to the extent that, as permitted by SEC rules, TDS delivers only one copy of an annual report to shareholders or a proxy statement to an address that is shared by separate persons who are shareholders (addressed to such shareholders as a group), TDS shall deliver promptly additional copies of any of such documents without charge to any shareholder located at such shared address upon written or oral request by such shareholder. Requests should be directed as indicated in the preceding paragraph.

OTHER BUSINESS
It is not anticipated that any action will be asked of the shareholders other than those set forth above, but if other matters are properly brought before the 2024 Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

By order of the Board of Directors

JANE W. MCCAHON Vice President—Corporate Secretary
All shareholders are urged to sign, date and mail their proxy card(s) promptly or vote on the Internet in accordance with the instructions set forth on the proxy cards(s).

Exhibit A
AMENDMENT NUMBER ONE
TO THE
TELEPHONE AND DATA SYSTEMS, INC.
2022 LONG-TERM INCENTIVE PLAN

WHEREAS, Telephone and Data Systems, Inc., a Delaware corporation (the “Company”) has adopted and maintains the Telephone and Data Systems, Inc. 2022 Long-Term Incentive Plan (the “Plan”) for the benefit of certain employees;
WHEREAS, pursuant to Section 7.2 of the Plan, the Board of Directors of the Company (the “Board”) may amend the Plan as it shall deem advisable, subject to any requirement of shareholder approval;
WHEREAS, 5,000,000 Common Shares of the Company (the “Common Shares”) initially were authorized for issuance under the Plan; and
WHEREAS, the Board desires to amend the Plan to authorize 7,000,000 additional Common Shares for issuance under the Plan, subject to approval of such amendment by the shareholders of the Company at the Company’s 2024 annual meeting of shareholders (the “2024 Annual Meeting”).
NOW, THEREFORE, BE IT RESOLVED, that subject to approval by the shareholders of the Company at the 2024 Annual Meeting, Section 3.3(a) of the Plan hereby is amended, effective upon such shareholder approval, to replace the phrase “5,000,000 shares of Common Stock initially shall be available under the Plan” with the phrase “12,000,000 shares of Common Stock shall be available under the Plan.”
IN WITNESS WHEREOF, the undersigned has executed this Amendment Number One as of this ________ day of February, 2024.

TELEPHONE AND DATA SYSTEMS, INC.
By:
Its:	President and Chief Executive Officer

EXHIBIT B
TELEPHONE AND DATA SYSTEMS, INC.
2022 LONG-TERM INCENTIVE PLAN

ARTICLE I
PURPOSE
The purposes of this Telephone and Data Systems, Inc. 2022 Long-Term Incentive Plan (the “Plan”) are (i) to align the interests of the stockholders of the Company and recipients of awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (ii) to advance the interests of the Company by attracting and retaining officers and other employees of the Company and certain of its Affiliates, and (iii) to motivate such persons to act in the long-term best interests of the Company and its stockholders.
ARTICLE II
DEFINITIONS
For purposes of the Plan, the following capitalized terms shall have the meanings set forth in this Article.
2.1    “Affiliate” shall mean (i) a Person owning, directly or indirectly, the combined voting power of all classes of capital stock of the Company that is sufficient to elect at least a majority of the members of the Board, or (ii) a Person of which the Company, directly or indirectly, owns or controls shares or securities or other interests having combined voting power sufficient to permit the Company to elect at least a majority of the members of the board of directors or other governing body of such Person.
2.2    “Agreement” shall mean a written or electronic agreement between the Company and an award recipient evidencing an award granted hereunder.
2.3    “Board” shall mean the board of directors of the Company.
2.4    “Bonus Stock” shall mean shares of Common Stock awarded hereunder that are not subject to a Restriction Period or Performance Measures.
2.5    “Bonus Stock Award” shall mean an award of Bonus Stock.
2.6    “Change in Control” shall have the meaning set forth in Section 7.9(b).
2.7    “Code” shall mean the Internal Revenue Code of 1986, as amended.
2.8    “Committee” shall mean a committee designated by the Board, consisting of two or more members of the Board, each of whom is intended to be a “Non-Employee Director” within the meaning of Rule 16b-3 under the Exchange Act.
2.9    “Common Stock” shall mean the class of shares of the Company designated as “Common Shares” in its Restated Certificate of Incorporation.
2.10    “Company” shall mean Telephone and Data Systems, Inc., a Delaware corporation, or any successor thereto.
2.11    “Employer” shall mean the Company or any Affiliate designated by the Committee and approved by the Board.
2.12    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2.13    “Fair Market Value” of a share of Common Stock shall mean its closing sale price on the principal stock exchange on which the Common Stock is traded on the date as of which such value is being determined, or, if there shall be no reported sale for such date, on the next preceding date for which a sale was reported; provided, however, that if the Common Stock is not listed on a stock exchange or if Fair Market Value for any date cannot be so determined, Fair Market Value shall be determined by the Committee by whatever means or method as the Committee, in the good faith exercise of its discretion, shall at such time deem appropriate and in compliance with section 409A of the Code.
2.14    “Free-Standing SAR” shall mean an SAR which is not granted in tandem with, or by reference to, a Stock Option, which entitles the holder thereof to receive, upon exercise, shares of Common Stock, cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of such SARs which are exercised.

2.15    “Incentive Stock Option” shall mean an option to purchase shares of Common Stock that meets the requirements of section 422 of the Code (or any successor provision) and that is designated as intended to constitute an incentive stock option.
2.16    “Non-Qualified Stock Option” shall mean an option to purchase shares of Common Stock that is not an Incentive Stock Option.
2.17    “Other Stock Award” shall mean an award granted pursuant to Section 5.3 of the Plan.
2.18    “Performance Award” shall mean a right, contingent upon the attainment of specified Performance Measures within a specified Performance Period, to receive payment in cash or in shares of Common Stock of a specified amount.
2.19    “Performance Measures” shall mean criteria and objectives established by the Committee that must be attained (i) as a condition to the grant or exercisability of certain Stock Options or SARs, (ii) as a condition to the grant of certain Stock Awards or (iii) during the applicable Restriction Period or Performance Period as a condition to (A) in the case of certain Restricted Stock Awards, the vesting of the award recipient’s interest in the Common Stock subject to such awards or (B) in the case of certain Restricted Stock Unit Awards, Performance Awards or Other Stock Awards, the award recipient’s receipt of the Common Stock subject to such awards or the cash amount payable with respect to such awards (or a combination thereof). One or more of the following business criteria for the Company, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or operating areas of the Company, or on an individual basis, may be used by the Committee in establishing Performance Measures under this Plan: the attainment by a share of Common Stock of a specified Fair Market Value for a specified period of time; earnings per share; return to stockholders (including dividends); increase in stockholder value; return on or net assets; return on equity; return on capital or invested capital; earnings or income before or after taxes and/or interest; return on investments; interest expense; cash flow, cash flow per share, cash flow margin or free cash flow; revenues; sales; costs; expenses; economic value created; operating profit or margin; gross profit or margin; net income before or after taxes; earnings before interest, depreciation and/or amortization; earnings before interest, taxes, depreciation, amortization and/or accretion; operating earnings either before or after interest expense and either before or after incentives; market share; attainment of cost or expense reduction goals; customer count; cost per gross or net customer addition; revenue per customer; customer turnover rate; return on operating costs; net cash provided by operations; price-to-earnings growth; ratios of employees to volume of business measures and population in licensed or operating markets; financing costs; ratios of capital spending and investment to volume of business measures; and strategic business criteria, consisting of one or more objectives based on meeting specified goals related to market penetration, geographic business expansion, cost targets, customer acquisition, customer satisfaction, reductions in errors and omissions, reductions in lost business, management of employment practices and employee benefits, supervision of litigation and information technology, quality and quality audit scores, efficiency, acquisitions or divestitures; any combination thereof; or such other goals as the Committee may determine, whether or not listed herein. Each such goal may be determined on a pre-tax or post-tax basis or on an absolute or relative basis, and may include comparisons based on current internal targets, the past performance of the Company (including the performance of one or more subsidiaries, divisions, or operating units) or the past or current performance of other companies or market indices (or a combination of such past and current performance). In addition to the ratios specifically enumerated above, performance goals may include comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity, shares outstanding, assets or net assets, sales, or any combination thereof. In establishing a Performance Measure or determining the achievement of a Performance Measure, the Committee may provide that achievement of the applicable Performance Measures may be amended or adjusted to include or exclude components of any Performance Measure, including, without limitation, asset write-downs, acquisitions and divestitures, change in fiscal year, unbudgeted capital expenditures, special charges such as restructuring or impairment charges, debt refinancing costs, extraordinary or noncash items, unusual, infrequently occurring, nonrecurring or one-time events affecting the Company or its financial statements or changes in law or accounting principles. Performance Measures shall be subject to such other rules and conditions as the Committee may establish at any time.
2.20    “Performance Period” shall mean a period designated by the Committee during which (i) Performance Measures applicable to an award shall be measured and (ii) the conditions to vesting applicable to an award shall remain in effect.

2.21    “Permitted Transferee” shall mean (i) the award recipient’s spouse or former spouse, (ii) any of the award recipient’s children, stepchildren, grandchildren, parents, stepparents, grandparents, nieces, nephews or siblings, including adoptive relationships, (iii) any of the award recipient’s mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, (iv) a trust of which the award recipient or one or more of the Persons described in clauses (i), (ii) or (iii) hereof are the only beneficiaries during the term the award is held by a Permitted Transferee, (v) a partnership in which no Person is a partner other than the award recipient or one or more of the Persons described in clauses (i)-(vii) hereof, (vi) a limited liability company in which no Person is a member other than the award recipient or one or more of the Persons described in clauses (i)-(vii) hereof, or (vii) any other Person who would be eligible to exercise Stock Options and SARs under Form S-8, issued under the Securities Act of 1933, as amended, and who is approved in writing by the Committee prior to any transfer of an award, provided that any Person described in clauses (i) - (vii) hereof has entered into a written agreement with the Company to withhold shares of Common Stock or cash which would otherwise be delivered or payable to such Person to satisfy any federal, state, local or other taxes that may be required to be withheld or paid in connection with the award in the event that the award recipient does not provide for an arrangement satisfactory to the Company to assure that such taxes will be paid.
2.22    “Person” shall mean any individual, group, firm, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, association, trust or other entity.
2.23    “Prior Plan” shall mean the Telephone and Data Systems, Inc. 2020 or 2011 Long-Term Incentive Plan, as amended from time to time, and any similar plan maintained by the Company for the benefit of employees or officers of the Employers under which equity compensation awards remain outstanding as of the effective date of the Plan.
2.24    “Restricted Stock” shall mean shares of Common Stock that are subject to a Restriction Period, and which may, in addition, be subject to the attainment of specified Performance Measures within a specified Performance Period.
2.25    “Restricted Stock Award” shall mean an award of Restricted Stock.
2.26    “Restricted Stock Unit” shall mean a right to receive a share of Common Stock or, in lieu thereof and to the extent set forth in the applicable Agreement, cash equal to the Fair Market Value of a share of Common Stock, which shall be contingent upon the expiration of a specified Restriction Period, and which may, in addition, be contingent upon the attainment of specified Performance Measures within a specified Performance Period.
2.27    “Restricted Stock Unit Award” shall mean an award of Restricted Stock Units.
2.28    “Restriction Period” shall mean any period designated by the Committee during which (i) the Common Stock subject to a Restricted Stock Award shall not be sold, transferred, assigned, pledged, hypothecated or otherwise encumbered or disposed of, except as provided in the Plan or the Agreement relating to such award, or (ii) the conditions to vesting applicable to a Restricted Stock Unit Award or Other Stock Award shall remain in effect.
2.29    “SAR” shall mean a stock appreciation right, which may be a Free-Standing SAR or a Tandem SAR.
2.30    “Separation from Service” shall mean a termination of employment with the Employers and their affiliates within the meaning of Treasury Regulation §1.409A-1(h) (without regard to any permissible alternative definition thereunder). “Affiliate” for this purpose shall mean (i) a corporation that is a member of the same controlled group of corporations (within the meaning of section 414(b) of the Code) as an Employer or (ii) a trade or business (whether or not incorporated) under common control (within the meaning of section 414(c) of the Code) with an Employer, but in each case substituting a 50% ownership level for the 80% ownership level specified therein.
2.31    “Specified Employee” shall have the meaning set forth in the “Section 409A Specified Employee Policy of Telephone and Data Systems, Inc. and its Affiliates,” which policy hereby is incorporated herein by reference.
2.32    “Stock Award” shall mean a Bonus Stock Award, a Restricted Stock Award, a Restricted Stock Unit Award or an Other Stock Award.
2.33    “Stock Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.
2.34    “Tandem SAR” shall mean an SAR which is granted in tandem with, or by reference to, a Stock Option, which entitles the holder thereof to receive, upon exercise of such SAR and surrender for cancellation of all or a portion of such Stock Option, shares of Common Stock, cash or a combination thereof with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise over the base price of such SAR, multiplied by the number of shares of Common Stock subject to the Stock Option, or portion thereof, which is surrendered.

ARTICLE III
ELIGIBILITY AND ADMINISTRATION
3.1    Eligibility. Participants in the Plan shall consist of such employees of the Employers as the Committee in its sole discretion may select from time to time. The Committee’s selection of an employee to participate in the Plan at any time shall not require the Committee to select such employee to participate in the Plan at any other time. Except as otherwise provided in an Agreement, for purposes of this Plan, references to employment by an Employer shall also mean employment by an Affiliate.
3.2    Administration. (a) In General. The Plan shall be administered by the Committee in accordance with the terms of the Plan. The Committee, in its discretion, shall select employees for participation in the Plan and shall determine the form, amount and timing of each grant of an award and, as applicable, the number of shares of Common Stock subject to an award, the purchase price or base price associated with the award, the time and conditions of exercise or settlement of the award and all other terms and conditions of the award, including, without limitation, the form and terms of the Agreement evidencing the award. Any one or a combination of the following awards may be made under the Plan to eligible individuals: (i) Stock Options in the form of Incentive Stock Options or Non-Qualified Stock Options, (ii) SARs in the form of Free-Standing SARs or Tandem SARs, (iii) Stock Awards in the form of Bonus Stock, Restricted Stock, Restricted Stock Units or Other Stock Awards, and (iv) Performance Awards.
The Committee may, in its sole discretion and for any reason at any time, take action such that (A) any or all outstanding Stock Options and SARs shall become exercisable in part or in full, (B) all or a portion of the Restriction Period applicable to any outstanding Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award shall terminate or shall be of a shorter duration, (C) all or a portion of the Performance Period applicable to any outstanding Performance Award or any other award shall terminate or shall be of a shorter duration, and (D) the Performance Measures applicable to any outstanding Performance Award or any other award shall be deemed to be satisfied at the target, maximum or any other level.
The Committee shall interpret the Plan and establish any rules and procedures the Committee deems necessary or desirable for the administration of the Plan and may impose, incidental to the grant of an award, conditions with respect to the award, such as restricting or limiting competitive employment or other activities. All such interpretations, rules, procedures and conditions shall be final, conclusive and binding on all parties. A majority of the members of the Committee shall constitute a quorum. The acts of the Committee shall be either (i) acts of a majority of the members of the Committee present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Committee without a meeting.
(b)    Delegation. To the extent legally permissible, the Committee may delegate some or all of its power and authority hereunder to the Board (or any member(s) thereof) or to the President and Chief Executive Officer or other executive officer of the Company as the Committee deems appropriate; provided, however, that the Committee may not delegate its power and authority to a member of the Board, the President and the Chief Executive Officer or other executive officer of the Company with regard to the selection for participation in this Plan of an officer or other individual subject to section 16 of the Exchange Act, or decisions concerning the timing, pricing or number of shares subject to an award granted to such an officer or other individual.
(c)    Indemnification. No member of the Board or Committee, and neither the President and Chief Executive Officer nor any other executive officer to whom the Committee delegates any of its power and authority hereunder, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan and each member of the Board and the Committee and the President and Chief Executive Officer and each other executive officer who is designated by the Committee to exercise any power or authority hereunder shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including attorneys’ fees) arising therefrom to the full extent permitted by law, except as otherwise may be provided in the Company’s certificate of incorporation and/or by-laws, and under any directors’ and officers’ liability insurance which may be in effect from time to time.
3.3    Shares Available.
(a)    In each case subject to adjustment as provided in Section 7.8, 5,000,000 shares of Common Stock initially shall be available under the Plan, of which (i) no more than 5,000,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Incentive Stock Options and (ii) no more than 250,000 shares of Common Stock in the aggregate may be issued under the Plan in connection with Bonus Stock Awards. Such shares shall be reduced by the sum of the aggregate number of shares of Common Stock then subject to outstanding awards under the Plan.

(b)    To the extent that shares of Common Stock subject to an outstanding award under this Plan are not issued or delivered by reason of (i) the expiration, termination, cancellation or forfeiture of such award or (ii) the settlement of such award in cash, then such shares of Common Stock shall again be available under this Plan. Notwithstanding anything in this Section 3.3 to the contrary, shares of Common Stock subject to an award under this Plan may not again be made available for issuance under this Plan if such shares are: (i) shares delivered to or withheld by the Company to pay the exercise price of a Stock Option, (ii) shares delivered to or withheld by the Company to satisfy withholding taxes related to an award or (iii) shares that were subject to a stock-settled SAR and were not issued upon the net settlement of such SAR.
(c)    Shares of Common Stock to be delivered under the Plan shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise or a combination thereof.
(d)    At the time that the Plan becomes effective, none of the shares of Common Stock otherwise available for grant under the Prior Plans shall be available for future grant under such Prior Plans or this Plan, except that future grants may be made under the Prior Plans with respect to annual bonus deferrals and related Employer Match Awards (as defined in the Prior Plans) for calendar years commencing prior to January 1, 2023.
ARTICLE IV
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
4.1    Stock Options. (a) In General. The Committee may, in its discretion, grant Stock Options to such employees as may be selected by the Committee; provided, however, that an employee of an Affiliate may be granted a Stock Option only if the underlying Common Stock qualifies, with respect to the employee, as “service recipient stock” within the meaning set forth in section 409A of the Code. Each Stock Option, or portion thereof, that is not an Incentive Stock Option shall be a Non-Qualified Stock Option. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of shares of Common Stock with respect to which Stock Options designated as Incentive Stock Options are exercisable for the first time by a Stock Option holder during any calendar year (under the Plan or any other plan of the Company or any related corporation (as defined in Treasury Regulation §1.421-1(i)(2)) exceeds the amount (currently $100,000) established by the Code, such Stock Options shall constitute Non-Qualified Stock Options. Stock Options shall be subject to the applicable terms and conditions set forth in this Article IV and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.
(b)    Number of Shares and Purchase Price. The number of shares of Common Stock subject to a Stock Option and the purchase price per share of Common Stock purchasable upon exercise of the Stock Option shall be determined by the Committee; provided, however, that the purchase price per share of Common Stock purchasable upon exercise of a Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date such Stock Option is granted; provided further, that if an Incentive Stock Option shall be granted to an employee who, at the time the option is granted, owns (or is treated as owning) capital stock possessing more than ten percent of the total combined voting power of all classes of capital stock of the Company (or of any related corporation (as defined in Treasury Regulation §1.421-1(i)(2)) (a “Ten Percent Holder”), the purchase price per share of Common Stock shall not be less than the price (currently 110% of its Fair Market Value) required by the Code in order for the Stock Option to constitute an Incentive Stock Option.
(c)    Option Period and Exercisability. The period during which a Stock Option may be exercised shall be determined by the Committee; provided, however, that no Stock Option shall be exercised later than ten years after its date of grant; provided further, that if an Incentive Stock Option shall be granted to a Ten Percent Holder, such Stock Option shall be exercised no later than five years after its date of grant. The Committee may, in its discretion, establish Performance Measures which must be attained as a condition either to a grant of a Stock Option or to the exercisability of all or a portion of a Stock Option. The Committee shall determine whether a Stock Option shall become exercisable in cumulative or non-cumulative installments or in part or in full at any time. A Stock Option may be exercised only with respect to whole shares of Common Stock. Prior to the exercise of a Stock Option, the holder of such Stock Option shall have no rights as a stockholder of the Company with respect to the Common Stock subject to such Stock Option.

(d)    Method of Exercise. A Stock Option may be exercised (i) by giving notice in accordance with procedures established by the Company specifying the number of whole shares of Common Stock to be purchased and by arranging for the payment therefore in accordance with this Section 4.1(d) and (ii) by executing such documents and taking any other actions as the Company may reasonably request. The holder of a Stock Option may pay for the shares of Common Stock to be purchased pursuant to the exercise of such Stock Option (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) by authorizing the Company to withhold whole shares of Common Stock which otherwise would be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (D) in cash by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (E) by a combination of (A), (B) and (C), in each case to the extent set forth in the Agreement. No shares of Common Stock shall be issued or delivered until the full purchase price therefor and the withholding taxes thereon, as described in Section 7.6, have been paid (or arrangement has been made for such payment to the Company’s satisfaction).
4.2    Stock Appreciation Rights. (a) In General. The Committee may, in its discretion, grant SARs to such employees as may be selected by the Committee; provided, however, that an employee of an Affiliate may be granted an SAR only if the underlying Common Stock qualifies, with respect to the employee, as “service recipient stock” within the meaning set forth in section 409A of the Code. The Agreement relating to an SAR shall specify whether the SAR is a Free-Standing SAR or a Tandem SAR. SARs shall be subject to the applicable terms and conditions set forth in this Article IV and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.
(b)    Number and Base Price. The number of SARs subject to an award shall be determined by the Committee. Any Tandem SAR shall be granted on the same date that the related Stock Option is granted. The base price of a Tandem SAR shall be the purchase price per share subject to the related Stock Option. The base price of a Free-Standing SAR shall be determined by the Committee; provided, however, that such base price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant of such SAR.
(c)    Exercise Period and Exercisability. The Agreement relating to an award of SARs shall specify whether such award may be settled in shares of Common Stock or cash or a combination thereof. The period during which an SAR may be exercised shall be determined by the Committee; provided, however, that no SAR shall be exercised later than ten years after its date of grant; provided, further, that no Tandem SAR shall be exercised later than the expiration, cancellation, forfeiture or other termination of the related Stock Option. The Committee may, in its discretion, establish Performance Measures that must be attained as a condition either to the grant of an SAR or to the exercisability of all or a portion of an SAR. The Committee shall determine whether an SAR shall become exercisable in cumulative or non-cumulative installments or in part or in full at any time. An SAR, or portion thereof, may be exercised, in the case of a Tandem SAR, only with respect to whole shares of Common Stock and, in the case of a Free-Standing SAR, only with respect to a whole number of SARs. Prior to the exercise of an SAR for shares of Common Stock, the holder of such SAR shall have no rights as a stockholder of the Company with respect to the shares of Common Stock subject to such SAR.
(d)    Method of Exercise. An SAR may be exercised (i) by giving notice in accordance with procedures established by the Company specifying the number of whole SARs which are being exercised, (ii) in the case of a Tandem SAR, by surrendering to the Company any Stock Options which are cancelled by reason of the exercise of the Tandem SAR and (iii) by executing such documents and taking any other actions as the Company may reasonably request. No shares of Common Stock shall be issued or delivered, and no cash shall be paid, until the withholding taxes thereon, as described in Section 7.6, have been paid (or arrangement has been made for such payment to the Company’s satisfaction).
4.3    Termination of Employment. Subject to the requirements of the Code, all of the terms relating to the exercise, cancellation or other disposition of a Stock Option or SAR upon an employee’s termination of employment with an Employer, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in an Agreement. Notwithstanding the foregoing, if an award recipient ceases to be employed by an Employer or an Affiliate on account of such award recipient’s negligence or willful misconduct, in each case as determined by the Company in its sole discretion, then the Stock Option or SAR shall terminate immediately upon such termination of employment.
4.4    No Repricing. Notwithstanding any provision in the Plan to the contrary, the Committee shall not, without the approval of the stockholders of the Company (i) reduce the purchase price or base price of any previously granted Stock Option or SAR; (ii) cancel any previously granted Stock Option or SAR in exchange for another Stock Option or SAR with a lower purchase price or base price; or (iii) cancel any previously granted Stock Option or SAR in exchange for cash or another award if the purchase price of such Stock Option or the base price of such SAR exceeds the Fair Market Value of a share of Common Stock on the date of such cancellation, in each case, other than in connection with a Change in Control or the adjustment provisions set forth in Section 7.8.

4.5    No Dividend Equivalents. The holder of a Stock Option or SAR shall not be entitled to receive dividend equivalents with respect to the shares of Common Stock subject to such Stock Option or SAR.
ARTICLE V
STOCK AWARDS
5.1    Stock Awards. The Committee may, in its discretion, grant Stock Awards to such employees as may be selected by the Committee. The Agreement relating to a Stock Award shall specify the number of shares of Common Stock or Restricted Stock Units subject to the award, the Restriction Period or Performance Period (if any) applicable to the award, the Performance Measures (if any) applicable to the award and whether the Stock Award is a Bonus Stock Award, Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award. A grant of a Stock Award may be made to an employee upon the attainment of Performance Measures or for any other reason. Stock Awards shall be subject to the applicable terms and conditions set forth in this Article V and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.
5.2    Terms of Stock Awards. (a) Vesting and Forfeiture. The Agreement relating to a Restricted Stock Award or a Restricted Stock Unit Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, (i) for the vesting of the shares of Common Stock subject to such Restricted Stock Award or the vesting of such Restricted Stock Unit Award upon (w) the attainment of specified Performance Measures (if any) during the specified Performance Period and/or (x) the award recipient’s continuous period of employment with an Employer during the specified Restriction Period, and (ii) for the forfeiture of the shares of Common Stock subject to such Restricted Stock Award or the forfeiture of such Restricted Stock Unit Award (y) if specified Performance Measures (if any) are not attained during the specified Performance Period or (z) if the award recipient terminates such employment during the specified Restriction Period.
(b)    Rights with Respect to Restricted Stock Awards. Unless otherwise set forth in the Agreement relating to a Restricted Stock Award, and subject to the terms and conditions of a Restricted Stock Award, the award recipient shall have all rights as a stockholder of the Company, including, but not limited to, voting rights, the right to receive dividends or other distributions and the right to participate in any capital adjustment applicable to all holders of Common Stock; provided, however, that a dividend or distribution with respect to shares of Common Stock subject to a Restricted Stock Award, including a regular cash dividend, shall be deposited with the Company and shall be subject to the same restrictions as the Common Stock with respect to which such dividend or distribution was made.
(c)    Settlement of Vested Restricted Stock Unit Awards. The Agreement relating to a Restricted Stock Unit Award (i) shall specify whether such award may be settled in Common Stock or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the Common Stock subject to such award. Any dividend equivalents with respect to Restricted Stock Units shall be subject to the same vesting conditions as such Restricted Stock Units. Prior to the settlement of a Restricted Stock Unit Award in Common Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the Common Stock subject to such award.
(d)    Custody and Delivery of Common Stock. During the Restriction Period, at the Company’s sole discretion, the shares of Restricted Stock either (i) shall be held by a custodian in book entry form, with the restrictions on the shares duly noted, or (ii) shall be represented by a certificate or certificates registered in the award recipient’s name, which may bear a legend, in addition to any legend which may be required pursuant to Section 7.7, indicating that the ownership of the shares represented by such certificate is subject to the restrictions, terms and conditions of the Plan and the Agreement relating to the Restricted Stock Award. Any such certificates shall be deposited with the Company or its agent, together with stock powers or other instruments of assignment (including a power of attorney), each endorsed in blank with a guarantee of signature if deemed necessary or appropriate by the Company, that would permit transfer to the Company of all or a portion of the shares subject to the Restricted Stock Award in the event such award is forfeited in whole or in part. Upon termination of any Restriction Period and the satisfaction of any Performance Measures applicable to a Restricted Stock Award, subject to the employee’s timely payment of any taxes in accordance with Section 7.6, the restrictions shall be removed from the requisite number of shares of Common Stock that are held in book entry form or, alternatively, certificates evidencing ownership of the requisite number of shares of Common Stock shall be delivered to the holder of such award. Upon settlement of a Restricted Stock Unit Award in Common Stock or upon the grant of a Bonus Stock Award, in each case subject to the employee’s timely payment of any taxes in accordance with Section 7.6, the Common Stock subject to such Restricted Stock Unit Award or Bonus Stock Award shall be issued in book entry form or, alternatively, in a certificate or certificates registered in the award recipient’s name.

5.3    Other Stock Awards. Subject to the limitations set forth in the Plan, the Committee is authorized to grant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock, including without limitation dividend equivalents, deferred stock units, stock purchase rights and shares of Common Stock issued in lieu of obligations of the Company to pay cash under any compensatory plan or arrangement, subject to such terms as shall be determined by the Committee. The Committee shall determine the terms and conditions of such awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Any distribution, dividend or dividend equivalents with respect to Other Stock Awards shall be subject to the same vesting conditions as the underlying awards. Prior to the settlement of an Other Stock Award in Common Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to the Common Stock subject to such award.
5.4    Termination of Employment. All of the terms relating to the satisfaction of Performance Measures and the termination of the Restriction Period or Performance Period relating to a Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award, or any forfeiture and cancellation of such award upon an employee’s termination of employment with an Employer, whether by reason of disability, retirement, death or any other reason, shall be determined by the Committee and set forth in an Agreement. Notwithstanding the foregoing, if an award recipient ceases to be employed by an Employer or an Affiliate on account of such award recipient’s negligence or willful misconduct, in each case as determined by the Company in its sole discretion, then the Restricted Stock Award, Restricted Stock Unit Award or Other Stock Award shall terminate immediately upon such termination of employment.
ARTICLE VI
PERFORMANCE AWARDS
6.1    Performance Awards. The Committee may, in its discretion, grant Performance Awards to such employees as may be selected by the Committee. Performance Awards shall be subject to the terms and conditions set forth in this Article VI and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem advisable.
(a)    Amount of Performance Award, Performance Measures and Performance Period. The amount of a Performance Award and the Performance Measures and Performance Period applicable to such award shall be determined by the Committee.
(b)    Vesting and Forfeiture. The Agreement relating to a Performance Award shall provide, in the manner determined by the Committee, in its discretion, and subject to the provisions of the Plan, for the vesting of such award upon the attainment of specified Performance Measures during the specified Performance Period, and for the forfeiture of such award if specified Performance Measures are not attained during the specified Performance Period.
(c)    Settlement of Vested Performance Awards. The Agreement relating to a Performance Award (i) shall specify whether such award may be settled in Common Stock (including shares of Restricted Stock) or cash or a combination thereof and (ii) may specify whether the holder thereof shall be entitled to receive, on a current or deferred basis, dividend equivalents, and, if determined by the Committee, interest on or the deemed reinvestment of any deferred dividend equivalents, with respect to the Common Stock subject to such award. Any dividend equivalents with respect to Performance Awards shall be subject to the same restrictions as such Performance Awards. If a Performance Award is settled in shares of Restricted Stock, such shares of Restricted Stock shall be held by a custodian in book entry form or a certificate or certificates representing such Restricted Stock shall be issued in accordance with Section 5.2(d), and the holder of such shares of Restricted Stock shall have such rights of a stockholder of the Company as determined pursuant to Section 5.2(b). Prior to the settlement of a Performance Award in Common Stock, including Restricted Stock, the holder of such award shall have no rights as a stockholder of the Company with respect to any Common Stock subject to such award.
6.2    Termination of Employment. All of the terms relating to the satisfaction of Performance Measures and the termination of the Performance Period relating to a Performance Award, or any forfeiture and cancellation of such award, upon an employee’s termination of employment with an Employer, whether by reason of disability, retirement, death, or any other reason, shall be determined by the Committee and set forth in an Agreement. Notwithstanding the foregoing, if an award recipient ceases to be employed by an Employer or Affiliate on account of such award recipient’s negligence or willful misconduct, in each case as determined by the Company in its sole discretion, then the Performance Award shall terminate immediately upon such termination of employment.

ARTICLE VII
GENERAL
7.1    Effective Date and Term of Plan. The Plan shall be submitted to the stockholders of the Company for approval at the Company’s 2022 annual meeting of stockholders. If the Plan is approved, the Plan shall become effective as of the date on which the Plan was approved by stockholders. If the Plan is not approved, then the Plan and any awards hereunder shall be void and of no effect. The Plan shall terminate as of the first annual meeting of the Company’s stockholders to occur on or after the tenth anniversary of its effective date, unless terminated earlier by the Board. Termination of the Plan shall not affect the terms or conditions of any award granted prior to termination.
Awards hereunder may be made at any time prior to the termination of the Plan, provided that no Incentive Stock Option may be granted later than ten years after the date on which the Plan was approved by the Board.
7.2    Amendment. The Board may amend the Plan as it shall deem advisable; provided, however, that no amendment to the Plan shall be effective without the approval of the Company’s stockholders if (i) stockholder approval is required by applicable law, rule or regulation, including any rule of the principal stock exchange on which the Common Stock is then traded, or (ii) such amendment seeks to modify the prohibition on repricing set forth in Section 4.4; provided further, that no amendment may materially impair the rights of a holder of an outstanding award without the consent of such holder.
7.3    Agreement. Each award granted under the Plan shall be evidenced by an Agreement setting forth the terms and conditions applicable to such award. No award shall be valid until an Agreement is executed by the Company and, unless otherwise specified by the Company, accepted by the recipient by electronic or such other means approved by the Company. Upon such execution by the Company and acceptance by the recipient, such award shall be effective as of the effective date set forth in the Agreement.
7.4    Designation of Beneficiaries. Each employee may designate a beneficiary or beneficiaries (both primary and contingent) in the event of the employee’s death with respect to his or her awards by executing and filing with the Company during his or her lifetime a beneficiary designation in such form as prescribed by the Company. The employee may change or revoke any such designation by executing and filing with the Company during his or her lifetime a new beneficiary designation in such form as prescribed by the Company. To the extent that an outstanding Stock Option or SAR is exercisable, upon the employee’s death such beneficiary or beneficiaries shall be entitled to exercise such Stock Option or SAR pursuant to procedures established by the Company. If all designated beneficiaries predecease the employee, and if each corporation, partnership, trust or other entity which is a designated beneficiary is terminated, dissolved, becomes insolvent, or is adjudicated bankrupt prior to the date of the employee’s death, or if the employee fails to designate a beneficiary, then the following Persons in the order set forth below shall be the designated beneficiary or designated beneficiaries of such employee:
i)    the employee’s spouse, if living; or if none,
ii)    the employee’s then living descendants, per stirpes; or if none,
iii)    the employee’s estate.
7.5    Transferability. No Incentive Stock Option shall be transferable other than to a beneficiary determined pursuant to Section 7.4 and effective on the recipient’s death. No Restricted Stock Unit Award, Performance Award, or Other Stock Award shall be transferable other than (a) to a beneficiary determined pursuant to Section 7.4 and effective on the recipient’s death or (b) pursuant to a court order entered in connection with a dissolution of marriage or child support. No other award under the Plan shall be transferable other than (a) to a beneficiary determined pursuant to Section 7.4 and effective on the recipient’s death, (b) pursuant to a court order entered in connection with a dissolution of marriage or child support, or (c) to the extent permitted under (i) securities laws relating to the registration of securities subject to employee benefit plans and (ii) the Agreement evidencing the grant of such award, by gift to a Permitted Transferee. Except as permitted by the preceding provisions of this Section 7.5, no award under the Plan may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any such attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any award, such award and all rights thereunder shall immediately become null and void.

7.6    Tax Withholding. Prior to (i) the issuance or delivery of any shares of Common Stock pursuant to an award made hereunder or (ii) the payment of any cash pursuant to an award made hereunder, the Company shall have the right to require payment by the holder of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such award. An Agreement may provide that (i) the Company shall withhold whole shares of Common Stock which would otherwise be delivered to the holder, having an aggregate Fair Market Value determined as of the date the obligation to withhold or pay taxes arises in connection with an award (the “Tax Date”), or withhold an amount of cash which would otherwise be payable to the holder, in the amount necessary to satisfy any such obligation or (ii) the holder may satisfy any such obligation by any of the following means: (A) a cash payment to the Company, (B) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously-owned whole shares of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (C) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash which would otherwise be payable, in either case equal to the amount necessary to satisfy any such obligation, (D) in the case of the exercise of a Stock Option, a cash payment by a broker-dealer acceptable to the Company to whom the holder has submitted an irrevocable notice of exercise or (E) any combination of (A), (B) and (C), in each case to the extent set forth in the Agreement relating to the award. Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate (or, if permitted by the Company, such other rate as will not cause adverse accounting consequences under the accounting rules then in effect, and is permitted under applicable Internal Revenue Service withholding rules). No share of Common Stock shall be delivered until the withholding taxes thereon have been paid (or arrangement has been made for such payment to the Company’s satisfaction).
7.7    Restrictions on Shares. Each award granted hereunder shall be subject to the requirement that if at any time the Company determines that it is necessary or desirable as a condition of or in connection with the delivery of shares pursuant to such award (i) to list, register or qualify the shares of Common Stock subject to such award upon any securities exchange or under any law, (ii) to obtain the consent or approval of any governmental body, or (iii) to take any other action, such shares shall not be delivered unless the listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any award made hereunder bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.
7.8    Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation or any successor or replacement accounting standard) that causes the per share value of shares of Common Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary cash dividend, the number and class of securities available under the Plan, the maximum aggregate number of securities that may be issued under the Plan in connection with Incentive Stock Options, the maximum aggregate number of securities that may be issued under the Plan in connection with Bonus Stock Awards, the terms of each outstanding Stock Option and SAR (including the number and class of securities subject thereto and the purchase price or base price per share), and the terms of each outstanding Stock Award or Performance Award (including the number and class of securities subject thereto) shall be appropriately adjusted by the Committee, such adjustments to be made in the case of outstanding Stock Options and SARs in accordance with section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of participants. In either case, the decision of the Committee regarding any such adjustment shall be final, binding and conclusive.
7.9    Change in Control. (a) Notwithstanding any other section of the Plan or any provision of any Agreement, in the event of a Change in Control, the Board (as constituted prior to such Change in Control) may in its discretion, but shall not be required to, make such adjustments to outstanding awards hereunder as it deems appropriate, including, without limitation:

(1)    (i) causing some or all outstanding Stock Options and SARs to become exercisable in full, either immediately or upon a subsequent termination of employment; (ii) causing some or all outstanding Restricted Stock Awards to become nonforfeitable and the Restriction Periods applicable to some or all outstanding Restricted Stock Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iii) causing some or all outstanding Restricted Stock Unit Awards to become nonforfeitable, and to the extent permissible under section 409A of the Code, causing the Restriction Periods applicable to some or all outstanding Restricted Stock Unit Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (iv) causing some or all outstanding Other Stock Awards to become nonforfeitable, and to the extent permissible under section 409A of the Code, causing the Restriction Periods applicable to some or all outstanding Other Stock Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; (v) causing some or all outstanding Performance Awards to become nonforfeitable, and to the extent permissible under section 409A of the Code, causing the Performance Periods applicable to some or all outstanding Performance Awards to lapse in full or in part, either immediately or upon a subsequent termination of employment; and (vi) causing the Performance Measures applicable to some or all outstanding Performance Awards, Restricted Stock Awards, Restricted Stock Unit Awards or Other Stock Awards (if any) to be deemed to be satisfied at the target, maximum or any other level, as determined by the Board (as constituted prior to such Change in Control), either immediately or upon a subsequent termination of employment; and/or
(2)    substituting for some or all of the Common Stock available under the Plan, whether or not then subject to an outstanding award, the number and class of shares into which each outstanding share of such Common Stock shall be converted pursuant to such Change in Control, with an appropriate and equitable adjustment to such award as determined by the Board (as constituted prior to such Change in Control) in accordance with the methodology set forth in Section 7.8; and/or
(3)    requiring that outstanding awards, in whole or in part, be surrendered to the Company by the holder, and be immediately cancelled by the Company, and providing for the holder to receive, in accordance with the requirements of section 409A of the Code, to the extent applicable: (i) a cash payment in an amount equal to (A) in the case of a Stock Option or an SAR, the number of shares of Common Stock then subject to the portion of such Stock Option or SAR surrendered, to the extent such Stock Option or SAR is then exercisable or becomes exercisable pursuant to this Section 7.9(a), multiplied by the excess, if any, of the Fair Market Value of a share of Common Stock as of the date of the Change in Control, over the purchase price or base price per share of Common Stock subject to such Stock Option or SAR, (B) in the case of a Stock Award, the number of shares of Common Stock or Restricted Stock Units, as the case may be, then subject to the portion of such award surrendered, to the extent the Restriction Period and Performance Period, if any, applicable to such Stock Award has lapsed or will lapse pursuant to this Section 7.9(a) and to the extent that the Performance Measures, if any, have been satisfied or are deemed satisfied pursuant to this Section 7.9(a), multiplied by the Fair Market Value of a share of Common Stock as of the date of the Change in Control, and (C) in the case of a Performance Award, the amount payable with respect to the portion of such award surrendered, to the extent the Performance Period applicable to such award has lapsed or will lapse pursuant to this Section 7.9(a) and to the extent that the Performance Measures applicable to such award have been satisfied or are deemed satisfied pursuant to this Section 7.9(a); (ii) shares of capital stock of the corporation resulting from or succeeding to the business of the Company pursuant to such Change in Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (i) above; or (iii) a combination of the payment of cash pursuant to clause (i) above and the issuance of shares pursuant to clause (ii) above.

(b)    For purposes of the Plan, “Change in Control” shall mean:
(1)    the acquisition by any Person, including any “person” within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act, of beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, of the then outstanding securities of the Company (the “Outstanding Voting Securities”) (x) having sufficient voting power of all classes of capital stock of the Company to elect at least 50% or more of the members of the Board or (y) having 50% or more of the combined voting power of the Outstanding Voting Securities entitled to vote generally on matters (without regard to the election of directors), excluding, however, the following: (i) any acquisition directly from the Company or an Affiliate (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege, unless the security being so exercised, converted or exchanged was acquired directly from the Company or an Affiliate), (ii) any acquisition by the Company or an Affiliate, (iii) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 7.9(b), or (v) any acquisition by the following Persons: (A) any child of LeRoy T. Carlson or the spouse of any such child, (B) any grandchild of LeRoy T. Carlson, including any child adopted by any child of LeRoy T. Carlson, or the spouse of any such grandchild, (C) the estate of any of the Persons described in clauses (A)-(B), (D) any trust or similar arrangement (including any acquisition on behalf of such trust or similar arrangement by the trustees or similar Persons) provided that all of the current beneficiaries of such trust or similar arrangement are Persons described in clauses (A)-(B) or their lineal descendants, or (E) the voting trust established by the Amended and Restated Voting Trust Agreement dated as of June 30, 1989, which expires on June 30, 2035 (the “Voting Trust”), or any successor to such Voting Trust, including the trustees of such Voting Trust on behalf of such Voting Trust (all such Persons, collectively, the “Exempted Persons”);
(2)    individuals who, as of March 17, 2022, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company after March 17, 2022 whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board;
(3)    consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”), excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the Persons who are the beneficial owners of the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, (x) sufficient voting power to elect at least a majority of the members of the board of directors of the corporation resulting from the Corporate Transaction and (y) more than 50% of the combined voting power of the outstanding securities which are entitled to vote generally on matters (without regard to the election of directors) of the corporation resulting from such Corporate Transaction (including in each of clauses (x) and (y), without limitation, a corporation which as a result of such transaction owns, either directly or indirectly, the Company or all or substantially all of the Company’s assets), in substantially the same proportions relative to each other as the shares of Outstanding Voting Securities are owned immediately prior to such Corporate Transaction, (ii) no Person (other than the following Persons: (v) the Company or an Affiliate, (w) any employee benefit plan (or related trust) sponsored or maintained by the Company or an Affiliate, (x) the corporation resulting from such Corporate Transaction, (y) the Exempted Persons, and (z) any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 50% or more of the Outstanding Voting Securities) will beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding securities of such corporation entitled to vote generally on matters (without regard to the election of directors) and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or
(4)    approval by the stockholders of the Company of a plan of complete liquidation or dissolution of the Company.
7.10    Deferrals. The Committee may determine that the delivery of shares of Common Stock or the payment of cash, or a combination thereof, upon the settlement of all or a portion of any award made hereunder shall be deferred, or the Committee may, in its sole discretion, approve deferral elections made by holders of awards. Deferrals shall be for such periods and upon such terms as the Committee may determine in its sole discretion, subject to the requirements of section 409A of the Code.
7.11    No Right of Participation, Employment or Service. Unless otherwise set forth in an employment agreement, no Person shall have any right to participate in the Plan. Neither the Plan nor any award granted hereunder shall confer upon any individual any right to continued employment by or service with the Company or any of its subsidiaries or affiliates or affect in any manner the right of the Company or any of its subsidiaries or affiliates to terminate the employment or service of any individual at any time without liability hereunder.

7.12    Rights as Stockholder. No Person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity securities of the Company that are subject to an award granted hereunder unless and until such Person becomes a stockholder of record with respect to such shares of Common Stock or equity securities.
7.13    Governing Law. The Plan, each award granted hereunder and the related Agreement, and all determinations made and actions taken pursuant thereto, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.
7.14    Severability. If a provision of the Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included in the Plan.
7.15    Awards Subject to Clawback. The awards granted under the Plan and any cash payment or shares of Common Stock delivered pursuant to such an award are subject to forfeiture, recovery by the Company or other action pursuant to the applicable Agreement or any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
7.16    Compliance with Section 409A of the Code. It is intended that the Plan be exempt from the requirements of section 409A of the Code to the maximum extent possible. To the extent the Plan is subject to the requirements of section 409A of the Code, it is intended that the Plan comply with such requirements to the maximum extent possible. The Plan shall be administered and interpreted in a manner consistent with this intent. Notwithstanding the foregoing, no particular tax result for an employee with respect to any income recognized by the employee in connection with the Plan is guaranteed under the Plan, and the employee solely shall be responsible for any taxes, interest, penalties or other amounts imposed on the employee in connection with the Plan. A termination of employment for purposes of any provision of the Plan or an Agreement providing for the payment of any amounts upon or following termination of employment with respect to any award subject to section 409A of the Code shall be deemed to mean a Separation from Service to the extent required by section 409A.

TDS®

VOTE

Your vote matters – here's how to vote!

You may vote online instead of mailing this card.

Votes submitted electronically must be received by May 21, 2024 at 11:59 p.m. Central Time. Internet voting for shares underlying units held in your 401(k) Plan be received by 1:00 a.m. Central Time on May 20, 2024.

Online
Go to **www.investorvote.com/TDS** or scan the QR code — login details are located in the shaded bar below.

Save paper, time and money!
Sign up for electronic delivery at www.investorvote.com/TDS

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card - Common

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2, 3 and 4:

1. Election of Directors:

	For	Withhold
01 - K. D. Dixon	☐	☐
02 - G. W. Off	☐	☐
03 - W. Oosterman	☐	☐
04 - D. S. Woessner	☐	☐

	For	Against	Abstain
2. Ratify Accountants for 2024	☐	☐	☐
3. Amend 2022 Long-Term Incentive Plan	☐	☐	☐
4. Advisory vote to approve executive compensation	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 5:

	For	Against	Abstain
5. Shareholder proposal to recapitalize TDS' outstanding stock to have an equal vote per share.	☐	☐	☐

6. In accordance with their discretion, to vote upon all other matters that may properly come before the Annual Meeting and any postponement, adjournment or recess thereof, including matters incidental to the Conduct of the meeting, to the extent permitted by Rule 14a-4(c) under the Securities Act of 1934, as amended.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

03YWDD

The 2024 Annual Meeting of Shareholders of Telephone and Data Systems, Inc. will be held on May 22, 2024 at 9:00 a.m. CT, at Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois.

The proxy statement and annual report are available at tdsinc.com/proxy/

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/TDS

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TELEPHONE AND DATA SYSTEMS, INC.

Annual Meeting of Shareholders
May 22, 2024 9:00 a.m.
This proxy for Common Shares is solicited by the Board of Directors

The undersigned hereby appoints Walter C. D. Carlson and LeRoy T. Carlson, Jr., or either of them acting in the absence of the other, with full power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2024 Annual Meeting of the Shareholders of Telephone and Data Systems, Inc., to be held on Wednesday, May 22, 2024, or at any postponement, adjournment or recess thereof, as set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby revokes any and all other proxies heretofore given by the undersigned to vote as such 2024 Annual Meeting of Shareholders and any postponement, adjournment or recess thereof.

The Board of Directors recommends a vote "FOR" all nominees in Proposal 1 and "FOR" Proposals 2, 3 and 4 and "AGAINST" Proposal 5.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposals 2, 3 and 4 and "AGAINST" Proposal 5 (which has been proposed by a shareholder). Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that the shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope.

Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope addressed to Telephone and Data Systems, Inc., c/o Computershare Trust Company, N.A. If "401K" is indicated next to the share amount on the reverse side, this is a ballot for instructing The Northern Trust Company, the trustee of the 401(k) Plan ("Trustee") how to vote the shares of Telephone and Data Systems, Inc. stock underlying units allocated to your Tax-Deferred Savings Plan ("401(k) Plan") account. Indicate your voting instructions for the proposal on the ballot, sign and date it, and return it in the envelope provided. Your ballot must be received on or before May 17, 2024, in order to be counted. Internet voting for shares underlying units held in your 401(k) Plan will be available until 1:00 a.m. Central Time May 20, 2024. Your voting instructions will be kept confidential. If you properly sign and return your ballot, The Northern Trust Company, as Trustee of the 401(k) Plan, will vote your shares according to your instruction, except as otherwise provided in accordance with applicable law or the 401(k) Plan's governing documents. If this voting instruction card is not properly completed and signed, or if it is not timely received by the designated tabulator, shares underlying units allocated to your account for the 401(k) Plan will be voted as directed by the Investment Management Committee for the 401(k) Plan, which shall act in the best interests of the Plan participants.

(Continued and to be signed on Reverse Side)

C Non-Voting Items

Change of Address — Please print new address below.

TDS®

VOTE

Your vote matters – here's how to vote!

You may vote online instead of mailing this card.

Votes submitted electronically must be received by May 21, 2024 and 11:59 p.m. Central Time.

Online
Go to **www.investorvote.com/TDS** or scan the QR code — login details are located in the shaded bar below.

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/TDS

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card - Series A Common

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2, 3 and 4:

1. Election of Directors:

Nominee	For	Withhold	Nominee	For	Withhold	Nominee	For	Withhold
01 - J. W. Butman	☐	☐	02 - L. T. Carlson, Jr.	☐	☐	03 - L. G. Carlson	☐	☐
04 - P. E. Carlson	☐	☐	05 - W. C. D. Carlson	☐	☐	06 - C. D. O'Leary	☐	☐
07 - V. L. Villacrez	☐	☐						

Proposal	For	Against	Abstain
2. Ratify Accountants for 2024	☐	☐	☐
3. Amend 2022 Long-Term Incentive Plan	☐	☐	☐
4. Advisory vote to approve executive compensation	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 5:

Proposal	For	Against	Abstain
5. Shareholder proposal to recapitalize TDS' outstanding stock to have an equal vote per share.	☐	☐	☐

6. In accordance with their discretion, to vote upon all other matters that may properly come before the Annual Meeting and any postponement, adjournment or recess thereof, including matters incidental to the Conduct of the meeting, to the extent permitted by Rule 14a-4(c) under the Securities Act of 1934, as amended.

1 U P X

03YWGD

The 2024 Annual Meeting of Shareholders of Telephone and Data Systems, Inc. will be held on May 22, 2024 at 9:00 a.m. CT, at Sidley Austin LLP, One South Dearborn Street, Chicago, Illinois.

The proxy statement and annual report are available at tdsinc.com/proxy/

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/TDS

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

Proxy — TELEPHONE AND DATA SYSTEMS, INC.

Proxy for Series A Common Shares Solicited on Behalf of the Board of Directors for the Annual Meeting of the Shareholders of TELEPHONE AND DATA SYSTEMS, INC. To Be Held May 22, 2024

The undersigned hereby appoints Walter C. D. Carlson and LeRoy T. Carlson, Jr., or either of them acting in the absence of the other, with full power of substitution, attorneys and proxies for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2024 Annual Meeting of the Shareholders of Telephone and Data Systems, Inc., to be held on Wednesday, May 22, 2024, or at any postponement, adjournment or recess thereof, as set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The undersigned hereby revokes any and all other proxies heretofore given by the undersigned to vote as such 2024 Annual Meeting of Shareholders and any postponement, adjournment or recess thereof.

The Board of Directors recommends a vote "FOR" all nominees in Proposal 1 and "FOR" Proposals 2, 3 and 4 and "AGAINST" Proposal 5.

This proxy, when properly executed, will be voted in the manner directed on the reverse side hereof. If no direction is made, this proxy will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposals 2, 3 and 4 and "AGAINST" Proposal 5. Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card, and mail the card in the enclosed postage paid envelope addressed to Telephone and Data Systems, Inc., c/o Computershare Trust Company, N.A.

(Continued and to be signed on Reverse Side)

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C Non-Voting Items

Change of Address — Please print new address below.